    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 13, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                               AMENDMENT NO. 2 TO
                                    FORM 10

                  GENERAL FORM FOR REGISTRATION OF SECURITIES

    Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

                            ------------------------

                                PRICESMART, INC.

                (name of registrant as specified in its charter)

           DELAWARE                 33-0628530
  (State of incorporation or      (IRS Employer
        organization)             Identification
                                       No.)

                               4649 MORENA BLVD.
                          SAN DIEGO, CALIFORNIA 92117

         (Address, including zip code, of principal executive offices)

                                 (619) 581-4530
              (Registrant's telephone number, including area code)

                            ------------------------

     Securities to be registered pursuant to Section 12(b) of the Act: None

       Securities to be registered pursuant to Section 12(g) of the Act:

                        Common Stock, $0.0001 par value
                                (Title of Class)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT
              CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT
                              AND ITEMS OF FORM 10

           ITEM
ITEM NO.   CAPTION                                                   LOCATION IN INFORMATION STATEMENT
---------  -----------------------------------------  ----------------------------------------------------------------
       1.  Business.................................  "SUMMARY"; "THE DISTRIBUTION--Background and Reasons for the
                                                        Distribution"; "BUSINESS OF PRICESMART" and "MANAGEMENT'S
                                                        DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                                        OPERATIONS."
       2.  Financial Information....................  "SUMMARY"; "RISK FACTORS"; "PRO FORMA COMBINED CAPITALIZATION";
                                                        "UNAUDITED PRO FORMA FINANCIAL INFORMATION"; "SELECTED
                                                        HISTORICAL FINANCIAL DATA"; "SELECTED UNAUDITED PRO FORMA
                                                        FINANCIAL DATA"; "MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                                        FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "FINANCIAL
                                                        STATEMENTS."
       3.  Properties...............................  "RISK FACTORS"; "BUSINESS OF PRICESMART-- Real Estate and
                                                        Related Assets--Properties Held for Sale"; "--Corporate
                                                        Headquarters."
       4.  Security Ownership of Certain Owners and   "MANAGEMENT" and "SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL
           Management...............................    OWNERS AND MANAGEMENT."
       5.  Directors and Executive Officers.........  "SUMMARY"; "THE DISTRIBUTION--Background and Reasons for the
                                                        Distribution"; "RISK FACTORS" and "MANAGEMENT."
       6.  Executive Compensation...................  "MANAGEMENT--Executive Officer Compensation."
       7.  Certain Relationships and Related          None.
           Transactions.............................
       8.  Legal Proceedings........................  "BUSINESS OF PRICESMART--Legal Proceedings."
       9.  Market Price of and Dividends on the       "SUMMARY"; "THE DISTRIBUTION--Quotation and Trading of Company
           Registrant's Common Equity and Related       Common Stock; Dividend Policy" and "RISK FACTORS--Dividend
           Stockholder Matters......................    Policy."
      10.  Recent Sales of Unregistered               None.
           Securities...............................
      11.  Description of Registrant's Securities to  "PRICESMART CERTIFICATE OF INCORPORATION AND BYLAWS" and
           be Registered............................    "DESCRIPTION OF THE COMPANY'S CAPITAL STOCK."
      12.  Indemnification of Directors and           "MANAGEMENT--Indemnification Agreements"; "PRICESMART
           Officers.................................    CERTIFICATE OF INCORPORATION AND BYLAWS--Indemnification and
                                                        Advancement of Expenses" and "LIABILITY AND INDEMNIFICATION OF
                                                        OFFICERS AND DIRECTORS OF THE COMPANY."

           ITEM
ITEM NO.   CAPTION                                                   LOCATION IN INFORMATION STATEMENT
---------  -----------------------------------------  ----------------------------------------------------------------
      13.  Financial Statements and Supplementary     "SUMMARY"; "UNAUDITED PRO FORMA FINANCIAL INFORMATION";
           Data.....................................    "SELECTED HISTORICAL FINANCIAL DATA"; "SELECTED UNAUDITED PRO
                                                        FORMA FINANCIAL DATA"; "MANAGEMENT'S DISCUSSION AND ANALYSIS
                                                        OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS"; and
                                                        "FINANCIAL STATEMENTS."
      14.  Disagreements with Accountants on          None.
           Accounting and Financial
           Disclosure...............................
      15.  Financial Statements and Exhibits........
           (a) Financial Statements and Schedule
           (1) Financial Statements:                  "FINANCIAL STATEMENTS."
           (2) Schedule II                            "VALUATION AND QUALIFYING ACCOUNTS"
           (b) Exhibits:

           EXHIBIT
           NUMBER                                     DESCRIPTION
           -----------------------------------------  ----------------------------------------------------------------
           2.1(1)                                     Form of Distribution Agreement.
           3.1                                        Form of Amended and Restated of Incorporation of PriceSmart,
                                                        Inc. (included as Annex I to Information Sheet).
           3.2                                        Form of Amended and Restated Bylaws of PriceSmart, Inc.
                                                        (included as Annex II to Information Statement).
           10.1                                       Form of PriceSmart, Inc. 1997 Stock Incentive Plan (included as
                                                        Annex III to Information Sheet).
           10.2(1)                                    Agreement Concerning Transfer of Certain Assets dated as of
                                                        November 1996 by and among Price Enterprises, Inc., Costco
                                                        Companies, Inc. and certain of their respective subsidiaries.
           10.3(2)                                    Employment Agreement between Price Enterprises, Inc. and Robert
                                                        M. Gans.
           10.4                                       Form of Employee Benefits and Other Employment Matters
                                                        Allocation Agreement.
           10.5                                       Form of Tax Sharing Agreement.
           10.6                                       Form of Asset Management and Disposition Agreement.
           10.7(3)                                    Amendment to Employment Agreement between Price Enterprises,
                                                        Inc. and Robert M. Gans
           10.8(1)                                    Form of Indemnity Agreement.
           10.9                                       Form of Transitional Services Agreement
           21.1                                       Subsidiaries of PriceSmart, Inc.
           23.1                                       Consent of Ernst & Young LLP.
           23.2                                       Consent of Latham & Watkins.
           27(1)                                      Financial Data Schedule.

(1) Previously filed.

(2) Incorporated by reference to Exhibit 10.14 to Amendment No. 1 to the Registration Statement on Form S-4 of Price Enterprises, Inc. filed with the Commission on November 3, 1994.

(3) Incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q of Price Enterprises, Inc. for the quarter ended June 8, 1997 filed with the Commission on July 17, 1997.

                      [LETTERHEAD]

                                                        August 15, 1997

Dear Stockholder:

    The Board of Directors of Price Enterprises, Inc. ("PEI") has approved the distribution (the "Distribution") to holders of PEI Common Stock, through a special dividend, of the Common Stock of PriceSmart, Inc. ("PriceSmart"). PriceSmart will own PEI's merchandising businesses (the "Merchandising Businesses"), the real properties currently held for sale by PEI, notes receivable from various municipalities and agencies, secured notes receivable from buyers of properties formerly owned by PEI, a portion of the cash held by PEI and its subsidiaries and all other assets and liabilities of PEI not specifically associated with PEI's core real estate business (other than certain tax-related assets). The Merchandising Businesses include PEI's international merchandising businesses, which license and, in some cases, own membership stores in Latin America and Asia, and PEI's domestic merchandising businesses consisting of an auto referral program and a travel program. I am pleased to provide a sample of our PriceSmart trademark (shown below) which is currently being used in our Asia locations. PEI will continue its core real estate business with an initial asset base of 27 retail properties and $40 million of cash following the Distribution. The Board of Directors of PEI believes that the Distribution will permit PEI to elect to be taxed for Federal income tax purposes as a real estate investment trust ("REIT").

    The Board of Directors of PEI believes that the Distribution is in the best interest of PEI stockholders. The completion of the Distribution will permit each of PriceSmart and PEI to concentrate on its core business with separate management teams. The Board of Directors of PEI believes that the Distribution also will allow financial markets to better understand and recognize the merits of the two businesses. Each company will be separately quoted and traded on The Nasdaq Stock Market's National Market System.

    If you are a holder of PEI Common Stock of record at the close of business on August 15, 1997, you will receive as a dividend one share of PriceSmart Common Stock for every four shares of PEI Common Stock you hold. The Distribution will be a taxable transaction to the stockholders of PEI. The Distribution is scheduled to occur on or about August 29, 1997. We expect to mail the PriceSmart Common Stock certificates shortly thereafter. Stockholders of PEI on the record date must retain their PEI share certificates which will continue to represent shares of PEI Common Stock.

    The enclosed Information Statement contains information about the Distribution and about PriceSmart. We urge you to read it carefully. Holders of PEI Common Stock are not required to take any action to participate in the Distribution. A stockholder vote is not required in connection with this matter and, accordingly, your proxy is not being sought.

                                          Sincerely,

                                          Robert E. Price
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                          PRICE ENTERPRISES, INC.

                             INFORMATION STATEMENT
                                PRICESMART, INC.
                                  COMMON STOCK

    This Information Statement (the "Information Statement") is being furnished in connection with the distribution (the "Distribution") to holders of common stock, par value $.0001 per share ("PEI Common Stock"), of Price Enterprises, Inc. ("PEI") of all of the outstanding shares of common stock, par value $.0001 per share (the "Company Common Stock"), of PriceSmart ("PriceSmart" or the "Company") pursuant to the terms of a Distribution Agreement to be entered into by the Company and PEI (the "Distribution Agreement"). PriceSmart will own PEI's merchandising businesses, the real properties currently held for sale by PEI, notes receivable from various municipalities and agencies, secured notes receivable from buyers of properties formerly owned by PEI, a portion of the cash held by PEI and its subsidiaries and all other assets and liabilities of PEI not specifically associated with PEI's core real estate business (other than certain tax-related assets). See "RISK FACTORS" and "BUSINESS OF PRICESMART."

    Shares of Company Common Stock will be distributed to holders of record of PEI Common Stock as of the close of business on August 15, 1997 (the "Record Date"). Each such holder will receive one share of Company Common Stock for every four shares of PEI Common Stock held on the Record Date. The Distribution will be a taxable event to stockholders of PEI. See "THE DISTRIBUTION--Material Federal Income Tax Consequences of the Distribution--Receipt of the Distribution by PEI Stockholders." The Distribution is scheduled to occur on or about August 29, 1997 (the "Distribution Date"). No consideration will be paid by holders of PEI Common Stock for shares of Company Common Stock. See "THE DISTRIBUTION--Manner of Effecting the Distribution."

    There is no current trading market for Company Common Stock, although a "when issued" market may develop prior to the Distribution Date. The Company Common Stock has been approved for quotation and trading on The Nasdaq Stock Market's National Market System (the "Nasdaq NMS"), subject to official notice of issuance, under the symbol "PSMT." See "THE DISTRIBUTION--Quotation and Trading of Company Common Stock; Dividend Policy."

                            ------------------------

         NO STOCKHOLDER APPROVAL OF THE DISTRIBUTION IS REQUIRED OR SOUGHT.
            WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                            NOT TO SEND US A PROXY.

                            ------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
          AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT.
                            ------------------------

       THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE
                SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

                            ------------------------

    Stockholders of PEI with inquiries related to the Distribution should contact Robert M. Gans, Executive Vice President and General Counsel, Price Enterprises, Inc., 4649 Morena Blvd., San Diego, CA 92117, telephone: (619) 581-4530; or PEI's stock transfer agent, ChaseMellon Shareholder Services, Stock Transfer Department, 400 South Hope Street, Fourth Floor, Los Angeles, California 90071, telephone (800) 522-6645. ChaseMellon Shareholder Services is also acting as Distribution Agent for the Distribution.

           THE DATE OF THIS INFORMATION STATEMENT IS AUGUST 15, 1997.

                             INFORMATION STATEMENT
                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                            ---------
AVAILABLE INFORMATION.....................................................................................          2
SUMMARY OF CERTAIN INFORMATION............................................................................          3
SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION...................................................          8
THE DISTRIBUTION..........................................................................................         10
  Background and Reasons for the Distribution.............................................................         10
  Distribution Agent......................................................................................         11
  Manner of Effecting the Distribution....................................................................         11
  Results of the Distribution.............................................................................         12
  Material Federal Income Tax Consequences of the Distribution............................................         12
  Quotation and Trading of Company Common Stock; Dividend Policy..........................................         15
  Conditions; Termination.................................................................................         15
  Reasons for Furnishing the Information Statement........................................................         16
RISK FACTORS..............................................................................................         17
RELATIONSHIP BETWEEN PRICESMART AND PEI AFTER THE DISTRIBUTION............................................         23
PRELIMINARY TRANSACTIONS..................................................................................         25
REGULATORY APPROVALS......................................................................................         26
PRO FORMA COMBINED CAPITALIZATION.........................................................................         26
UNAUDITED PRO FORMA FINANCIAL INFORMATION.................................................................         27
SELECTED HISTORICAL FINANCIAL DATA........................................................................         31
SELECTED UNAUDITED PRO FORMA FINANCIAL DATA...............................................................         33
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS...............................................................................         35
BUSINESS OF PRICESMART....................................................................................         39
MANAGEMENT................................................................................................         50
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..........................................         60
PRICESMART CERTIFICATE OF INCORPORATION AND BYLAWS........................................................         60
DESCRIPTION OF THE COMPANY'S CAPITAL STOCK................................................................         63
LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS OF THE COMPANY....................................         64
INDEX TO FINANCIAL STATEMENTS.............................................................................        F-1
ANNEX I--AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF PRICESMART..................................        I-1
ANNEX II--AMENDED AND RESTATED BYLAWS OF PRICESMART.......................................................       II-1
ANNEX III--1997 STOCK OPTION PLAN OF PRICESMART...........................................................      III-1

                             AVAILABLE INFORMATION

    PriceSmart has filed a Registration Statement on Form 10 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the Company Common Stock. This Information Statement does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information, reference is made hereby to the Registration Statement and such exhibits and schedules. Statements contained herein concerning any documents are not necessarily complete and, in each instance, reference is made to the copies of such documents filed as exhibits to the Registration Statement. Each such statement is qualified in its entirety by such reference. Copies of these documents may be inspected without charge at the principal office of the Commission at 450 5th Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at Seven World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and copies of all or any part thereof may be obtained from the Commission upon payment of the charges prescribed by the Commission. Copies of this material should also be available through the Internet by using "Quick Forms Lookup" at the SEC EDGAR Archive, the address of which is http:// www.sec.gov.

    Following the Distribution, the Company will be required to comply with the reporting requirements of the Exchange Act and will file annual, quarterly and other reports with the Commission. The Company will also be subject to the proxy solicitation requirements of the Exchange Act and, accordingly, will furnish audited financial statements to its stockholders in connection with its annual meetings of stockholders.

    NO PERSON IS AUTHORIZED BY PEI OR THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS INFORMATION STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                         SUMMARY OF CERTAIN INFORMATION

    THIS SUMMARY IS QUALIFIED BY THE MORE DETAILED INFORMATION AND COMBINED FINANCIAL STATEMENTS SET FORTH ELSEWHERE IN THIS INFORMATION STATEMENT. CAPITALIZED TERMS USED BUT NOT DEFINED IN THIS SUMMARY ARE DEFINED ELSEWHERE IN THIS INFORMATION STATEMENT. UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES IN THIS INFORMATION STATEMENT TO THE COMPANY OR PRICESMART PRIOR TO THE CONSUMMATION OF THE DISTRIBUTION INCLUDE PEI'S MERCHANDISING BUSINESSES (AS DEFINED BELOW) AND THE OTHER ASSETS TO BE TRANSFERRED TO PRICESMART PURSUANT TO THE DISTRIBUTION AGREEMENT, AND REFERENCES TO THE COMPANY OR PRICESMART AFTER CONSUMMATION OF THE DISTRIBUTION INCLUDE PRICESMART AND ITS SUBSIDIARIES.

                                THE DISTRIBUTION

Distributing Company..............  Price Enterprises, Inc., a Delaware corporation ("PEI").
                                    References herein to PEI include its consolidated
                                    subsidiaries except where the context otherwise
                                    requires. Following the Distribution, PEI will continue
                                    to conduct its core real estate business which will
                                    consist of an initial asset base of 27 properties and
                                    $40 million of cash upon consummation of the
                                    Distribution (the "Real Estate Business").
Distributed Company...............  PriceSmart, Inc., a Delaware corporation ("PriceSmart"
                                    or the "Company"), which currently is a wholly-owned
                                    subsidiary of PEI, and which, as of the Distribution
                                    Date, will own PEI's merchandising businesses (the
                                    "Merchandising Businesses"), the real properties
                                    currently held for sale by PEI (the "Unsold
                                    Properties"), notes receivable from various
                                    municipalities and agencies, secured notes receivable
                                    from buyers of properties formerly owned by PEI, a
                                    portion of the cash currently owned by PEI and its
                                    subsidiaries and all other assets and liabilities of PEI
                                    not specifically associated with the Real Estate
                                    Business (other than certain tax-related assets). The
                                    Merchandising Businesses include PEI's international
                                    merchandising businesses which license and, in some
                                    cases, own membership stores in Latin America and Asia
                                    and PEI's domestic merchandising businesses consisting
                                    of an auto referral program and a travel program. The
                                    Company intends to develop the Merchandising Businesses
                                    and to invest in, acquire or create new merchandising
                                    businesses consistent with the experience and talents of
                                    its management. The Company expects to sell the Unsold
                                    Properties within the next twelve months and to hold the
                                    notes receivable for investment purposes. See "BUSINESS
                                    OF PRICESMART."
Distribution Ratio................  One share of Company Common Stock for every four shares of PEI Common Stock held on the Record Date.
Shares to be Outstanding Following
  the Distribution................  Based on 23,536,678 shares of PEI Common Stock outstanding as of August 12, 1997, approximately
                                    5,884,169 shares of Company Common Stock. The Company
                                    Common Stock to be distributed will constitute all of
                                    the outstanding Common Stock of the Company immediately
                                    after the Distribution.
Fractional Share Interests........  Fractional shares of Company Common Stock will not be distributed. Fractional shares of Company Common Stock
                                    will be aggregated and sold in the public market by the
                                    Distribution

                                    Agent and the aggregate net cash proceeds will be
                                    distributed ratably to those stockholders entitled to
                                    fractional interests. See "THE DISTRIBUTION--Manner of
                                    Effecting the Distribution."
Record Date.......................  August 15, 1997 (5:00 p.m. Eastern Standard Time).
Distribution Date.................  August 29, 1997.
Mailing Date......................  Certificates representing the shares of Company Common
                                    Stock to be distributed pursuant to the Distribution
                                    will be delivered to the Distribution Agent on the
                                    Distribution Date. The Distribution Agent will mail
                                    certificates representing the shares of Company Common
                                    Stock to holders of PEI Common Stock as soon as
                                    practicable thereafter. Holders of PEI Common Stock
                                    should not send stock certificates to PEI, the Company
                                    or the Distribution Agent (as defined below). See "THE
                                    DISTRIBUTION--Manner of Effecting the Distribution."
Conditions to the Distribution....  The Distribution is conditioned upon, among other things, declaration of the special dividend by the Board
                                    of Directors of PEI (the "PEI Board"). The PEI Board has
                                    reserved the right to waive any conditions to the
                                    Distribution or, even if the conditions to the
                                    Distribution are satisfied, to abandon, defer or modify
                                    the Distribution at any time prior to the Distribution
                                    Date. See "THE DISTRIBUTION--Conditions; Termination."
Reasons for the Distribution......  The PEI Board has structured the Distribution to permit
                                    PEI (which will consist of PEI's Real Estate Business,
                                    $40 million of cash and certain tax-related assets
                                    following the Distribution) to elect to be taxed as a
                                    real estate investment trust ("REIT") under the Internal
                                    Revenue Code of 1986, as amended (the "Code"). In order
                                    to qualify as a REIT, PEI must divest certain assets
                                    unrelated to its real estate business and distribute an
                                    amount of taxable dividends at least equal to its
                                    current and accumulated earnings and profits ("E&P").
                                    The PEI Board expects the Distribution to satisfy these
                                    two requirements. PEI currently intends to make an
                                    election to be taxed as a REIT beginning September 1,
                                    1997. By qualifying as a REIT, PEI would substantially
                                    eliminate taxation on corporate income from the Real
                                    Estate Business. In addition, the Distribution is
                                    designed to separate two types of businesses with
                                    distinct financial, investment and operating
                                    characteristics so that each can adopt strategies and
                                    pursue objectives appropriate to its specific needs. The
                                    Distribution will (i) permit investors to make more
                                    focused investment decisions based on the specific
                                    attributes of each of the two businesses; (ii) enable
                                    the management of each of PEI and PriceSmart to
                                    concentrate its attention and financial resources on the
                                    core businesses of each company; and (iii) enable each
                                    business to develop employee compensation programs that
                                    better fit its operations, including stock-based and
                                    other incentive programs, which will more directly
                                    reward employees of each business based on the success
                                    of that business. See "THE DISTRIBUTION--Background and
                                    Reasons for the Distribution."

Federal Income Tax Consequences to
  PEI Stockholders................  The Distribution will be a taxable event to PEI's stockholders for Federal income tax purposes. The amount
                                    of the Distribution received by each PEI stockholder
                                    will be treated as a dividend (i.e., as ordinary income)
                                    to such stockholder to the extent of such stockholder's
                                    pro rata share of PEI's current and accumulated earnings
                                    and profits. The amount of the Distribution received by
                                    each PEI stockholder that is not treated as a dividend
                                    will first be treated as a nontaxable return of capital
                                    to the extent of such stockholder's basis in his or her
                                    PEI Common Stock, and then generally as capital gain.
                                    The amount of the Distribution received by each PEI
                                    stockholder for Federal income tax purposes will be the
                                    fair market value of the Company Common Stock received
                                    by such stockholder as of the Distribution Date. PEI
                                    will make a determination of the fair market value of
                                    the Company Common Stock as of the Distribution Date
                                    after such date based on a number of factors that will
                                    include, without limitation, the trading price of
                                    Company Common Stock at or near the Distribution Date.
                                    PEI will report the amount of the Distribution received
                                    by each stockholder to such stockholder and to the
                                    Internal Revenue Service ("IRS") on IRS Form 1099-DIV.
                                    There is no assurance that the IRS or the courts will
                                    agree with the amount determined by PEI. PEI
                                    stockholders are urged to consult their own tax advisors
                                    as to the specific tax consequences to them of the
                                    Distribution. See "THE DISTRIBUTION--Material Federal
                                    Income Tax Consequences of the Distribution."
Federal Income Tax Consequences to
  PEI.............................  Depending on the fair market value of Company Common
                                    Stock on the Distribution Date, the Distribution may be
                                    a taxable event to PEI for Federal income tax purposes.
                                    PEI will recognize gain upon the Distribution equal to
                                    the excess, if any, of the fair market value of the
                                    Company Common Stock on the Distribution Date over PEI's
                                    tax basis in such stock. PEI will not recognize any loss
                                    upon the Distribution, even if its tax basis in the
                                    Company Common Stock that is distributed to its
                                    stockholders exceeds the fair market value of such stock
                                    on the Distribution Date. See "THE
                                    DISTRIBUTION--Material Federal Income Tax Consequences
                                    of the Distribution."
Trading Market....................  There is currently no public market for the Company's
                                    Common Stock. The Company Common Stock has been approved
                                    for quotation and trading on the Nasdaq NMS, subject to
                                    official notice of issuance, under the symbol "PSMT."
                                    See "THE DISTRIBUTION--Quotation and Trading of the
                                    Company Common Stock; Dividend Policy" and "RISK
                                    FACTORS-- Absence of Prior Trading Market for Company
                                    Common Stock; Potential Volatility."
Distribution Agent and Transfer
  Agent for the Company Common
  Stock...........................  ChaseMellon Shareholder Services, L.L.C.

Dividends.........................  The Company's dividend policy will be established by the
                                    Board of Directors of the Company (the "Company Board")
                                    from time to time based on the results of operations and
                                    financial condition of the Company and such other
                                    business considerations as the Company Board considers
                                    relevant. The Company presently intends to retain future
                                    earnings to finance the growth and development of all of
                                    its business segments; and, therefore, the Company does
                                    not currently anticipate paying any cash dividends. Any
                                    future determination relating to dividend policy will be
                                    made at the discretion of the Company Board. See "THE
                                    DISTRIBUTION--Quotation and Trading of Company Common
                                    Stock; Dividend Policy"; "RISK FACTORS-- Dividend
                                    Policy."
Anti-Takeover Provisions..........  The Certificate of Incorporation and Bylaws of the
                                    Company, as well as Delaware statutory law, contain
                                    provisions that may have the effect of discouraging an
                                    acquisition of control of the Company not approved by
                                    the Company Board. These provisions have been designed
                                    to enable the Company to develop its business and foster
                                    its long-term growth without disruptions caused by the
                                    threat of a takeover not deemed by the Company Board to
                                    be in the best interests of the Company and its
                                    stockholders. Such provisions may also have the effect
                                    of discouraging third parties from making proposals
                                    involving an acquisition or change of control of the
                                    Company, although such proposals, if made, might be
                                    considered desirable by a majority of the Company's
                                    stockholders. Such provisions could further have the
                                    effect of making it more difficult for third parties to
                                    cause the replacement of the current management of the
                                    Company without the concurrence of the Company Board.
                                    See "RISK FACTORS--Certain Anti-Takeover Features";
                                    "DESCRIPTION OF THE COMPANY'S CAPITAL STOCK" and
                                    "PRICESMART CERTIFICATE OF INCORPORATION AND BYLAWS."
Risk Factors......................  See "RISK FACTORS" for a discussion of factors that should be considered in connection with the Company
                                    Common Stock received in the Distribution.
Preliminary Transactions..........  Prior to the Distribution, PEI intends to transfer to the Company all of the capital stock of PGT, Inc. and
                                    Price Ventures, Inc., as well as the Unsold Properties,
                                    PEI's notes receivable from various municipalities and
                                    agencies, PEI's secured notes receivable from buyers of
                                    properties formerly owned by PEI, a portion of the cash
                                    held by PEI and its subsidiaries and all other assets
                                    and liabilities of PEI not specifically associated with
                                    PEI's core real estate business (other than certain
                                    deferred tax assets). See "PRELIMINARY TRANSACTIONS."
Relationship with PEI after the
  Distribution....................  PEI will have no stock ownership in the Company upon consummation of the Distribution. For purposes of
                                    governing certain ongoing relationships between the
                                    Company and PEI

                                    after the Distribution and to provide for an orderly
                                    transition, the Company and PEI have entered into or
                                    will enter into certain agreements. Such agreements
                                    include: (i) the Distribution Agreement providing for,
                                    among other things, the Distribution and the division
                                    between the Company and PEI of certain assets and
                                    liabilities; (ii) the Employee Benefits Allocation
                                    Agreement, providing for certain allocations of
                                    responsibilities with respect to employee compensation,
                                    benefits and labor matters; (iii) the Tax Sharing
                                    Agreement pursuant to which the Company and PEI will
                                    agree to allocate tax liabilities that relate to periods
                                    prior to the Distribution Date; (iv) a Transitional
                                    Services Agreement pursuant to which PEI and the Company
                                    will provide certain administrative services to one
                                    another during a transition period; (v) an Asset
                                    Management and Disposition Agreement pursuant to which
                                    PEI will manage and sell the Unsold Properties for fees
                                    to be paid by the Company; and (vi) a lease pursuant to
                                    which the Company will lease space for its corporate
                                    headquarters from PEI. PEI, as sole stockholder of the
                                    Company, has approved the adoption by the Company of the
                                    1997 Stock Option Plan of PriceSmart, Inc. (the
                                    "PriceSmart Stock Option Plan") and the reservation of
                                    700,000 shares of Company Common Stock for issuance
                                    thereunder for purposes of granting awards of Company
                                    Common Stock to employees, officers and directors of the
                                    Company and its subsidiaries in connection with and
                                    subsequent to the Distribution. Vested and unvested
                                    options held by employees, officers and directors of PEI
                                    who will remain with PEI will be equitably adjusted for
                                    the effects of the Distribution on the aggregate spread
                                    between the market price and exercise price of such
                                    options. See "RELATIONSHIP BETWEEN PRICESMART AND PEI
                                    AFTER THE DISTRIBUTION."
Management........................  The Company Board consists of Robert E. Price, who is currently Chairman, President and Chief Executive
                                    Officer of PEI and who will serve in the same positions
                                    with the Company, Katherine L. Hensley, Leon C. Janks,
                                    Lawrence B. Krause and Gilbert A. Partida. Effective as
                                    of the Distribution, the executive officers of the
                                    Company will be Mr. Price, Robert M. Gans who is
                                    presently Executive Vice President and General Counsel
                                    of PEI and who will serve as Executive Vice President,
                                    Secretary and General Counsel of the Company, Theodore
                                    Wallace, who is presently Chief Executive Officer of
                                    Price Ventures, Inc. and who will serve as Executive
                                    Vice President and Chief Operating Officer of the
                                    Company, and Daniel L. Brockman, who is presently Vice
                                    President of PEI and Chief Financial Officer of certain
                                    of its subsidiaries and who will serve as Senior Vice
                                    President--Finance and Chief Accounting Officer of the
                                    Company. Other than Mr. Price who will continue to serve
                                    as chairman of PEI, none of the Company's executive
                                    officers will retain positions with PEI following the
                                    Distribution. See "MANAGEMENT."

                                PRICESMART, INC.
            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following selected historical and pro forma financial information of PriceSmart should be read in conjunction with PriceSmart's historical and pro forma combined financial statements and notes thereto included elsewhere in the Information Statement. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." The pro forma financial information may not necessarily reflect the results of operations or the financial position of PriceSmart which would have actually resulted had the Distribution occurred as of the date and for the periods indicated, nor should it be taken as indicative of the future results of operations or the future financial position of PriceSmart.

HISTORICAL

                                                                                               FORTY WEEKS ENDED
                                                                 FISCAL YEARS                 --------------------
                                                  ------------------------------------------   JUNE 9,    JUNE 8,
                                                    1993       1994       1995       1996       1996       1997
                                                  ---------  ---------  ---------  ---------  ---------  ---------
Income Statement Data
  Merchandise sales.............................  $  28,671  $  53,015  $  66,573  $  36,211  $  29,578  $  46,239
  International royalties and fees..............     --         --            553      2,164        816      2,222
  Auto and travel program revenues..............      3,713      5,846      8,769      9,875      7,549      9,198
  Cost of goods sold............................     27,233     49,449     62,756     34,644     28,302     44,110
  Selling, general and administrative...........      7,745     15,095     33,337     31,069     24,406     21,057
  Operating loss................................     (2,594)    (5,683)   (20,198)   (17,463)   (14,765)    (7,508)
  Real estate operations,
    net income (loss)...........................        684    (16,354)    (2,238)    (8,359)      (498)       293
  Interest and other income.....................      4,649      6,636      6,031      7,663      6,870      2,029
  Income (loss) before provision/benefit for
    income taxes................................      2,739    (15,401)   (16,405)   (18,159)    (8,393)    (5,186)
  Net income (loss).............................      1,616     (9,087)   (12,517)   (11,423)    (5,922)   (23,189)

Balance Sheet Data (at period end)
  Cash and cash equivalents.....................     --         --         --         --                    --
  Total assets..................................    135,698    188,431    107,085     97,981                80,063
  Long-term debt................................     --         --         --         --                    --
  Investment by Price Enterprises...............    106,781    129,389     92,556     86,990                63,081

                                PRICESMART, INC.
      SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

PRO FORMA (a)

                                                                                        YEAR ENDED    FORTY WEEKS
                                                                                        AUGUST 31,   ENDED JUNE 8,
                                                                                           1996          1997
                                                                                        -----------  -------------
Income Statement Data
  Merchandise sales...................................................................   $  36,211     $  46,239
  International royalties and fees....................................................       2,164         2,222
  Auto and travel program revenues....................................................       9,875         9,198
  Cost of goods sold..................................................................      34,644        44,110
  Selling, general and administrative.................................................      31,169        21,132
  Operating loss......................................................................     (17,563)       (7,583)
  Real estate operations, net.........................................................      (8,359)          293
  Interest and other income...........................................................       7,663         2,029
  Loss before benefit for income taxes................................................     (18,259)       (5,261)
  Net loss............................................................................     (18,259)       (5,261)
  Net loss per common share(b)........................................................       (3.07)        (0.89)

Balance Sheet Data (at period end)
  Cash and cash equivalents...........................................................                    50,000
  Total assets........................................................................                   130,563
  Long-term debt......................................................................                    --
  Stockholders' equity................................................................                   113,081

------------------------

(a) The pro forma financial information reflects the pro forma adjustments described in "PriceSmart, Inc. Unaudited Pro Forma Financial Information."

(b) Assumes approximately 5,940,000 shares outstanding, the estimated number of shares expected to be outstanding after the Distribution.

                                THE DISTRIBUTION

BACKGROUND AND REASONS FOR THE DISTRIBUTION

    PEI's principal business is its real estate business, which historically has involved acquiring, developing, owning and selling certain real estate assets including shopping centers and power centers leased to major retail tenants. PEI also operates certain merchandising businesses through a number of subsidiaries (the "Merchandising Businesses") and owns certain real estate properties held for sale by PEI (the "Unsold Properties"), certain notes receivable from various municipalities and agencies (the "City Notes") and certain secured notes receivable from buyers of properties formerly owned by PEI (the "Other Notes," and together with the City Notes, the "Notes"). The Merchandising Businesses include PEI's international merchandising businesses, which license and, in some cases, own membership stores in Latin America and Asia, and PEI's domestic merchandising businesses consisting of an auto referral program (the "Auto Referral Program") and a travel program (the "Travel Program").

    The PEI Board has determined that it is in the best interests of PEI and its stockholders, for the reasons set forth below, to separate PEI's core real estate business and its merchandising businesses. PEI will continue to conduct its real estate business which will consist of an initial asset base of 27 retail properties and approximately $40 million of cash (the "Retained Cash Amount") following the Distribution (the "Real Estate Business"). The PEI Board expects the Real Estate Business to engage in a combination of acquiring, developing, owning, managing and/or selling real estate assets following the Distribution. The Company will conduct the Merchandising Businesses and own the Notes, all cash balances of PEI as of the Distribution Date other than the Retained Cash Amount, and all other assets and liabilities of PEI (other than certain tax-related assets) not specifically associated with the Real Estate Business (the "Other Assets"). The Merchandising Businesses, the Notes and the Other Assets are sometimes referred to below as the "PriceSmart Business."

    The PEI Board has concluded that it would be in the best interests of PEI's stockholders if PEI's Real Estate Business were to qualify for Federal tax treatment as a real estate investment trust ("REIT"). In order to qualify as a REIT, PEI must (i) divest certain assets not related to its real estate business, such as the Merchandising Businesses, and (ii) distribute an amount of taxable dividends at least equal to its current and accumulated earnings and profits, much of which represents an allocation from Costco Companies, Inc. ("Costco"), formerly Price/Costco, Inc., as a result of the spin-off by Costco of PEI in December 1994. The PEI Board expects the Distribution to satisfy these two requirements. By qualifying as a REIT, PEI would substantially eliminate the taxation on corporate income from the Real Estate Business. In addition, the PEI Board also has considered strategic alternatives for its Real Estate Business, including the possibility of a merger or the sale of the post-Distribution PEI as a whole. Although no such transactions have been agreed upon, the PEI Board believes that PEI will be best positioned for such a transaction if PEI were to operate as a REIT. Accordingly, PEI, which will consist solely of the Real Estate Business following the Distribution, intends to elect to be taxed as a REIT under Section 856 through 860 of the Code following the Distribution. The Board of Directors of PEI believes, based on the advice of PEI's counsel and accountants, that commencing with PEI's taxable year beginning September 1, 1997, PEI will be organized and operating in such a manner as to qualify for taxation as a REIT. To maintain REIT status, an entity must meet a number of organizational and operational requirements, including a requirement that it currently distribute at least 95% of its REIT taxable income (determined without regard to the so-called "dividends paid deduction" and by excluding net capital gains) to its stockholders. PEI intends to make regular quarterly dividends to holders of PEI Common Stock following its REIT election. The PEI Board's selection of assets to be transferred to the Company has been determined in part by the PEI Board's desire to exclude assets that would prevent PEI from qualifying as a REIT.

    Moreover, the Real Estate Business and Merchandising Businesses have markedly different profiles, in terms of operating objectives, profit margins and number and type of employees. The two businesses are operated by separate management teams, and separation of the businesses should result in greater focus of the management teams on the core strengths of the respective companies. Separation of the two businesses will (i) permit investors to make more focused investment decisions based on the specific attributes of each of the two businesses; (ii) enable the management of each of PEI and the Company to concentrate its attention and financial resources on the core businesses of each company; and (iii) enable each business to develop employee compensation programs that better fit its operations, including stock-based and other incentive programs, which will more directly reward employees of each business based on the success of that business.

    The PEI Board recognized in its planning that the Distribution would result in a transaction taxable to PEI stockholders and possibly to PEI depending on the fair market value of Company Common Stock on the Distribution Date. Due to the nature of the Merchandising Businesses and the other assets to be transferred to the Company and the amount and duration of PEI's holdings thereof, PEI and the Company are not positioned to effect the Distribution on a tax-free basis. The Board has considered that PEI's substantial tax basis in Company Common Stock (and prior to their transfer to the Company, in the assets to be transferred) would minimize taxable gains, if any, to PEI that would otherwise be recognized. Upon review of this and other relevant factors, the PEI Board concluded that the benefits of the Distribution would more than offset any negative tax consequences of the Distribution. See "--Material Federal Income Tax Consequences of the Distribution."

DISTRIBUTION AGENT

    The distribution agent ("Distribution Agent") is ChaseMellon Shareholder Services, L.L.C., Stock Transfer Department, 400 South Hope Street, Fourth Floor, Los Angeles, California 90071, telephone (800) 522-6645.

MANNER OF EFFECTING THE DISTRIBUTION

    The general terms and conditions relating to the Distribution are set forth in the Distribution Agreement (the "Distribution Agreement") that will be executed on or prior to the Distribution Date between PEI and the Company.

    PEI will effect the Distribution on the Distribution Date by delivering all outstanding shares of the Company Common Stock to the Distribution Agent for distribution to the holders of record of PEI Common Stock as of the close of business on the Record Date. The Distribution will be made on the basis of one share of the Company Common Stock for every four shares of PEI Common Stock held as of the close of business on the Record Date. Based on 23,536,678 shares of PEI Common Stock on August 12, 1997 approximately 5,884,169 shares of Company Common Stock will be distributed to PEI stockholders. The shares of the Company Common Stock will be fully paid and nonassessable, and the holders thereof will not be entitled to preemptive rights. See "DESCRIPTION OF THE COMPANY'S CAPITAL STOCK." It is expected that certificates representing shares of the Company Common Stock will be mailed to holders of PEI Common Stock as soon as practicable after the Distribution Date.

    HOLDERS OF PEI COMMON STOCK SHOULD NOT SEND CERTIFICATES TO THE COMPANY, PEI OR THE DISTRIBUTION AGENT. THE DISTRIBUTION AGENT WILL MAIL THE STOCK CERTIFICATES REPRESENTING SHARES OF COMPANY COMMON STOCK AS SOON AS PRACTICABLE AFTER THE DISTRIBUTION DATE. PEI STOCK CERTIFICATES WILL CONTINUE TO REPRESENT SHARES OF PEI COMMON STOCK AFTER THE DISTRIBUTION IN THE SAME AMOUNT SHOWN ON THE CERTIFICATES.

    No certificates or scrip representing fractional interests in shares of the Company Common Stock ("Fractional Shares") will be issued to holders of PEI Common Stock as part of the Distribution. The Distribution Agent, acting as agent for holders of PEI Common Stock otherwise entitled to receive certificates representing Fractional Shares, will aggregate and sell in the open market all Fractional Shares at then prevailing prices and distribute the net proceeds to the stockholders entitled thereto. PEI will pay the fees and expenses of the Distribution Agent in connection with such sales.

    No holder of PEI Common Stock will be required to pay any cash or other consideration for the shares of the Company Common Stock to be received in the Distribution or to surrender or exchange shares of PEI Common Stock or to take any other action in order to receive the Company Common Stock pursuant to the Distribution.

RESULTS OF THE DISTRIBUTION

    After the Distribution, the Company will be a separate public company which will own and operate the Merchandising Businesses and certain other assets formerly owned by PEI. See "BUSINESS OF PRICESMART." The number and identity of the holders of Company Common Stock immediately after the Distribution will be substantially the same as the number and identity of the holders of PEI Common Stock on the Record Date. Immediately after the Distribution, the Company expects to have approximately 706 holders of record of the Company Common Stock and approximately 5,884,169 shares of the Company Common Stock outstanding based on the number of PEI stockholders of record, the outstanding shares of PEI Common Stock as of the close of business on August 12, 1997 and the distribution ratio of one share of Company Common Stock for every four shares of PEI Common Stock.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

    The discussion set forth below is a summary of the material Federal income tax consequences of the Distribution. This summary does not, however, purport to be a complete analysis of all of the potential tax effects of the Distribution or of ownership of Company Common Stock following the Distribution. The summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), currently applicable Treasury regulations, and judicial and administrative decisions and rulings. This summary is based on discussions with and advice from the Company's counsel, Latham & Watkins. There can be no assurance that the Internal Revenue Service ("IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements or conclusions set forth herein. Any such changes or interpretations could be retroactive and could affect the tax consequences to the stockholders.

    The summary does not purport to deal with all aspects of United States Federal income taxation that may affect particular stockholders in light of their individual circumstances, and is not intended for stockholders subject to special treatment under the United States Federal income tax law, such as life insurance companies, tax-exempt organizations, regulated investment companies, S corporations, financial institutions, broker-dealers in securities, stockholders who hold their stock as part of a hedge, straddle or conversion transaction, stockholders who do not hold their stock as capital assets, stockholders who have acquired their stock upon the exercise of options or otherwise as compensation, foreign entities, and nonresident alien individuals.

    THE TAX CONSEQUENCES TO PEI STOCKHOLDERS OF RECEIVING THE DISTRIBUTION AND OWNING COMPANY COMMON STOCK MAY VARY DEPENDING ON A STOCKHOLDER'S PARTICULAR SITUATION. STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF RECEIPT OF THE DISTRIBUTION AND OWNERSHIP OF COMPANY COMMON STOCK, INCLUDING BUT NOT LIMITED TO THE APPLICATION TO THEM OF FEDERAL ESTATE AND GIFT, STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS.

    RECEIPT OF THE DISTRIBUTION BY PEI STOCKHOLDERS. The Distribution will be a taxable event to PEI's stockholders for Federal income tax purposes. The amount of the Distribution received by each PEI stockholder for Federal income tax purposes will be the fair market value of the Company Common Stock

(including Fractional Shares) received by such stockholder as of the Distribution Date. With respect to each PEI stockholder, such amount will be treated as a dividend (i.e., as ordinary income) to the extent of such stockholder's pro rata share, based on such stockholder's percentage ownership of PEI Common Stock, of PEI's current and accumulated earnings and profits as computed for Federal income tax purposes ("E&P"). The portion of the Distribution received by each PEI stockholder that is not treated as a dividend will first be treated as a nontaxable return of capital to the extent of such stockholder's basis in its PEI Common Stock, and then as an amount received by such stockholder from the sale or exchange of property. The amount that is treated as received by a PEI stockholder from the sale or exchange of property will generally be capital gain or loss, which will be long-term capital gain or loss if the stockholder has held its PEI stock for more than one year.

    Based on PEI's current level of E&P, it is believed that all or a substantial amount of the Distribution will result in the recognition by PEI's stockholders of ordinary income. Each PEI stockholder will acquire an initial tax basis in such stockholder's Company Common Stock equal to the fair market value thereof, i.e., the value of the Company Common Stock received by such stockholder as of the Distribution Date. Each such stockholder's holding period for Company Common Stock received in the Distribution will begin on the Distribution Date. Following the Distribution, PEI will make a determination of the fair market value of the Company Common Stock as of the Distribution Date based on a number of factors that will include, without limitation, the trading price of Company Common Stock at or near the Distribution Date. PEI will report the amount of the Distribution received by each stockholder to such stockholder and to the IRS on IRS Form 1099-DIV.

    There is no assurance that the IRS or the courts will agree that the amount of the Distribution received by a PEI stockholder is equal to the amount determined by PEI, or that the amounts received by PEI stockholders are not greater than the amounts reported to them by PEI. If the IRS were to challenge the amount of the Distribution reportable by any PEI stockholder on such stockholder's Federal income tax return, such stockholder would have to bear the expense and effort of defending against or otherwise resolving such challenge.

    SPECIAL RULES APPLICABLE TO CORPORATE STOCKHOLDERS--DEDUCTION FOR DIVIDENDS RECEIVED. In computing its taxable income for the tax year in which the Distribution occurs, a corporate holder of PEI Common Stock generally will be entitled to a deduction in an amount equal to 70 percent of the amount of the Distribution received by such holder that constitutes a dividend. The dividends received deduction will be available only for dividends received on shares of PEI Common Stock that the corporate holder has held for at least 46 days. A corporate holder's holding period for these purposes generally will be reduced by periods during which (i) such holder has an option to sell, is under a contractual obligation to sell, or has made (but not closed) a short sale of substantially identical stock or securities, (ii) such holder is the grantor of an option to purchase substantially identical stock or securities, or (iii) such holder's risk of loss with respect to the shares is considered diminished by reason of the holding of one or more positions in substantially similar or related property. In addition to the foregoing, no dividends received deduction will be allowed to a corporate holder of PEI Common Stock for a dividend received by such holder with respect to such stock to the extent that such holder is obligated (whether pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. Further, the dividends received deduction allowed to a corporate holder of PEI Common Stock with respect to all dividends received by such holder during the tax year in which the Distribution occurs (not only dividends received with respect to such holder's PEI Common Stock) will be limited to a specified percentage of the holder's taxable income (subject to certain adjustments) for such year. Finally, the dividends received deduction allowed to a holder in whose hands the PEI Common Stock is "portfolio stock" may be reduced or eliminated in accordance with the rules set forth in Section 246A of the Code if such holder has indebtedness that is directly attributable to its investment in such stock.

    Special rules may apply to a corporate holder of PEI Common Stock if the amount of the Distribution received by such holder is considered to be an "extraordinary dividend" within the meaning of Section

1059 of the Code. If the amount of the Distribution received by a corporate holder constitutes an extraordinary dividend with respect to such holder's PEI Common Stock, and if the holder has not held such stock for more than two years before PEI declared, announced, or agreed to the amount or payment of such dividend, whichever is earliest, then the holder's basis in such stock will be reduced (but not below zero) by any non-taxed portion of the dividend (which generally is the amount of the dividends received deduction attributable to such stock). Under the Taxpayer Relief Act of 1997, enacted August 5, 1997, if the non-taxed portion of such dividend exceeds such basis, such excess will be treated as gain from the sale or exchange of such stock for the taxable year in which the extraordinary dividend is received. For purposes of determining if PEI Common Stock has been held for more than two years, rules similar to those used to calculate the holding period of stock for purposes of the dividends received deduction will apply. The amount of the Distribution received by a corporate holder of PEI Common Stock generally will constitute an "extraordinary dividend" with respect to its stock if the amount received by such holder (i) equals or exceeds 10 percent of the holder's adjusted basis in such stock, treating all dividends received with respect to such stock having ex-dividend dates within an 85-day period as one dividend, or (ii) exceeds 20 percent of the holder's adjusted basis in such stock (determined without regard to any reduction for the non-taxed portion of other extraordinary dividends), treating all dividends received with respect to such stock having ex-dividend dates within a 365-day period as one dividend. A holder may elect to use the fair market value of the stock, rather than its adjusted basis, for purposes of applying the 10 percent and 20 percent limitations, if the holder is able to establish such fair market value to the satisfaction of the IRS.

    In addition to the foregoing rules, a corporate holder of PEI Common Stock in general may be required, for purposes of computing its alternative minimum tax liability, to include in its alternative minimum taxable income the amount of any dividends received deduction allowed in computing regular taxable income.

    PAYMENT OF THE DISTRIBUTION BY PEI. PEI may recognize a gain, but will not recognize any loss, as a result of the Distribution. PEI's taxable gain, if any, should be measured by the extent to which, at the time of the Distribution, the fair market value of the Company Common Stock exceeds PEI's basis in such stock. If, however, PEI's tax basis in such stock equals or exceeds the fair market value thereof on the Distribution Date, no gain or loss will be recognized by PEI on the Distribution.

    TAX CONSEQUENCES OF THE DISTRIBUTION TO THE COMPANY. Immediately preceding the Distribution, PEI will transfer the Merchandising Businesses not already owned by the Company and the other designated assets to the Company in exchange for Company Common Stock which the Company will issue to PEI. In that transaction the Company will acquire a tax basis in the transferred assets that, in general, is equal to PEI's tax basis in such assets increased by any gain recognized by PEI on the transfer. It is anticipated that PEI will not recognize any gain on the transfer of the transferred assets and transferred liabilities to the Company, in which case the Company's tax basis in the transferred assets will be the same as PEI's tax basis in such assets. The Distribution by PEI to its stockholders of Company Common Stock will have no tax consequences to the Company.

    TAX REPORTING. As indicated above, PEI will report the amount of the dividend received by each stockholder to such stockholder and to the IRS on IRS Form 1099-DIV.

    BACKUP WITHHOLDING. Pursuant to Section 3406 of the Code and applicable regulations thereunder, PEI generally will be required to withhold an amount equal to 31 percent of the dividend portion of the amount of the Distribution paid to a holder of PEI Common Stock ("payee") with respect to such stock if (i) such payee fails to furnish or certify a taxpayer identification number to the payor, (ii) the IRS notifies the payor that the taxpayer identification number furnished by the payee is incorrect, (iii) there has been a "notified payee underreporting" described in Section 3406(c) of the Code, or (iv) there has been a "payee certification failure" described in Section 3406(d) of the Code. Any amounts withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against the stockholder's Federal income tax liability or as a refund.

QUOTATION AND TRADING OF COMPANY COMMON STOCK; DIVIDEND POLICY

    There is not currently a public market for the Company Common Stock. Prices at which the Company Common Stock may trade prior to the Distribution on a "when-issued" basis or after the Distribution cannot be predicted. Until the Company Common Stock is fully distributed and an orderly market develops, the prices at which trading in such stock occurs may fluctuate significantly. The prices at which the Company Common Stock trades will be determined by the marketplace and may be influenced by many factors, including, among others, the success of the PriceSmart Business, the depth and liquidity of the market for the Company Common Stock, investor perception of the Company and the industries in which the Company participates, the Company's dividend policy and general economic and market conditions. Such prices may also be affected by certain provisions of the Company's Certificate of Incorporation and Bylaws, as each will be in effect following the Distribution, which may have an anti-takeover effect. See "RISK FACTORS--Absence of Prior Trading Market for Company Common Stock; Potential Volatility"; "--Dividend Policy" and "PRICESMART CERTIFICATE OF INCORPORATION AND BYLAWS."

    The Company Common Stock has been approved for quotation and trading on the Nasdaq NMS, subject to official notice of issuance. The Company initially will have approximately 706 stockholders of record based upon the number of stockholders of record of PEI as of August 12, 1997. For certain information regarding options to purchase the Company Common Stock that will be outstanding after the Distribution, see "RELATIONSHIP BETWEEN THE COMPANY AND PEI AFTER THE DISTRIBUTION--Employee Benefits Allocation Agreement."

    The Company presently intends to retain future earnings to finance the growth and development of all of its business segments; and, therefore, the Company does not currently anticipate paying any cash dividends. Any future determination relating to dividend policy will be made at the discretion of the Company Board. Such determinations will depend on a number of factors, including the future earnings, capital requirements, financial condition and prospects of the Company, possible loan or financing covenant restrictions, and such other factors as the Board of Directors of the Company may deem relevant.

    The Company consists of certain assets transferred from PEI as described in "THE DISTRIBUTION--Background and Reasons for the Distribution." Nothing herein should be construed to suggest that the trading price of PEI Common Stock at any point in time may be used as a substitute for the trading price of Company Common Stock. No assurance can be given that Company Common Stock will trade at a price per share reflecting the earnings per share or other multiple, or other attributes, of PEI. See "RISK FACTORS--Absence of Prior Trading Market for Company Common Stock; Potential Volatility."

    PEI filed a request for a no-action letter with the staff of the Securities and Exchange Commission on July 3, 1997, setting forth, among other things, PEI's view that the Distribution of the Company Common Stock does not require registration under the Securities Act of 1933, as amended (the "Securities Act"). It is the Company's belief that the Company Common Stock distributed to PEI's stockholders in the Distribution will be freely transferable, except for securities received by persons who may be deemed to be "affiliates" of PEI within the meaning of Rule 144 in which case such persons may not publicly offer or sell the Company Common Stock received in connection with the Distribution except pursuant to a registration statement under the Securities Act or pursuant to Rule 144.

CONDITIONS; TERMINATION

    The PEI Board has conditioned the Distribution upon, among other things, (i) the transfers of assets and liabilities contemplated by the Distribution Agreement to occur prior to the Distribution having been consummated in all material respects; (ii) the Company Board having been elected, and the Certificate of Incorporation and the Bylaws of the Company, as each will be in effect after the Distribution, having been adopted and being in effect; (iii) the Registration Statement on Form 10 with respect to the Company

Common Stock (the "Form 10 Registration Statement") having become effective under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and
(iv) receipt of any necessary consents to the Distribution from third-parties, except for those the failure of which to obtain would not have a material adverse effect on the Company or PEI. The Company believes that there are no third-party consents which if not obtained would have a material adverse effect on the Company, PEI or the Distribution. Any of the conditions to the Distribution may be waived in the discretion of the PEI Board. Even if all of the above conditions are satisfied, the PEI Board has reserved the right to abandon, defer or modify the Distribution or the other elements of the Distribution at any time prior to the Distribution Date; however, the PEI Board will not waive any of the conditions to the Distribution or make any changes in the terms of the Distribution unless the PEI Board determines that such changes would not be materially adverse to the PEI stockholders. See "RELATIONSHIP BETWEEN PRICESMART AND PEI AFTER THE DISTRIBUTION--Distribution Agreement."

REASONS FOR FURNISHING THE INFORMATION STATEMENT

    This Information Statement is being furnished by PEI solely to provide information to PEI stockholders who will receive the Company Common Stock in the Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of PEI or the Company. The information contained in this Information Statement is believed by PEI and the Company to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither the Company nor PEI will update the information except in the normal course of their respective public disclosure practices.

                                  RISK FACTORS

    Stockholders should note the following risk factors, as well as the other information contained in this Information Statement.

LIMITED OPERATING HISTORY AND RECENT LOSSES

    The Company has only a limited operating history upon which an evaluation of the Company and its prospects can be based, and this limited operating history makes the prediction of future operating results difficult or impossible. The Company has operated its international merchandising businesses through its Price Global and Price Ventures subsidiaries since August 1994. The Company's international merchandising businesses have entered into license agreements with five entities in Latin America and Asia, and six membership stores have been opened pursuant to such agreements. One of these membership stores has been opened by a Panama joint venture of which the Company owns a 51% interest. Four of such stores have been open for less than one year. Consequently, operating results achieved to date may not be indicative of the results that may be achieved in the future. The Company's international merchandising businesses have incurred significant operating losses to date and there can be no assurance that the Company's international operations will be profitable in the future, or that if profitability is achieved, it will be sustained. The Company's Auto Referral Program and Travel Program also have limited operating histories, and although they have achieved limited profitability, there can be no assurance that such profitability can be sustained. The Company's prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in the early stages of development, particularly companies in new and evolving markets. To continue to address these risks, the Company must, among other things, continue to locate and enter into agreements with experienced, reliable licensees or business partners in developing international markets, establish and maintain relationships with automobile dealers and travel service providers, respond to competitive developments, and continue to attract, retain and motivate qualified personnel. There can be no assurance that the Company will be successful in addressing such risks. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "BUSINESS OF PRICESMART."

LACK OF INDEPENDENT OPERATING HISTORY

    Although the Company's Merchandising Businesses have been historically operated through separate subsidiaries of PEI, the Merchandising Businesses and other operations transferred to the Company have neither been operated as a stand-alone business nor conducted without the benefit of the financial and other resources of PEI. There can be no assurance that the Company will not encounter financial, managerial or other difficulties as a result of its lack of independent operating history or inability to continue to rely on the financial and other resources of PEI.

HISTORICAL MERCHANDISING RESULTS

    Historical and pro forma financial results for the Merchandising Businesses include operating losses from the Company's electronic shopping program, a merchandising effort that was discontinued in January 1997. As a result, although the historical results of the Merchandising Businesses illustrate the developmental nature of the Company's Merchandising Businesses, such historical results may not be indicative of future operating results. See "BUSINESS OF PRICESMART."

RISKS INHERENT IN INTERNATIONAL OPERATIONS

    The Company increasingly will be subject to risks inherent in conducting international business as the Company expands its international merchandising businesses, in particular its PriceSmart membership store concept. Such risks include the imposition of governmental controls, the need to comply with a wide variety of foreign and U.S. export laws, political and economic instability, trade restrictions, changes in tariffs and taxes, longer payment cycles typically associated with international sales, and greater difficulty of administering business overseas.

    Success of the international business is subject to additional factors, including the availability of suitable sites, the negotiation of acceptable lease or purchase terms for such sites, permitting and regulatory compliance, the ability to meet construction schedules, the ability to hire and train qualified management and store personnel, the financial and other capabilities of the Company's licensees and business partners, and general economic and business conditions. The Company's management has had limited experience owning or licensing membership stores outside of the United States. There can be no assurance that any of these factors will not have a material adverse effect on the Company's business, financial condition or results of operations. See "BUSINESS OF PRICESMART--International Merchandising Businesses."

INTERNATIONAL OPERATIONS; DEPENDENCY ON FOREIGN LICENSEES AND BUSINESS PARTNERS
  AND ASSOCIATED RISKS

    Several of the risks associated with the international merchandising business will be within the control (in whole or in part) of the Company's licensees and business partners or may be affected by the acts or omissions of such licensees and business partners. The Company's licensees have had little or no experience operating membership stores that sell consumer goods. There can be no assurance that such licensees will successfully implement the Company's PriceSmart membership store concept or that they will be successful in their respective markets. In the event one or more licensees are unsuccessful or otherwise displeased with their relationship with the Company, such licensees could seek to terminate their relationships with the Company or make claims against the Company alleging that the Company acted, or failed to act, in a manner that damaged such licensees. In addition, the Company has experienced contractual problems with its licensee in China, which, if not resolved to the Company's satisfaction, could result in termination of the Company's relationship with such licensee. The termination of the Company's relationship with any of its licensees may have a material adverse effect on the Company's business, financial condition and results of operation. Moreover, while the Company has never been involved in litigation with any of its licensees, there can be no assurance that a dissatisfied licensee would not file litigation, that the Company would prevail if any such litigation were filed or that such litigation would not have a material adverse effect on the Company's business, financial condition and results of operation. See "BUSINESS OF PRICESMART--International Merchandising Businesses."

AUTO REFERRAL PROGRAM DEPENDENT ON DEALERSHIP NETWORK

    To date, substantially all of the Company's revenues from its Auto Referral Program have been derived from fees paid by subscribing dealerships. Subscribing dealers generally may terminate their affiliation with the Company for any reason without notice, including any such dealer's unwillingness to accept the Company's subscription terms or to join other marketing programs. A material decrease in the number of participating dealerships, or slower than expected growth in the number of subscribing dealerships, would have a material adverse effect on the results of operations of the Company's Auto Referral Program. See "BUSINESS OF PRICESMART--Auto Referral Program."

    In addition, the success of the Company's Auto Referral Program depends on its participating dealerships' adherence to the Company's consumer oriented sales practices. The Company devotes significant efforts to train participating dealerships in such practices which are intended to increase consumer satisfaction. If the Company were unable to train dealerships effectively, or if participating dealerships failed to adopt such practices, respond rapidly and professionally to vehicle purchase requests, or sell vehicles in accordance with the Company's marketing strategies, the Company could experience low consumer satisfaction, which would have a material adverse effect on the results of operations of the Company's Auto Referral Program. See "BUSINESS OF PRICESMART--Auto Referral Program."

TRAVEL PROGRAM DEPENDENT ON TRAVEL PROVIDERS

    The Company's Travel Program is dependent upon certain travel providers, wholesalers and high volume travel agencies for access to reduced-price travel products. Such access enables the Company to price its travel services more competitively. The Company's agreements with travel providers, wholesalers and high volume travel agencies generally can be cancelled or modified upon relatively short notice. The loss of a contract, changes in the Company's pricing agreements or commission schedules or more restricted access to reduced-price travel products would have a material adverse effect on the Company's Travel Program. See "BUSINESS OF PRICESMART--Travel Program."

RELIANCE ON COSTCO FOR AUTO REFERRAL AND TRAVEL PROGRAMS

    The Company currently operates its Auto Referral and Travel Programs exclusively at Costco warehouses, and the Company offers such programs to Costco members. The Company's rights to conduct Auto Referral and Travel Programs at Costco warehouses are set forth in an Agreement Concerning Transfer of Certain Assets (the "Asset Transfer Agreement") between Costco and its affiliates and PEI and its affiliates. Pursuant to the Asset Transfer Agreement, the Company's rights to operate such programs at Costco warehouses terminate automatically on October 31, 1999 unless earlier terminated by the Company pursuant to an early termination provision. There can be no assurance that the Company and Costco will agree to extend the Company's rights to conduct the Auto Referral and Travel Programs beyond October 31, 1999 or that the Company will be able to develop sufficient alternatives to Costco for operating its Auto Referral and Travel Programs. The failure to renew its rights with Costco or to find alternatives to Costco would have a material adverse effect on the Company's business, results of operations and financial condition. See "BUSINESS OF PRICESMART--Relationship with Costco."

COMPETITION

    Each of the Company's Merchandising Businesses faces competition unique to its line of business. The Company's international merchandising businesses compete with exporters, wholesalers and trading companies in various international markets. The Company's Auto Referral Program competes with affinity programs offered by several companies, Internet vehicle buying services and automobile brokerage firms. The Company's Travel Program competes with a variety of other providers of travel and travel-related products and services, including telemarketing travel companies, traditional travel agencies and various on-line services available on the Internet.

    Many of the Company's current and potential competitors have longer operating histories, greater name recognition and significantly greater financial and marketing resources than the Company. Such competitors could undertake more aggressive and costly marketing campaigns than the Company, which may adversely affect the Company's marketing strategies, which, in turn, could have a material adverse effect on the Company's business, results of operations or financial condition. There can be no assurance that the Company can compete successfully against current or future competitors nor can there be any assurance that competitive pressures faced by the Company will not result in loss of market share or otherwise will not materially adversely affect its business, results of operations and financial condition. See "BUSINESS OF PRICESMART--Competition."

NOTES RECEIVABLE

    The Company holds the City Notes. Repayment of each City Note by the relevant municipality is generally made based on that municipality's allocation of sales tax revenues generated by retail businesses located on a particular property associated with such City Note. For accounting purposes, the carrying value of $24 million of such notes represents management's estimate of discounted cash flow from the City Notes. Management's analysis of the discounted cash flows from the City Notes assumes no payment at maturity, because, under the terms of most of the City Notes, the unpaid balance of the note is forgiven at
its maturity date. Consequently, there can be no assurance that the full stated principal amount of the City Notes will be repaid.

MANAGEMENT'S DISCRETION OVER CASH HOLDINGS

    The Company will hold a large quantity of cash and other liquid securities. The Company has no current specific plan for such cash, other than for working capital and general corporate purposes. As a consequence, the Company's management will have discretion over such cash for the foreseeable future and will have the power without prior stockholder approval to deploy such cash in investment opportunities.

TAX CONSEQUENCES OF THE DISTRIBUTION

    The Distribution may be a taxable event to PEI for Federal income tax purposes. PEI will recognize gain upon the Distribution equal to the excess, if any, of the fair market value of the Company Common Stock on the Distribution Date over PEI's tax basis in such stock. PEI will not recognize any loss upon the Distribution, even if its tax basis in the Company Common Stock that is distributed to its stockholders exceeds the fair market value of such stock on the Distribution Date. See "THE
DISTRIBUTION--Material Federal Income Tax Consequences of the Distribution."

    The Distribution will be taxable to PEI stockholders to the same extent as any other dividend distribution made by PEI to its stockholders. Based on PEI's current level of E&P it is believed that all or a substantial amount of the Distribution will result in the recognition by PEI's stockholders of ordinary income. Because this estimate is based, in part, on future events, there can be no assurance as to the portion of the value of the Distribution that will be taxable as ordinary income. The remainder of the value of the shares of Company Common Stock received in the Distribution will either constitute a return of capital (reducing basis in the shares of PEI Common Stock) or capital gain. Each PEI stockholder's holding period for Company Common Stock received in the Distribution will begin on the Distribution Date. For a more detailed explanation, see "THE DISTRIBUTION--Material Federal Income Tax Consequences of the Distribution."

EFFECTS ON PEI COMMON STOCK

    After the Distribution, the PEI Common Stock will continue to be traded on the Nasdaq NMS. As a result of the Distribution, the trading price of PEI Common Stock may vary from the trading price of the PEI Common Stock immediately prior to the Distribution. The combined trading prices of PEI Common Stock and Company Common Stock after the Distribution may be less than, equal to or greater than the trading prices of PEI Common Stock prior to the Distribution. In addition, until the market has fully analyzed the operations of PEI without the PriceSmart Business, the price at which the PEI Common Stock trades may fluctuate significantly.

CONTROL OF PRICESMART BY CERTAIN STOCKHOLDERS

    Robert E. Price, who is Chairman of the Board, President and Chief Executive Officer of PEI, and Sol Price, a significant stockholder of PEI and the father of Robert E. Price, beneficially owned as of July 31, 1997 an aggregate of 11,098,340 shares, or approximately 47.3%, of the outstanding PEI Common Stock, and will own an aggregate of 2,774,585 shares, or approximately 47.3%, of the outstanding Company Common Stock following the Distribution. See "SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT." As a result, these stockholders will effectively control the outcome of all matters submitted to the Company's stockholders for approval, including the election of directors. In addition, such ownership could discourage acquisition of Company Common Stock by potential investors, and could have an anti-takeover effect, possibly depressing the trading price of Company Common Stock.

ABSENCE OF PRIOR TRADING MARKET FOR COMPANY COMMON STOCK; POTENTIAL VOLATILITY

    There is no existing market for Company Common Stock. Although the Company Common Stock has been approved for quotation and trading on the Nasdaq NMS, subject to official notice of issuance, no assurance can be given that an active trading market for Company Common Stock will develop. Prices at which Company Common Stock may trade cannot be predicted. Nothing herein should be construed to suggest that the trading price of PEI Common Stock at any point in time may be used as a substitute for the trading price of Company Common Stock. The prices at which the Company Common Stock trades will be determined by the marketplace and may be influenced by many factors, including, among others, the success of the PriceSmart Business, the depth and liquidity of the market for the Company Common Stock, investor perception of the Company and the industries in which the Company participates, the Company's dividend policy and general economic and market conditions. The depth and liquidity of the market for the Company Common Stock may be affected by the aggregate ownership by Robert E. Price and Sol Price of approximately 47.3% of Company Common Stock. See "--Control of PriceSmart by Certain Stockholders." The prices at which the Company Common Stock trades may also be affected by certain provisions of the Company's Certificate of Incorporation and Bylaws, as each will be in effect following the Distribution, which may have an anti-takeover effect. See "--Certain Anti-takeover Features."

    In addition, the stock market has experienced extreme price and volume fluctuations which have affected the market price of many companies and which have at times been unrelated to the operating performance of the specific companies whose stock is traded. Broad market fluctuations and general economic conditions may adversely affect the market price of Company Common Stock.

CERTAIN ANTI-TAKEOVER FEATURES

    Upon consummation of the Distribution, certain provisions of the Company's Certificate of Incorporation and Bylaws, along with certain provisions of Delaware statutory law, could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of the Company Common Stock. Such provisions also may inhibit fluctuations in the market price of the Company Common Stock that could result from takeover attempts. See "PRICESMART CERTIFICATE OF INCORPORATION AND BYLAWS."

DEPENDENCE ON KEY PERSONNEL

    The Company is dependent on the efforts of its executive management team. While the Company believes that it could find replacements for these key personnel, the loss of their services could have a temporary adverse effect on the operations of the Company. Only the Company's Executive Vice President and General Counsel, Robert M. Gans, has entered into an employment agreement with the Company. See "MANAGEMENT--Employment Contracts." The Company has not purchased "key man" insurance with respect to any members of its executive management team and does not anticipate purchasing such insurance in the future.

SHARES ELIGIBLE FOR FUTURE SALE

    The approximately 5,884,169 shares of Company Common Stock distributed to PEI stockholders in the Distribution will be freely transferable, except for the shares distributed to persons who may be deemed to be "affiliates" of the Company under the Securities Act. Such affiliates will be permitted to sell their shares of Company Common Stock pursuant to Rule 144 under the Securities Act beginning 90 days after the Distribution, subject to certain volume limitations, manner of sale limitations, notice requirements and the availability of current public information about the Company. In addition, immediately following the Distribution, options to purchase 700,000 shares of Company Common Stock will be granted or available for grant under the 1997 Stock Option Plan of PriceSmart, Inc. (the "PriceSmart Stock Option

Plan"). Shares issued pursuant to the exercise of options granted under the PriceSmart Stock Option Plan will be freely transferable without restriction, subject, in the case of sales by affiliates, to compliance with Rule 144.

    The Company is unable to estimate the number of shares that may be sold in the future by its stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of the Company Common Stock prevailing from time to time. Sales of substantial amounts of Company Common Stock, or the prospect of such sales, could adversely affect the market price of the Company Common Stock.

DIVIDEND POLICY

    The future payment of dividends by the Company will depend on decisions that will be made by the Company Board from time to time based on the results of operations and financial condition of the Company and such other business considerations as the Company Board considers relevant. The Company presently anticipates that it will retain all available funds for use in the operation and expansion of its business and does not anticipate paying any dividends in the foreseeable future.

VALUE OF REAL ESTATE DEPENDENT ON MANY FACTORS

    The Company holds certain real estate and related assets. Real estate investments are subject to varying degrees of risk. The value of real estate can be affected by changes in the national, regional and local economic climate, local conditions such as an oversupply of space or a reduction in demand for real estate in the area, the attractiveness of the properties to tenants and competition from other available space. In addition, real estate values can be affected by such factors as government regulations and changes in real estate, zoning or tax laws, interest rate levels, availability of financing and potential liability under environmental and other laws.

UNINSURED LOSS

    Each of the Unsold Properties is covered by comprehensive liability, fire, earthquake, flood, extended coverage and rental loss insurance, with policy specifications and insured limits customarily carried for similar properties. The Company believes that the Unsold Properties are adequately insured in accordance with industry standards. Should an uninsured loss occur, the Company could lose invested capital in, and anticipated profits from, the property.

LIABILITIES FOR ENVIRONMENTAL MATTERS

    In connection with the spin-off of PEI by Costco in 1994, Costco transferred to PEI 75 real properties. Pursuant to the Exchange Agreement dated as of November 14, 1994 between PEI and Costco, PEI agreed to indemnify Costco for environmental liabilities arising out of Costco's ownership of such properties. The Company has agreed in the Distribution Agreement to indemnify PEI for all of PEI's liabilities (including obligations to indemnify Costco with respect to environmental liabilities) arising out of PEI's prior ownership of the Unsold Properties and the real properties transferred by Costco to PEI that have been sold prior to the Distribution. The Company's ownership of the Unsold Properties and its obligations to indemnify PEI could subject the Company to certain environmental liabilities. Certain sites owned by the Company are located in areas of current or former industrial activity where environmental contamination may have occurred. In addition, the Company is aware of environmental issues relating to three properties formerly owned by PEI, with respect to which the Company has agreed to indemnify PEI. See "BUSINESS--Real Estate and Related Assets--Environmental Matters." Even if not currently known, the Company subsequently could discover potential environmental liabilities arising from its sites or from neighboring facilities. Undeveloped sites may be affected by regulations enacted to protect sensitive environmental resources, including threatened and endangered species and wetlands, so as to restrict the Company's development and/or diminish the value of those sites. See "BUSINESS OF PRICESMART-- Real Estate and Related Assets--Environmental Matters."

                    RELATIONSHIP BETWEEN PRICESMART AND PEI
                             AFTER THE DISTRIBUTION

    For the purpose of governing certain of the ongoing relationships between the Company and PEI after the Distribution and to provide mechanisms for an orderly transition, the Company and PEI have entered or will enter into the various agreements, and will adopt policies, as described in this section.

DISTRIBUTION AGREEMENT

    Prior to the Distribution Date, the Company and PEI will enter into the Distribution Agreement, which provides for, among other things, (i) the division between the Company and PEI of certain assets and liabilities; (ii) the Distribution; and (iii) certain other agreements governing the relationship between the Company and PEI following the Distribution.

    Subject to certain exceptions, the Distribution Agreement provides for, among other things, assumptions of liabilities and cross-indemnities designed to allocate to the Company and its subsidiaries, effective as of the Distribution Date, financial responsibility for the liabilities arising out of or in connection with the PriceSmart Business and to allocate to PEI and its subsidiaries financial responsibility for the liabilities arising out of or in connection with the Real Estate Business. The agreements to be executed in connection with the Distribution Agreement set forth certain specific allocations of liabilities between the Company and PEI. See "--Employee Benefits Allocation Agreement" and "--Tax Sharing Agreement" below. Under the Distribution Agreement, all cash and cash equivalent balances of PEI and its subsidiaries, as of the close of business on the Distribution Date, will be distributed to the Company, except for the Retained Cash Amount.

    The Distribution Agreement also provides that by the Distribution Date, the Company's Certificate of Incorporation and Bylaws shall be in the forms attached hereto as Annex I and II, respectively, and that the Company and PEI will take all actions which may be required to elect or otherwise appoint, as directors of the Company, the persons indicated herein. See "PRICESMART CERTIFICATE OF INCORPORATION AND BYLAWS" and "MANAGEMENT."

    The Distribution Agreement also provides that each of the Company and PEI will be granted access to certain records and information in the possession of the other, and requires the retention by each of the Company and PEI for a period of ten years following the Distribution of all such information in its possession, and thereafter requires that each party give the other prior notice of its intention to dispose of such information. In addition, the Distribution Agreement provides for the allocation of shared privileges with respect to certain information and requires each of the Company and PEI to obtain the consent of the other prior to waiving any shared privilege.

    The Distribution Agreement provides that, except as otherwise set forth therein or in any related agreement, all costs and expenses in connection with the Distribution will be charged to PriceSmart.

EMPLOYEE BENEFITS ALLOCATION AGREEMENT

    The Distribution Agreement calls for PEI and the Company to enter into an Employee Benefits and Other Employment Matters Allocation Agreement ("Employee Benefits Allocation Agreement") containing a number of provisions relating to current and former employees of PEI. The Employee Benefits Allocation Agreement generally contemplates that the Company will assume all obligations and liabilities with respect to employee plans and benefit plans of PEI prior to the Distribution Date and that after the Distribution Date, PEI will be responsible for providing employee benefits for the PEI personnel who remain with PEI.

    On or prior to the Distribution Date and pursuant to the Employee Benefits Allocation Agreement, PEI and the Company will take all action necessary or appropriate to permit the Company to become a sponsor of and to permit employees of the Company to participate in The PEI Profit Sharing and 401(k)

Plan (the "PEI Plan"). All PEI personnel who are eligible for participation in the PEI Plan and who become employees of the Company will remain eligible to participate in the PEI Plan. For a discussion of the principal terms and conditions of the PEI Plan, see "MANAGEMENT--Profit Sharing and 401(k) Plan." PEI and the Company will jointly sponsor the PEI Plan until 30 days after written notice from either party to the other requesting an end to joint sponsorship of the PEI Plan (the "Cut-Off Date"). Effective as of the Cut-Off Date, either PEI or the Company will take all action necessary to establish and administer a new profit sharing and 401(k) plan (the "New Plan"), which would be expected to have terms and conditions substantially similar to the PEI Plan. The New Plan will be a split up of that portion of the PEI Plan which is attributable to employees of PEI or the Company, as the case may be. The employees who are eligible for participation in the PEI Plan prior to the Cut-Off Date and who remain employees of PEI or the Company, as the case may be, will be eligible for participation in the New Plan.

    PEI, as sole stockholder of the Company, has approved the adoption by the Company of the 1997 Stock Option Plan of PriceSmart, Inc. (the "PriceSmart Stock Option Plan") for purposes of granting awards of Company Common Stock to employees, officers and directors of the Company and its subsidiaries in connection with and subsequent to the Distribution. PEI has also approved the reservation of 700,000 shares of Company Common Stock under the PriceSmart Stock Option Plan. For a discussion of the principal terms and conditions of the PriceSmart Stock Option Plan, see "MANAGEMENT-- PriceSmart Stock Option Plan."

    Pursuant to the Employee Benefits Allocation Agreement, and consistent with the terms of The Price Enterprises 1995 Combined Stock Grant and Stock Option Plan (the "PEI Stock Option Plan") and The Price Enterprises Directors' 1995 Stock Option Plan (the "PEI Directors Plan"), all employees, officers and directors of PEI who will leave PEI to become employees, officers or directors of the Company are expected to exercise all vested options held by them under the PEI Stock Option Plan or the Directors Plan prior to the Distribution or within 90 days thereafter. Vested and unvested options held by employees, officers and directors of PEI who will remain with PEI will be equitably adjusted for the effects of the Distribution on the Aggregate Spread (as defined below) of such options. Unvested PEI options held by employees, officers and directors of PEI who will become employees, officers and directors of the Company will be cancelled as of the Distribution Date. In lieu of such cancelled options, the employees, officers and directors becoming employees, officers and directors of the Company will receive replacement options under the PriceSmart Stock Option Plan. Each replacement option granted to an employee, officer or director under the PriceSmart Stock Option Plan will contain substantially equivalent terms as the existing PEI option of such employee, officer or director, except (i) to the extent modified by the Company in its sole discretion and (ii) that the exercise price of and number of shares covered by the new option will be set to preserve the Aggregate Spread in value attributed to the existing unvested PEI options held by such employee, officer or director. The "Aggregate Spread" represents the number of shares underlying the existing PEI option multiplied by the positive difference between (i) the sum of (x) the Post-Distribution Stock Price (as defined below) for a share of PEI Common Stock and (y) one-fourth of the Post-Distribution Stock Price for a share of PriceSmart Common Stock and (ii) the exercise price of such PEI option. "Post-Distribution Stock Price" means the average per share closing sales prices of PriceSmart Common Stock or PEI Common Stock, as the context indicates on the Nasdaq NMS during the twenty-day trading period commencing on the sixth day following the Distribution Date.

    On or prior to the Distribution Date, PEI and the Company will take all action necessary to permit employees of the Company to participate in the PEI medical and dental plans. On or concurrently with Distribution, the Company will assume, with respect to all current employees of PEI, all responsibility for liabilities and obligations owed as of the Distribution Date for medical and dental plan coverage and for vacation and sick pay. The Company will establish its own medical and dental plan on or before December 31, 1997 and provide benefits thereunder for employees of the Company who were otherwise entitled to benefits under the PEI medical and dental plans prior to December 31, 1997. With respect to

PEI employees remaining with PEI, PEI will remain responsible for all liabilities and obligations arising after the Distribution Date for medical and dental plan coverage and for vacation and sick pay.

TAX SHARING AGREEMENT

    PEI and the Company will enter into a tax sharing agreement defining the parties' rights and obligations with respect to tax returns and tax liabilities, including, in particular, Federal and state income tax returns and liabilities, for taxable years and other taxable periods ending on or before the Distribution Date. In general, PEI will be responsible for (i) filing all Federal and state income tax returns of PEI, the Company and any of their subsidiaries for all taxable years ending on or before or including the Distribution Date and (ii) paying the taxes relating to such returns (including any deficiencies proposed by applicable taxing authorities), to the extent attributable to pre-Distribution Date periods. PEI and the Company will each be responsible for filing its own returns and paying its own taxes for post-Distribution Date periods. PEI and the Company will cooperate with each other and share information in preparing income tax returns and in dealing with other tax matters.

TRANSITIONAL SERVICES AGREEMENT

    The Company and PEI will enter into Transitional Services Agreement pursuant to which PEI and the Company will provide certain services to one another. The fees for such transitional services (which shall not include real estate management services) will be based on hourly rates designed to reflect the costs (including indirect costs) of providing such services. PEI and the Company will be free to procure such services from outside vendors or to develop in-house capabilities in order to provide such services internally. The transitional services to be provided to the Company and to PEI pursuant to such agreement may include cash management services, certain accounting services, litigation management or any other similar services that the Company or PEI may require. The transitional services agreement will terminate on December 31, 1997 unless extended in writing by the parties.

ASSET MANAGEMENT AND DISPOSITION AGREEMENT

    PEI and the Company will enter into an Asset Management and Disposition Agreement calling for PEI to provide asset management services with respect to the Unsold Properties. Among other things, PEI will collect rents and pay operating expenses, maintain and repair the Unsold Properties, prepare month-end financial statements, hire brokers and prepare brokers' agreements, lease available space within the Unsold Properties and dispose of the Unsold Properties. As consideration for such services, the Company will pay PEI management fees based on annual rents from the Unsold Properties, leasing fees based on the gross leasable floor areas of each of the Unsold Properties, disposition fees based on percentages of the sales prices for properties that are sold and a developer's fee of 3% of all "hard" construction costs managed by PEI on behalf of the Company. Such agreement will have a two-year term; provided that either PEI or the Company may terminate the agreement upon 60 days written notice.

POLICIES AND PROCEDURES FOR ADDRESSING CONFLICTS

    The on-going relationships between the Company and PEI may present certain conflict situations for Robert E. Price who will serve as Chairman of the Board of Directors, President and Chief Executive Officer of the Company and Chairman of PEI. Mr. Price and other executive officers and directors of PEI and the Company also own (or have options or other rights to acquire) a significant number of shares of common stock in the Company and PEI. PEI and the Company will adopt appropriate policies and procedures to be followed by the Board of Directors of each company to limit the involvement of Mr. Price (or such executive officers and other directors having a significant ownership interest in the companies) in conflict situations, including matters relating to contractual relationships or litigation between the Company and PEI. Such procedures include requiring Mr. Price (or such executive officers or other directors having a significant ownership interest in the companies) to abstain from voting as a director of both

Companies with respect to matters that present a significant conflict of interest between the companies. Whether or not a significant conflict of interest situation exists will be determined on a case-by-case basis depending on such factors as the dollar value of the matter, the degree of personal interest of Mr. Price (or such executive officers and other directors having a significant ownership interest in the companies) in the matter and the likelihood that resolution of the matter has significant strategic, operational or financial implications for the business of the Company.

                            PRELIMINARY TRANSACTIONS

    PEI currently has four wholly-owned direct subsidiaries: Price Real Estate, Inc., Price Ventures Inc., PGT, Inc. and the Company. Price Ventures Inc. owns all of the capital stock of Ventures Services, Inc. PGT, Inc. owns a 51% interest in Price Global Trading, L.L.C. and a 49% interest in Price Quest, L.L.C. The Company owns a 51% interest in Price Quest, L.L.C. and a 49% interest in Price Global Trading, L.L.C. Price Global Trading, L.L.C. owns a 51% interest in a Panama joint venture.

    The following transactions will be consummated prior to the Distribution:
First, PEI will cause PGT, Inc. and Price Ventures Inc. to adopt a plan of liquidation and merger pursuant to which Price Ventures Inc. will be merged with and into PGT, Inc., with PGT, Inc. surviving and with Venture Services, Inc. becoming a wholly owned subsidiary of PGT, Inc. Second, the Company will transfer its 49% interest in Price Global Trading, L.L.C. to PGT, Inc., thereby effecting an automatic liquidation of Price Global Trading, L.L.C. into PGT, Inc. Third, the Company will merge Price Quest, L.L.C. with and into the Company with the Company surviving. Fourth, PEI will cause PGT, Inc. to be merged with and into the Company, with the Company surviving and owning all of the issued and outstanding capital stock of Ventures Services, Inc. and a 51% interest in the Panama joint venture. Fifth, PEI will transfer to the Company all of PEI's and its subsidiaries' right, title and interest in the following: (i) the Notes,
(ii) the Other Assets; (iii) the trademarks, servicemarks, goodwill and other intangible properties and rights to be conveyed to the Company pursuant to the Distribution Agreement; and (iv) the books and records (including computerized records) of the Company and the PriceSmart Subsidiaires and books and records owned by PEI and its subsidiaires that relate to the PriceSmart Business or are necessary to operate the PriceSmart Business. PEI also will allocate to the Company, out of the domestic and international cash bank balances and short-term investments of PEI and its subsidiaries (the "PEI Cash"), all of the PEI Cash other than the Retained Cash Amount.

                              REGULATORY APPROVALS

    The Company does not believe that any material Federal or state regulatory approvals will be necessary in connection with the Distribution.

                       PRO FORMA COMBINED CAPITALIZATION

    The following table sets forth the capitalization of the Company as of June 8, 1997, the adjustments required to give effect to the Distribution and the pro forma capitalization of the Company at such date. The table should be read in conjunction with the historical and pro forma combined financial statements and the notes thereto contained elsewhere herein.

                                                                                     JUNE 8, 1997
                                                                        --------------------------------------
                                                                         ACTUAL      PRO FORMA      PRO FORMA
                                                                        ---------   ADJUSTMENTS    -----------
                                                                                   --------------
                                                                                   (IN THOUSANDS)
Stockholders' equity
  Investment by Price Enterprises, Inc................................  $  63,081  $       50,000(a)  $  --
                                                                                         (110,331 (b)
  Common stock........................................................                          1(b)          1
  Capital surplus.....................................................                    110,330(b)    113,080
                                                                        ---------  --------------  -----------
    Total stockholders' equity........................................     63,081          50,000     113,081
                                                                        ---------  --------------  -----------
      Total capitalization............................................  $  63,081  $       50,000   $ 113,081
                                                                        ---------  --------------  -----------
                                                                        ---------  --------------  -----------

------------------------

(a) Reflects estimated cash balances to be contributed to PriceSmart in connection with the Distribution. The actual cash contributed will be based on closing balances upon consummation of the Distribution.

(b) Reflects the formation of PriceSmart and the issuance of 5,940,000 shares ($.0001 par value) of common stock, the estimated number of shares expected to be outstanding after the Distribution.

                                PRICESMART, INC.
                   UNAUDITED PRO FORMA FINANCIAL INFORMATION
                                 (IN THOUSANDS)

    The following unaudited pro forma condensed combined balance sheet of PriceSmart as of June 8, 1997 and unaudited pro forma condensed combined statements of operations for the forty weeks ended June 8, 1997 and the year ended August 31, 1996 have been prepared to reflect the results of the Distribution. The unaudited pro forma condensed combined balance sheet has been prepared as if the Distribution occurred on June 8, 1997. The unaudited pro forma condensed combined statements of operations have been prepared as if the Distribution occurred on the first day of fiscal 1996. The unaudited pro forma condensed combined financial information is not necessarily indicative of the results that actually would have occurred if the Distribution had been consummated as of June 8, 1997 or at the beginning of fiscal 1996.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                  JUNE 8, 1997

                                                                                       PRO FORMA
                                                                       HISTORICAL     ADJUSTMENTS     PRO FORMA
                                                                       -----------  ---------------  -----------
                                                     ASSETS
Current assets:
  Cash and cash equivalents..........................................   $  --       $   50,000(1)     $  50,000
  Other current assets...............................................      12,982                        12,982
  Property held for sale.............................................      27,209                        27,209
                                                                       -----------  ---------------  -----------
    Total current assets.............................................      40,191       50,000           90,191

Property and equipment, net..........................................       9,247                         9,247
Notes receivable.....................................................      30,625                        30,625
Organization costs...................................................      --              500(2)           500
                                                                       -----------  ---------------  -----------
                                                                        $  80,063   $   50,500        $ 130,563
                                                                       -----------  ---------------  -----------
                                                                       -----------  ---------------  -----------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities............................................   $  11,532   $      500(2)     $  12,032
Minority interest....................................................       5,450                         5,450

Stockholders' equity
  Investment by Price Enterprises, Inc...............................      63,081       50,000(1)        --
                                                                                      (110,331)(4)
  Common stock.......................................................                        1(4)             1
  Capital surplus....................................................                  110,330(4)       113,080
                                                                       -----------  ---------------  -----------
    Total stockholders' equity.......................................      63,081       50,000          113,081
                                                                       -----------  ---------------  -----------
                                                                        $  80,063   $   50,500        $ 130,563
                                                                       -----------  ---------------  -----------
                                                                       -----------  ---------------  -----------

                    See accompanying notes and assumptions.

                                PRICESMART, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                           YEAR ENDED AUGUST 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                           PRO FORMA
                                                                              HISTORICAL  ADJUSTMENTS   PRO FORMA
                                                                              ----------  -----------  -----------
Revenues
  Merchandise sales.........................................................  $   36,211   $            $  36,211
  International royalties and other fees....................................       2,164                    2,164
  Auto referral and travel programs.........................................       9,875                    9,875
                                                                              ----------  -----------  -----------
    Total revenues..........................................................      48,250                   48,250

Expenses
  Cost of goods sold........................................................      34,644                   34,644
  Selling, general and administrative.......................................      31,069         100(3)     31,169
                                                                              ----------  -----------  -----------
    Total expenses..........................................................      65,713         100       65,813
                                                                              ----------  -----------  -----------

  Operating loss............................................................     (17,463)       (100)     (17,563 )

Other
  Real estate operations, net...............................................      (8,359)                  (8,359 )
  Interest income...........................................................       3,076                    3,076
  Minority interest.........................................................       4,587                    4,587
                                                                              ----------  -----------  -----------
    Total other.............................................................        (696)                    (696 )
                                                                              ----------  -----------  -----------
Loss before benefit for income taxes........................................     (18,159)       (100 )    (18,259 )
Benefit for income taxes....................................................       6,736      (6,736  (5)     --
                                                                              ----------  -----------  -----------
Net loss....................................................................  $  (11,423) $   (6,836 ) $  (18,259 )
                                                                              ----------  -----------  -----------
                                                                              ----------  -----------  -----------
Net loss per common share...................................................                           $    (3.07 )
                                                                                                       -----------
                                                                                                       -----------
Number of shares used in calculation........................................                                5,940
                                                                                                       -----------
                                                                                                       -----------

                    See accompanying notes and assumptions.

                                PRICESMART, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                         FORTY WEEKS ENDED JUNE 8, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                          PRO FORMA
                                                                             HISTORICAL  ADJUSTMENTS   PRO FORMA
                                                                             ----------  -----------  -----------
Revenues
  Merchandise sales........................................................  $   46,239   $            $ $46,239
  International royalties and other fees...................................       2,222                    2,222
  Auto referral and travel programs........................................       9,198                    9,198
                                                                             ----------  -----------  -----------
    Total revenues.........................................................      57,659                   57,659

Expenses
  Cost of goods sold.......................................................      44,110                   44,110
  Selling, general and administrative......................................      21,057          75(3)     21,132
                                                                             ----------  -----------  -----------
    Total expenses.........................................................      65,167          75       65,242
                                                                             ----------  -----------  -----------

Operating loss.............................................................      (7,508)        (75)      (7,583)

Other
  Real estate operations, net..............................................         293                      293
  Interest income..........................................................       2,102                    2,102
  Minority interest........................................................         (73)                     (73)
                                                                             ----------  -----------  -----------
    Total other............................................................       2,322                    2,322
                                                                             ----------  -----------  -----------
Loss before benefit for income taxes.......................................      (5,186)        (75)      (5,261 )
Provision for income taxes.................................................     (18,003)     (2,127  (5)     --
                                                                                             20,130 (6)
                                                                             ----------  -----------  -----------
Net loss...................................................................  $  (23,189) $   17,928   $   (5,261 )
                                                                             ----------  -----------  -----------
                                                                             ----------  -----------  -----------
Net loss per common share..................................................                           $    (0.89 )
                                                                                                      -----------
                                                                                                      -----------
Number of shares used in calculation.......................................                                5,940
                                                                                                      -----------
                                                                                                      -----------

                    See accompanying notes and assumptions.

                                PRICESMART, INC.
       NOTES AND ASSUMPTIONS TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

(1) Reflects the estimated cash balances to be contributed to PriceSmart in connection with the Distribution. The actual cash contributed will be based on closing balances upon consummation of the Distribution.

(2) To record the accrual and the related asset for estimated organization costs which will be amortized over five years.

(3) To reflect the amortization of organization costs.

(4) To reflect the formation of PriceSmart and the issuance of 5,940,000 shares ($.0001 par value) of common stock, the estimated number of shares expected to be outstanding after the Distribution.

(5) To eliminate the historical Federal and state income tax benefits since such benefits would not have been realized on a stand-alone basis.

(6) To eliminate the valuation allowance for deferred tax assets established during the forty weeks ended June 8, 1997. This valuation allowance was established as a direct result of the Distribution since the realization of deferred tax assets is no longer more likely than not. The valuation allowance is eliminated because it is a non-recurring charge.

(7) Additional corporate administrative expenses associated with PriceSmart becoming a separate public company are not reflected in the unaudited pro forma financial information. The Company estimates that these additional costs will be approximately $1,000,000 and $750,000 for fiscal year 1996 and for the forty weeks ended June 8, 1997, respectively, based upon actual expenses incurred by PEI for directors' and officers' insurance, directors' fees, stockholder relations and additional legal, audit and tax fees.

                                PRICESMART, INC.

                       SELECTED HISTORICAL FINANCIAL DATA

                                 (IN THOUSANDS)

    PriceSmart has historically operated as a separate unit of PEI. Only after completion of transactions provided for in the Distribution Agreement will PriceSmart directly own and operate its businesses. Accordingly, the financial data of PriceSmart included herein has been prepared on an historical basis as though PriceSmart has been a stand-alone business operating the Merchandising Businesses and other assets acquired in the Distribution Agreement during all periods presented. Certain pro forma adjustments required as a result of the distribution are not reflected in the PriceSmart historical financial data. See "PRICESMART, INC. SELECTED UNAUDITED PRO FORMA FINANCIAL DATA" and "PRICESMART, INC. UNAUDITED PRO FORMA FINANCIAL INFORMATION." See Footnote 1 of "PriceSmart, Inc. Notes to Combined Financial Statements" included in this Information Statement for a description of the businesses and assets included in PriceSmart's historical financial statements.

    The following table sets forth selected historical financial data of PriceSmart for the four fiscal years ended August 31, 1996 and for the forty weeks ended June 9, 1996 and June 8, 1997. The selected historical financial data as of August 31, 1995, August 31, 1996 and June 8, 1997 and for each of the two years ended August 31, 1996 and the forty weeks ended June 8, 1997 have been derived from the audited financial statements of PriceSmart. The selected historical financial data as of August 31, 1993, August 31, 1994 and June 9, 1996 and for each of the two fiscal years ended August 31, 1994 and the forty weeks ended June 9, 1996 have been derived from the unaudited books and records of PriceSmart, and in the opinion of management, include all adjusting entries (consisting of only normal and recurring adjustments) necessary to present fairly the information set forth therein. The results for the forty weeks ended June 8, 1997 may not be indicative of results for the full year.

                                                                                             FORTY WEEKS ENDED
                                                          FISCAL YEARS(1)                  ----------------------
                                           ----------------------------------------------   JUNE 9,     JUNE 8,
                                              1993        1994        1995        1996        1996        1997
                                           ----------  ----------  ----------  ----------  ----------  ----------
Income Statement Data
  Merchandise sales(2)...................  $   28,671  $   53,015  $   66,573  $   36,211  $   29,578  $   46,239
  International royalties and fees.......      --          --             553       2,164         816       2,222
  Auto and travel program revenues.......       3,713       5,846       8,769       9,875       7,549       9,198
  Cost of goods sold(2)..................      27,233      49,449      62,756      34,644      28,302      44,110
  Selling, general and
    administrative(3)....................       7,745      15,095      33,337      31,069      24,406      21,057
  Operating loss.........................      (2,594)     (5,683)    (20,198)    (17,463)    (14,765)     (7,508)
  Real estate operations, net income
    (loss)(4)............................         684     (16,354)     (2,238)     (8,359)       (498)        293
  Interest and other income(5)...........       4,649       6,636       6,031       7,663       6,870       2,029
  Income (loss) before provision/ benefit
    for income taxes.....................       2,739     (15,401)    (16,405)    (18,159)     (8,393)     (5,186)
  Net income (loss)......................       1,616      (9,087)    (12,517)    (11,423)     (5,922)    (23,189)

Balance Sheet Data (at period end)
  Cash and cash equivalents..............      --          --          --          --                      --
  Total assets...........................     135,698     188,431     107,085      97,981                  80,063
  Long-term debt.........................      --          --          --          --                      --
  Investment by Price
    Enterprises(6).......................     106,781     129,389      92,556      86,990                  63,081

                                PRICESMART, INC.

                       SELECTED HISTORICAL FINANCIAL DATA

                                 (IN THOUSANDS)

(1) PriceSmart reports its financial position and results of operations utilizing a 52 or 53 week fiscal year which ends on the Sunday nearest August 31. All fiscal years were 52 weeks except 1995, which was 53 weeks. For ease of presentation, all fiscal years in this Information Statement are referred to as having ended on August 31.

(2) Merchandise sales and cost of goods sold relate to international and electronic merchandising businesses.

(3) PEI historically provided services to PriceSmart. Amounts allocated to PriceSmart for corporate administrative expenses for fiscal years 1993, 1994, 1995 and 1996 and for the forty weeks ended June 9, 1996 and June 8, 1997 were $705, $752, $1,363 and $1,350 and $1,145, and $1,310, respectively.

(4) Real estate operations relates to properties held for sale by PEI which are to be transferred to PriceSmart pursuant to the Distribution Agreement and reflects only the rental revenue, rental expenses, loss on sale of properties and provisions for asset impairment related to these properties.

(5) Interest and other income includes interest income, loss on sale of investment, equity in the losses of international joint ventures and minority interest of partners in merchandising joint venture businesses.

(6) Investment by PEI represents the net assets transferred and the earnings of the businesses and assets comprising PriceSmart on a historical basis.

                                PRICESMART, INC.

                  SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The selected unaudited pro forma financial data of PriceSmart set forth below has been derived from "PRICESMART, INC. UNAUDITED PRO FORMA FINANCIAL INFORMATION," which is included elsewhere in this Information Statement, and includes certain pro forma adjustments to the historical financial data of PriceSmart required as a result of the Distribution. The selected unaudited pro forma financial information is not necessarily indicative of the results of operations of the financial position of PriceSmart that actually would have occurred had the Distribution been consummated as of the date and/ or the period indicated, nor should it be taken as indicative of the future results of operations or the financial position of PriceSmart.

                                                                              YEAR ENDED    FORTY WEEKS
                                                                              AUGUST 31,   ENDED JUNE 8,
                                                                                 1996          1997
                                                                              -----------  -------------
Income Statement Data
  Merchandise sales(2)......................................................   $  36,211    $    46,239
  International royalties and fees..........................................       2,164          2,222
  Auto and travel program revenues..........................................       9,875          9,198
  Cost of goods sold(2).....................................................      34,644         44,110
  Selling, general and administrative(3)....................................      31,169         21,132
  Operating loss............................................................     (17,563)        (7,583)
  Real estate operations, net income (loss)(4)..............................      (8,359)           293
  Interest and other income(5)..............................................       7,663          2,029
  Loss before benefit for income taxes......................................     (18,259)        (5,261)
  Net loss..................................................................     (18,259)        (5,261)
  Net loss per common share.................................................       (3.07)         (0.89)
  Number of shares used in calculation......................................       5,940          5,940

Balance Sheet Data (at period end)(1)
  Cash and cash equivalents.................................................                     50,000
  Total assets..............................................................                    130,563
  Long-term debt............................................................                    --
  Stockholders' equity......................................................                    113,081

------------------------

(1) As more fully described herein under "PRICESMART, INC. UNAUDITED PRO FORMA FINANCIAL INFORMATION," the unaudited pro forma adjustments to the income statement data record certain additional corporate general and administrative expenses and related income tax effects. The unaudited pro forma adjustment to the balance sheet data includes the accrual of estimated organization costs in fiscal 1997 and the estimated cash balances to be contributed to PriceSmart in connection with the Distribution. The actual cash contributed will be based on closing balances upon consummation of the Distribution.

(2) Merchandise sales and cost of goods sold relate to international and electronic merchandising businesses.

(3) PEI historically provided services to PriceSmart. Amounts allocated to PriceSmart for corporate general and administrative expenses for fiscal years 1993, 1994, 1995 and 1996 and for the forty weeks ended June 9, 1996 and June 8, 1997 were $705, $752, $1,363 and $1,350 and $1,145 and $1,310, respectively.

                                PRICESMART, INC.

                  SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(4) Real estate operations related to properties held for sale by PEI which are to be transferred to PriceSmart pursuant to the Distribution Agreement and reflects only the rental revenues, rental expenses, loss on sale of properties and provisions for asset impairment related to these properties.

(5) Interest and other income includes interest income, loss on sale of investment, equity in the losses of international joint ventures and minority interest of partners in merchandising joint venture businesses.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    The following discussion and analysis compares the results of operations for the 40 weeks ended June 8, 1997 and June 9, 1996 and each of the fiscal years ended August 31, 1996 and 1995, and it should be read in conjunction with the combined financial statements and the accompanying notes included elsewhere in this report. The Company's Merchandising Businesses include Price Quest, Price Global Trading and Price Ventures activities. In those instances where changes are attributed to more than one factor, the factors are presented in descending order of importance. All dollar amounts are in thousands.

MERCHANDISE SALES

                                                                  INTERNATIONAL   PERCENT      ELECTRONIC      PERCENT
                                                                     SALES        CHANGE     SHOPPING SALES    CHANGE
                                                                  ------------  -----------  --------------  -----------
    Fiscal 1997--3rd Quarter Y-T-D..............................   $   45,281          125%    $      958           -90%
    Fiscal 1996--3rd Quarter Y-T-D..............................       20,157       --              9,421        --

    Fiscal 1996.................................................       25,541          -35%        10,670           -61%
    Fiscal 1995.................................................       39,343       --             27,230        --

    During the first 40 weeks of fiscal 1997, international sales increased due to the opening of the Panama City location in October 1996, the sales of which are reflected in the Company's combined financial statements, and due to increases in the sales of U.S.-sourced products to licensees operating existing and new stores in Saipan, Guam, China (Beijing) and Indonesia. With respect to the electronic shopping business, sales during fiscal 1997 declined sharply as a result of the Company's decision to discontinue such business in January 1997.

    During fiscal 1996, international sales declined primarily due to the elimination of the export trading business which had been selling U.S.-sourced goods to customers in Hong Kong and Mexico. Such export sales declined from $33.7 million in fiscal 1995 to $2.2 million in fiscal 1996. Offsetting much of this decline in international sales were shipments to the Saipan licensee which rose from $5.7 million in fiscal 1995 to $23.4 million in fiscal 1996. With respect to the electronic shopping business, sales declined significantly in fiscal 1996 largely due to the discontinuance of display samples of merchandise at the Costco locations that participated in the kiosk-based merchandising program.

MERCHANDISE GROSS MARGIN

                                                                PERCENT     PERCENT OF    ELECTRONIC     PERCENT    PERCENT OF
                                               INTERNATIONAL    CHANGE         SALES       SHOPPING      CHANGE        SALES
                                               -------------  -----------  -------------  -----------  -----------  -----------
    Fiscal 1997--3rd Quarter Y-T-D...........    $   2,964           280%         6.55%    $    (835)      --           -87.16%
    Fiscal 1996--3rd Quarter Y-T-D...........          781        --              3.87%          495       --             5.25%

    Fiscal 1996..............................          992           -32%         3.88%          575          -76%        5.39%
    Fiscal 1995..............................        1,456        --              3.70%        2,361       --             8.67%

    During the first 40 weeks of fiscal 1997, international gross margins increased due to the opening in October 1996 of the Panama City location, which operates at a higher gross margin than earned on exports of U.S.-sourced products, and due to increased shipments of U.S.-sourced products to foreign licensees. With respect to electronic shopping, gross margins were negatively impacted by reserves of $0.9 million associated with markdowns to sell certain returned and discontinued merchandise.

    During fiscal 1996, the amount of international gross margin declined primarily due to the elimination of the export trading business, offset by gross margins earned on shipments to the Saipan licensee. With respect to the electronic shopping business, gross margins declined due to the significant reduction in sales and reserves of $1.0 million associated with markdowns to sell certain returned and discontinued merchandise.

OTHER REVENUES

                                                                       INTERNATIONAL                AUTO AND
                                                                         ROYALTIES      PERCENT      TRAVEL        PERCENT
                                                                          & FEES        CHANGE      PROGRAMS       CHANGE
                                                                       -------------  -----------  -----------  -------------
    Fiscal 1997--3rd Quarter Y-T-D...................................    $   2,222           172%   $   9,198            22%
    Fiscal 1996--3rd Quarter Y-T-D...................................          816        --            7,549        --

    Fiscal 1996......................................................        2,164           291%       9,875            13%
    Fiscal 1995......................................................          553        --            8,769        --

    During the first 40 weeks of fiscal 1997, international royalties and fees increased primarily as a result of the newly established licensee operations in Indonesia and China (Beijing). With respect to the auto and travel programs, increases in cruise sales to Costco members and increases in car rental referral commissions accounted for substantially all of the revenue increase.

    During fiscal 1996, international royalties and fees increased primarily as a result of the newly established licensee operations in Saipan and Guam, as well as certain fees for the Indonesia and China (Beijing) license arrangements. With respect to the auto and travel programs, commissions from the newly established car rental referral program more than offset revenue reductions incurred when the Company discontinued its airline ticketing program in February 1995.

SELLING, GENERAL AND ADMINISTRATIVE

                                                                                                           AUTO AND
                                                                    PERCENT     ELECTRONIC     PERCENT      TRAVEL        PERCENT
                                                  INTERNATIONAL     CHANGE       SHOPPING      CHANGE      PROGRAMS       CHANGE
                                                  -------------  -------------  -----------  -----------  -----------  -------------
    Fiscal 1997--3rd Quarter Y-T-D..............    $   8,200             30%    $   4,129          -58%   $   7,418             3%
    Fiscal 1996--3rd Quarter Y-T-D..............        6,308         --             9,748       --            7,205        --

    Fiscal 1996.................................        8,196             47%       12,098          -31%       9,425             6%
    Fiscal 1995.................................        5,567         --            17,546       --            8,861        --

    During the first 40 weeks of fiscal 1997, international expenses rose largely due to increased staffing and higher travel expenses to support the needs of licensees in Indonesia and China (Beijing), as well as expenses related to the Company's pursuit of international licensing opportunities in additional countries. At the end of fiscal 1996, expenses associated with the electronic shopping program declined significantly upon the expiration of certain contractual obligations to pay Costco $4.5 million per year for marketing-related activities and location rent expense. Auto and travel program expenses were generally consistent with the prior year's comparable period as expansion of the car rental referral and Costco cruise programs did not generate any significant increase in expenses.

    During fiscal 1996, international expenses increased primarily as a result of redirecting much of the Price Club Mexico merchandising support group towards new international markets. Prior to the Company's sale of its investment in Price Club Mexico in April 1995, expenses associated with these employees were generally reimbursed by Price Club Mexico. With respect to the electronic shopping programs, expenses associated with the Costco kiosk-based program were significantly reduced when display samples and in-store sales staffing were discontinued during fiscal 1996 and when central office staffing was reduced. In addition, electronic shopping expenses for fiscal 1995 reflected approximately $2.3 million of equipment and fixture write-downs related to the decision to remodel the display sample areas within the Costco locations. Auto and travel program expenses were generally consistent with the prior year's comparable period as expense reductions associated with discontinuing the airline ticketing program were offset by increased costs for cruise sales support and by costs to develop the car rental referral program.

CORPORATE ADMINISTRATIVE EXPENSES

                                                                                                                  PERCENT
                                                                                         AMOUNT      CHANGE       CHANGE
                                                                                        ---------  -----------  -----------
    Fiscal 1997--3rd Quarter Y-T-D....................................................  $   1,310   $     165           14%
    Fiscal 1996--3rd Quarter Y-T-D....................................................      1,145      --           --

    Fiscal 1996.......................................................................      1,350         (13)          -1%
    Fiscal 1995.......................................................................      1,363      --           --

    The Company has historically operated as a unit of PEI. Certain general and administrative costs of PEI are allocated to the Company, principally based on PEI's specific identification of individual cost items or otherwise based upon estimated levels of effort devoted by its general and administrative departments to individual entities or relative measures of size of entities. During the first 40 weeks of fiscal 1997, corporate expenses rose primarily due to increases in professional fees and slightly higher staffing costs, while fiscal 1996 expenses were essentially unchanged from prior year levels.

REAL ESTATE OPERATIONS (NET)

                                                                                                   PROVISION
                                                                                    GAIN(LOSS)     FOR ASSET
                                                          REVENUES     EXPENSES      ON SALES     IMPAIRMENT     TOTAL
                                                         -----------  -----------  -------------  -----------  ---------
    Fiscal 1997--3rd Quarter Y-T-D.....................   $   2,236    $  (2,010)    $      67     $       0   $     293
    Fiscal 1996--3rd Quarter Y-T-D.....................       2,207       (2,325)          240          (620)       (498)

    Fiscal 1996........................................       2,798       (3,355)          240        (8,042)     (8,359)
    Fiscal 1995........................................       2,868       (3,530)           24        (1,600)     (2,238)

    Real estate operations reflect the historical operating results of only the Unsold Properties which will be transferred to the Company pursuant to the Distribution Agreement. As such, these results do not include the operations of the 27 properties comprising of the investment portfolio which will be retained by PEI or the operations of properties previously owned by PEI but which were sold prior to June 1997.

    During the first nine months of fiscal 1997, real estate financial operations were generally consistent with the comparable period of the prior year, except for a $0.6 million provision for asset impairments. During fiscal 1996 and 1995, noncash charges of approximately $8.0 million and $1.6 million, respectively, were taken to write down the carrying value of real estate properties which are being held for sale and which are expected to generate net sales proceeds below their book values.

OTHER

    INTEREST INCOME. Interest income for the Company reflects earnings on City Notes and certain secured notes receivable from buyers of properties formerly owned by PEI; however, it does not include PEI's earnings on cash balances or the Atlas Note which was repaid during fiscal 1997. Interest income for the first nine months of fiscal 1997 declined as a result of principal repayments of specific City Notes during the end of fiscal 1996 and early fiscal 1997.

    LOSSES FROM MEXICO JOINT VENTURE. During fiscal 1995, losses from the Price Club Mexico business of approximately $2.4 million were allocated to the Company's 25.5% interest in the business. While the business had previously reported operating profits, the peso devaluations that began in December 1994 lead to significant deterioration of the business' financial performance that continued through the sale of the Company's investment and beyond. During fiscal 1995, the Company recognized a pretax loss of approximately $2.6 million on the sale of its interest in Price Club Mexico to Costco in April 1995.

    MINORITY INTEREST. During fiscal 1995 and 1996, minority interest represents the allocation of Price Quest and Price Global Trading losses to Costco until the time that the cumulative amount of such losses equaled the cumulative amount of Costco's capital contributions. Once the book value of Costco's investment reached zero during the third quarter of fiscal 1996, the Company began to absorb 100% of losses from these joint ventures which were funded with stockholder advances by the Company. For fiscal 1997, minority interest relates to an allocation of the Panama joint venture earnings to the 49% partner in this venture.

    BENEFIT (PROVISION) FOR INCOME TAXES. During fiscal 1995, the income tax provision was negatively impacted by the nondeductible losses from its investment in Price Quest, Price Global Trading and Price Club Mexico. As a result, the effective income tax benefit rate was only 23.7% for fiscal 1995. During the first quarter of fiscal 1996, Price Quest and Price Global Trading were restructured as limited liability companies and subsequent to that date have been treated as partnerships for income tax purposes. As a result of this change, the Company's effective income tax benefit rate rose to 37.1% for fiscal 1996. In fiscal 1997, deferred tax assets of approximately $20 million were charged to income tax expense because the realization of deferred tax assets is no longer more likely than not, and therefore, a valuation allowance was established.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has financed its operations to date primarily from PEI's real estate business. Cash used in the Company's operations for the 40 weeks ended June 8, 1997 and June 9, 1996 and for the two fiscal years ended August 31, 1996 and 1995 was $4.2 million, $1.4 million, $8.1 million and $18.9 million, respectively.

    While the Company is well positioned to finance its business activities through a variety of sources, it expects to satisfy short-term liquidity requirements through the cash distributed to the Company by PEI pursuant to the Distribution Agreement and cash from operations of the Merchandising Businesses. The Company also expects to generate cash from sales of the Unsold Properties, and the cash flow that may ultimately be generated by sales of these properties represents a major source of additional capital resources. To the extent that investment opportunities exceed available cash flow from these sources, the Company's unleveraged balance sheet should enable it to access significant amounts of capital through bank credit facilities and/or securitized debt offerings, or the Company may choose to seek additional funds through future public equity offerings.

    The Company estimates that it will have $50 million in cash, cash equivalents, and short-term investments immediately following the Distribution.

    The Company's future capital requirements are not expected to exceed $30 million over the next 12 months. During fiscal 1998, the Company anticipates investing approximately $10 million in the international merchandising businesses conducted by Price Global and Price Ventures (as defined below), $5 million in affinity-service businesses and $15 million for business opportunities that may arise. Actual capital expenditures, investment in merchandising businesses and gross proceeds realized from property sales for fiscal 1998 may vary from estimated amounts depending on business conditions and other risks and uncertainties to which the Company and its businesses are subject.

    The Company believes that the Company's cash balances immediately following the Distribution and net cash provided by operating activities and sales of Unsold Properties will be sufficient to meet its working capital and capital expenditure requirements for at least the next 12 months. Management intends to invest the Company's cash in excess of current operating requirements in short-term, interest-bearing, investment-grade securities.

                             BUSINESS OF PRICESMART

    The Company was formed in August 1994 as a subsidiary of PEI in connection with the spin off of PEI from Costco. PEI began to operate as a separate company from Costco effective August 29, 1994 and became a separate publicly-traded company on December 21, 1994 upon the completion of the voluntary exchange offer made by Costco to its stockholders whereby such stockholders were given the choice to either continue to own shares of Costco or exchange all or a portion of their holdings into an equal number of shares of PEI. PriceSmart initially operated under the name Price Quest, Inc. and until recently was operating under the name PQI, Inc.; however, the Company changed its name to PriceSmart, Inc. effective June 30, 1997 in anticipation of the proposed restructuring of PEI into two separate and distinct businesses that will operate as two separate publicly-held companies. Unless otherwise indicated, references in this section to PriceSmart or the Company refer to the Merchandising Businesses, the Unsold Properties, the Notes, all cash balances of PEI as of the Distribution Date except for the Retained Cash Amount, and the Other Assets.

    The Company owns and manages international merchandising businesses which license and, in some cases, own membership stores using the trade name "PriceSmart" in most markets and "PriceCostco" in a limited number of other markets. The international merchandising businesses focus on emerging consumer markets in Latin America and Asia. The Company also operates domestic merchandising businesses including the Company's Auto Referral Program and its Travel Program. The Company's Auto Referral Program and Travel Program offer discounts on new cars and on travel services to Costco members pursuant to an exclusive agreement between Costco and the Company.

    Costco and the Company are parties to an Agreement Concerning Transfer of Certain Assets (the "Asset Transfer Agreement"), which, among other things, provides for limited use by the Company of the PriceCostco name in the Northern Mariana Islands, Guam and Panama, sets forth the terms of certain covenants not to compete between Costco and PEI, and describes the parties' respective rights and obligations relating to the Auto Referral and Travel Programs conducted by the Company. See
"--International Merchandising Businesses," "--Auto Referral Program," "--Travel Program" and
"--Relationship with Costco."

BUSINESS STRATEGY

    The Company's strategy is to develop its existing merchandising businesses and to invest in, acquire or create new merchandising businesses consistent with the experience and talents of its management. Specifically, key elements of the Company's business strategy include:

    PROVIDE LOWER PRICES IN THE MARKETPLACE. Overriding all of the Company's businesses is a philosophy of bringing lower prices to the consumer. Future development of the Company's business will be directed to market opportunities for lowering the costs of goods and services to consumers.

    INCREASE MARKET SHARE IN DEVELOPING MARKETS. The Company believes that it is well positioned to take advantage of growth in developing markets due to its capital resources and experience with membership stores in Latin America and Asia. The Company intends to license its know-how and trademarks to local business people in developing markets in order to take advantage of the growing demand for consumer goods in such markets. The Company also intends to open new stores in Panama and other Latin American countries. Depending on how successful the Panama joint venture proves to be, the Company may seek to enter into additional joint venture relationships and to open additional membership stores through such joint ventures.

    DEVELOP AFFINITY MARKETING PROGRAMS. The Company's strategy for its domestic merchandising businesses is to establish and operate businesses that offer preferred pricing on products or services to customers of another company. The Company has established such an affinity relationship with Costco, pursuant to which the Company offers its Auto Referral and Travel Programs to Costco members. The

Company intends to continue to develop businesses compatible with affinity programs and to explore strategic relationships with other companies to implement programs similar to the Company's existing Auto Referral and Travel Programs or new programs that may be developed by the Company.

    AUTO REFERRAL PROGRAM STRATEGY. The evolution of new car buying practices presents significant business opportunities for the Company's Auto Referral Program. To take advantage of such opportunities, the Company intends to expand its participating dealership base. The Company also intends to refine its training program for its participating dealerships which includes the initial and ongoing training of dealership representatives and emphasizes rapid response times to customer inquiries, a firm competitive price quote and fair and honest treatment of its customers. The Company regularly solicits consumer feedback and monitors dealership compliance with the Company's Auto Referral Program.

    TRAVEL PROGRAM STRATEGY. The Company's strategy for its Travel Program is to provide low prices on travel products for consumers who are customers of other companies with which the Company has established affinity relationships. The Company plans to maintain and enhance its relationships with travel service providers in order to offer the best possible prices on travel services to its customers. The Company will continue to operate as efficiently as possible by referring its customers directly to travel service providers whenever possible. The Company currently provides direct customer service for its cruise program because the Company has concluded that such an approach offers its cruise customers the best combination of service and value.

INTERNATIONAL MERCHANDISING BUSINESSES

    The Company owns and manages international merchandising businesses which license and, in some cases, own membership stores using the trade name "PriceSmart" in most markets and "Price Costco" in a limited number of other markets. The Company historically has conducted its international merchandising businesses through its Price Global Trading, L.L.C. ("Price Global") and Price Ventures Inc. ("Price Ventures") subsidiaries. Prior to the Distribution, such entities will be consolidated into the Company. See "PRELIMINARY TRANSACTIONS." Price Global licenses membership store businesses in the Northern Mariana Islands and Guam and owns a 51% interest in a Panama joint venture that has opened one store in Panama and plans to open an additional store in Panama. Price Ventures has focused on developing international merchandising businesses in other global markets. To date, Price Ventures has entered into licensing arrangements relating to know-how and trademarks to be used in operating membership stores with entrepreneurs in the Peoples Republic of China, Indonesia and the Philippines. Price Ventures' licensees currently operate a total of three stores: two in Indonesia and one in the Peoples Republic of China. The Company plans to invest $10 million in its international merchandising businesses during fiscal 1998 (beginning September 1, 1998). Such funds will be used to fund expansion of the Panama joint venture, for start-up costs associated with the establishment of new licensing arrangements and the opening of new stores by the Company's Price Ventures' licensees and for general working capital requirements.

    The international stores sell basic consumer goods with an emphasis on quality, low prices and efficient operations. By offering low prices on brand name and private label merchandise, such stores seek to generate sales volumes high enough to enable the stores to operate profitably at relatively low gross margins. The typical stores are no-frills warehouse-type buildings which range in size from 40,000 to 65,000 square feet. Stores are generally located in urban areas to take advantage of dense populations and relatively higher levels of disposable income. Product selection includes perishable foods and basic consumer products. The target customers are consumers and small businesses. The shopping format includes an annual membership fee which varies by market from $25 to $35.

    Typically, Price Global or Price Ventures, as the case may be, enters into licensing and technology transfer agreements ("Licensing Agreements") with local business people and provides licensees with the Company's know-how package, which includes product sourcing agreements. The Company believes that its licensees have been interested in obtaining such licenses for a variety of reasons, including the track record of the Company's management team, the opportunity to purchase U.S.-sourced products, the benefits of the Company's modern distribution techniques and the opportunity to obtain exclusive rights to use the Company's trademarks in the region.

    Each Licensing Agreement includes a license of certain trade secrets and know-how useful in the design, establishment, management and operation of membership stores. The license also includes the right to use the "PriceSmart" mark and certain other trademarks. The Company also grants its licensees access to its computer software systems for purposes of data entry and report generation and trains its licensees in the use of such systems. Each Licensing Agreement requires Price Global or Price Ventures (or its affiliate) to supply initial training, follow-up training and management support to its licensee. Price Ventures assists its licensees in evaluating building design, layout and construction specifications and advises its licensees in the preparation, development and updating of their business plans. Licensees are required to submit their business plans to Price Global or Price Ventures, as the case may be, for approval and to abide by certain policies with respect to maintenance and condition of stores. Each Licensing Agreement contains provisions regarding confidentiality and covenants by licensees not to compete during the term of the Licensing Agreement and for a period of years thereafter. In consideration for such licenses and providing such services, licensees pay an initial license fee, a royalty based on a percentage of annual gross sales and product sourcing fees. In some cases, licensees also are required to pay separate trademark royalties and computer software system fees.

    The Licensing Agreement between Price Global and its licensee requires Price Global to sell merchandise to its licensee for resale in its allotted territories. Price Global's licensee is required to submit purchase orders on forms provided by Price Global, and such purchase orders are deemed to have no effect until accepted in writing by Price Global. Price Global designates merchandising employees and buyers based in the United States to assist its licensee with product sourcing, selection and merchandising. Prices for such merchandise are set by Price Global on a "gross margin" basis and are intended to cover Price Global's costs for such merchandise plus taxes, duties, shipping costs, any insurance charges incurred by Price Global and a reasonable profit margin. Payments for goods are required to be in United States dollars.

    Price Ventures supplies merchandise and provides services to its licensees pursuant to Sourcing Program Agreements. Under a typical Sourcing Program Agreement, Price Ventures' licensee would develop a quarterly merchandising plan setting forth its needs for merchandise and related services as well as a budget for the quarter. Price Ventures then would respond with changes to the plan or accept the plan. To the extent that Price Ventures and the licensee agree on a category of goods in the plan, such agreement is deemed an accepted order from the licensee and an "open to buy" authorization to ship. Price Ventures has the right and responsibility to select and ship merchandise within categories specified by the licensee. In addition to supplying merchandise, Price Ventures also provides a number of services to its licensees, including, among other things, the selection of a menu of products and the establishment of pricing and terms with the vendor of such products; management of planned inventory levels; negotiation of ocean shipments on behalf of the licensee; and preparation of documents to fulfill product registration requirements. Each Sourcing Program Agreement also includes exclusivity provisions which require the licensee to purchase merchandise from Price Ventures unless (i) the licensee receives a bona fide offer to sell merchandise from a supplier outside the United States previously approved by Price Ventures or from another U.S. supplier and (ii) Price Ventures does not exercise its right to match such offer with comparable merchandise.

AUTO REFERRAL PROGRAM

    The Company's Auto Referral Program offers Costco members a low-price, "no hassle" alternative for buying a new car. The Company has established relationships with approximately 1,600 new car dealerships in Costco markets in the United States. Under the Company's Auto Referral Program, Costco members are given the opportunity to meet with selected sales representatives at participating dealerships and to purchase cars based on a fixed price. The Company's alternative to traditional vehicle retailing dramatically reduces participating dealerships' selling costs per vehicle and increases sales volumes by channeling a large number of ready-to-buy, well-informed consumers to participating dealerships.

    OVERVIEW OF NEW VEHICLE RETAILING. The Company believes that the vehicle sales process has not changed significantly in the last 25 years, and that consumers dissatisfied with sales tactics viewed as self serving, unfair, intimidating or overbearing are increasingly turning to alternative methods for buying a car. At the same time, car dealerships are exploring methods for reducing their costs per vehicle sold while continuing to generate sufficient sales leads.

    ADVANTAGES OF AUTO REFERRAL PROGRAM. The Company believes that changes in the way in which consumers purchase new and used cars provide significant opportunities for the Company's Auto Referral Program. Many consumers prefer to purchase their cars in a straightforward and simple way without the difficulties of the traditional car buying experience. The Company's Auto Referral Program is designed to lower the cost of buying a car and to provide a consumer-friendly experience. Independent car dealerships are facing increasing competition from national used car dealers such as Auto Nation and Car Max. The Company's Auto Referral Program provides efficient marketing for independent car dealers, which helps them compete more effectively.

    The Company has provided automotive referral services to Costco members since 1994 pursuant to an operating agreement with Costco. The Company provides information about participating dealers to Costco members through brochures distributed at Costco warehouses, through advertisements in "The Costco Connection" and through promotional materials linked to and from Costco's Internet home page. See "--Relationship with Costco." The Costco Connection is mailed each month to Costco's approximately three million business customers and is distributed to Costco's approximately nine million "gold star" members at Costco warehouses. The brochures and advertisements direct Costco members to make appointments to meet with specified sales representatives at participating dealerships and to present their Costco membership cards at the meetings. Upon presentation of their cards, Costco members receive fixed prices on cars about which they inquire. The Company generates revenues from its Auto Referral Program exclusively from advertising fees charged to participating dealers. The Company generated revenues of $5.5 million from operations of the Auto Referral Program during the 40 weeks ended June 8, 1997.

TRAVEL PROGRAM

    The Company's Travel Program offers discounted prices on airline tickets, cruises, travel packages, car rentals and hotels to Costco members. The Company's operating strategy is based on generating large sales volume rather than high margins on individual sales. The Company has been successful in obtaining discounts not available to most travel agencies because of the large volume of reservations made through the Company's Travel Program. The Company's strategy allows it to satisfy its customers' demands for low-price travel products while the Company benefits from the higher commissions and additional incentives available to high-volume travel agencies. The Company has limited the scope of its Travel Program to products on which it can offer discounts to its customers.

    TRAVEL INDUSTRY OVERVIEW. The U.S. travel industry is a highly fragmented industry comprised of numerous small agencies, but trending towards large volume agencies, according to a 1996 Travel Weekly U.S. travel agency survey. In contrast to 1985, when smaller agencies were responsible for 62% of all U.S. travel agency revenues, in 1995 such agencies were responsible for only 41% of all U.S. travel agency revenues.

    ADVANTAGES OF TRAVEL PROGRAM. The Company believes its Travel Program is well positioned to take advantage of anticipated further growth in the travel industry. The Company has established relationships with travel providers, wholesalers and high volume travel agencies. Because of the Company's large sales volumes, the Company frequently is able to purchase travel products at attractive prices.

    The Company has operated the Travel Program since 1994 pursuant to an operating agreement with Costco. The Company provides information about travel products and prices to Costco members through brochures distributed at Costco warehouses, through advertisements in "The Costco Connection" and through promotional materials linked to and from Costco's Internet home page. See "--Relationship with Costco." The brochures and advertisements direct Costco members to contact the Company for assistance with cruises and to call companies with which the Company has obtained preferential pricing for airline tickets, travel packages, hotels and car rentals. Since its customers do not visit the Company's reservation center in San Diego, the Company does not need to construct and maintain expensive travel agent locations.

    The Company's Travel Program generates revenues from commissions as a function of sales and co-op promotions from certain suppliers, including car rental companies and hotels. In addition, the Company has entered into agreements with certain travel service providers for the payment of override commissions above the standard commissions the Company receives. Under such agreements, additional commissions are generally awarded if the volume of sales exceeds certain agreed upon thresholds. The Company generated revenues of $3.7 million from the Travel Program during the 40 weeks ended June 8, 1997.

RELATIONSHIP WITH COSTCO

    PEI, Costco and certain of their respective subsidiaries, including the Company, entered into the Asset Transfer Agreement in connection with the settlement of litigation arising from the spin-off of PEI from Costco and the prior merger between The Price Company and Costco Wholesale Corporation. A final settlement of IN RE PRICE/COSTCO SHAREHOLDER LITIGATION, Case No. C-94-1874C, was reached in November 1996 and approved by the United States District Court for the Western District of Washington in April 1997, at which time the Asset Transfer Agreement became effective. Pursuant to the Asset Transfer Agreement, Costco assigned its 49% interest in Price Global Trading, L.L.C. and its 49% interest in Price Quest, L.L.C. to subsidiaries of PEI, making such entities wholly owned indirect subsidiaries of PEI. PEI and Costco also agreed in the Asset Transfer Agreement to eliminate all noncompete and operating agreements and to terminate all trademark and license agreements between the parties, except as described herein. See "--International Merchandising Businesses"; "--Auto Referral Program" and "--Travel Program."

    Under the Asset Transfer Agreement, Costco has agreed to refrain from conducting membership store businesses in the Northern Mariana Islands and Guam through the earlier of October 31, 1999 or termination of the Company's license with Joeten Enterprises, Inc. and has agreed to refrain from conducting membership store businesses in Panama through the earlier of October 31, 1999 or termination of the Company's license with PriceCostco Panama, S.A. Pursuant to a License Agreement with Costco, which was modified by the Asset Transfer Agreement, the Company has an exclusive (including against Costco), royalty-free license in the Northern Mariana Islands and Guam to use "Price Club" and "PriceCostco" marks in connection with the development, operation, advertising and promotion of the Company's business activities in such areas, subject to certain restrictions on the use of the marks and quality control and confidentiality provisions. The Company currently owns rights to the name "PriceCostco" in Panama, and the Company has agreed, subject to the outcome of trademark applications in Panama, to transfer to Costco its rights to the name "PriceCostco." If the Company transfers such rights to Costco, Costco will license back to the Company the right to use the name "PriceCostco" in Panama upon the same terms as the Northern Mariana Islands and Guam licenses. The Asset Transfer Agreement, however, requires the Company to use diligent and reasonable efforts to negotiate with its licensee in the Northern Mariana Islands and Guam and Price Global's joint venture partner in Panama to terminate such licensees' rights to use the "Price Club" and "PriceCostco" names and marks by October 3, 1998, or, if that does not occur, at the earliest possible date before December 12, 2009 for the Northern Mariana Islands and Guam and December 21, 2015 for Panama. The Company's rights to use such names and marks in Panama are further subject to the outcome of trademark application proceedings in Panama, which could result in earlier termination of the Company's rights.

    The Asset Transfer Agreement also gives the Company the exclusive right to operate its Auto Referral Program and Travel Program in certain Costco warehouses, through advertisements published in "The Costco Connection" and through promotional materials linked to and from Costco's Internet home page. The Company currently operates its Auto Referral and Travel Programs in approximately 200 Costco warehouses. The Asset Transfer Agreement provides for the expansion of the Auto Referral Program and the Travel Program into as many as ten additional Costco warehouses (to the extent they exist) in each of the fiscal years ended August 1997, 1998 and 1999. Costco has the right to select the warehouses for expansion, subject to the Company's reasonable consent. The agreement requires Costco to provide sufficient space to display a brochure rack and to use its best efforts to provide sufficient space to display an automobile. Costco also is required to maintain and stock the brochure rack and to provide security for the rack and for any displayed automobiles. The Company's rights under the Asset Transfer Agreement to conduct the Auto Referral and Travel Programs in Costco warehouses, through "The Costco Connection" and through Costco's Internet home page will extend until October 31, 1999 unless earlier terminated by the Company upon 60 days prior written notice to Costco.

    The Asset Transfer Agreement requires the Company to pay Costco, for the Auto Referral Program, 20% of the gross revenues derived from the Costco Auto Program Internet site linked to and from Costco's Internet home page and 55% of the gross revenues derived from all other advertising or promotion via Costco warehouses, "The Costco Connection" or other media which utilize the "Costco" name or mark. Likewise, the Asset Transfer Agreement requires the Company to pay Costco, for car rentals, hotel bookings and other travel services other than vacation packages and cruises, 15% of the received commissions derived from any advertising or promotion via Costco warehouses, "The Costco Connection," the Costco Travel Program Internet site linked to and from Costco's Internet home page or other media which use the "Costco" name or mark. For vacation packages and cruises, the Company is required to pay Costco 1% of the net sales derived from any such advertising or promotion. The Company is required to use "Costco Auto Program" and "Costco Travel Program" marks in connection with the sales and promotional activities described above.

    The Asset Transfer Agreement does not limit the Company's ability to own or operate any automobile related or travel service related businesses as long as such businesses do not use the names or marks "PriceCostco," "PriceClub" or "Costco" and do not operate, through October 31, 1999, from locations owned or operated by Sam's Warehouse Club, BJ's Wholesale Club or Wal-Mart or any of their affiliates. Costco has the right under the Asset Transfer Agreement to sell automobiles (but not by referral to a third party) and vacation packages (but not cruises) and airline tickets directly to its members. Costco also may investigate and experiment with other concepts in auto and travel businesses.

    Costco has agreed in the Asset Transfer Agreement that PEI and its downstream affiliates may use the name "Price" in a "PriceSmart" mark, but PEI and its downstream affiliates may not use a "PriceSmart" mark in connection with a club business or other membership activity named "PriceSmart" in the United States, Canada or Mexico; provided that the limitations on the Company's rights to use the "PriceSmart" name in the United States, Canada and Mexico terminate 24 months after Costco and its downstream affiliates discontinue their use of the names "PriceCostco" and "Price Club."

REAL ESTATE AND RELATED ASSETS

    PROPERTIES HELD FOR SALE. In connection with the spin-off of PEI by Costco in 1994, Costco transferred 75 properties to PEI, 29 of which are no longer owned by PEI. PEI's business strategy has been to retain properties that have high-quality, long term tenants and that are, or soon will be fully developed. PEI has designated properties that do not meet its investment objectives as properties held for sale. Such properties historically have been separately classified in PEI's financial statements. Pursuant to the Distribution Agreement, PEI will transfer such properties to the Company prior to the Distribution. The Company expects to sell such properties within the next twelve months. Proceeds from sales of such properties may be used to fund the Company's Merchandising Businesses and the Company's general working capital requirements.

    The table set forth below describes the portfolio of Unsold Properties to be held by the Company immediately following the Distribution. Amounts shown for annual minimum rents are based on executed leases as of May 31, 1997. Due to the nature of real estate investments, actual rental income may differ from amounts shown in this table.

                                                                            LEASES IN EFFECT AS OF MAY 31, 1997
                                                             -----------------------------------------------------------------
                                                                LAND          GROSS        PERCENT     NET BOOK      ANNUAL
                                                               ACREAGE      LEASABLE       LEASED        VALUE       MINIMUM
                                                             -----------  AREA (SQ FT)   -----------    5/31/97       RENT
                                                                          -------------               -----------  -----------
                                                                             (000S)                     ($000S)      ($000S)
PROPERTIES WITH BUILDINGS
  Bakersfield, CA..........................................        15.7         143.5            74%   $   6,527    $     809
  Worcester, MA............................................        11.4         115.0           100%       5,821          690
  Sacramento/65th Expressway, CA...........................        13.6         139.7             0%       5,160       --
  Mesa/Broadway, AZ........................................         6.5          24.2           100%       1,288          183
  Riverside/Third St., CA..................................         4.9          17.9           100%         394          147
  Milwaukee, WI (leased)...................................         8.8         115.0           100%          64       --
                                                                  -----         -----           ---   -----------  -----------
    Subtotal...............................................        60.9         555.3            68%      19,254        1,829

UNIMPROVED LAND
  Fresno, CA...............................................        15.0        --            --            3,680       --
  Gaithersburg, MD.........................................         5.2        --            --            1,500       --
  Richmond, VA.............................................        11.7        --            --            1,457       --
  Sterling, VA.............................................         9.0        --            --            1,406       --
  Carlsbad, CA.............................................         5.1        --            --            1,351       --
  East Mesa/Superstition Springs, AZ.......................        18.7        --            --              981       --
  Santa Clarita, CA........................................         2.2        --            --              900       --
  Sacramento/Rancho Cordova, CA............................         6.7        --            --              570       --
  Palm Desert, CA..........................................         2.0        --            --              500       --
  Fountain Valley, CA......................................         2.5        --            --              475       --
  Rancho Cucamonga, CA.....................................          .9        --            --              405       --
  Tucson, AZ...............................................         7.6        --            --              400       --
  Denver/Westminster, CO...................................         3.3        --            --              305       --
  Rohnert Park, CA.........................................          .7        --            --              300       --
  Denver/Aurora, CO........................................         1.0        --            --              112       --
                                                                  -----         -----           ---   -----------  -----------
    Subtotal...............................................        91.6        --            --           14,342       --

Deferred rents and leasing costs, net......................      --            --            --            1,023       --
Provision for Asset Impairments............................      --            --            --           (7,410)      --
                                                                  -----         -----           ---   -----------  -----------
Total......................................................       152.5         555.3            68%   $  27,209    $   1,829
                                                                  -----         -----           ---   -----------  -----------
                                                                  -----         -----           ---   -----------  -----------

    SUBSEQUENT AND PENDING REAL ESTATE TRANSACTIONS. From May 31, 1997 to July 31, 1997, the Company sold two of the properties listed above as well as portions of two other properties comprising $1.0 million of properties with buildings and $0.9 million of unimproved land. The Company is currently under contract to sell seven additional properties and portions of four other properties comprising $5.8 million of properties with buildings and $8.2 million of unimproved land. The Company anticipates no significant gains or losses from these sales. The Company expects such transactions to be completed within the next four months; however, given the nature of such sales activities, there can be no assurance that these potential sales will be completed by their expected dates or that such proceeds will be fully realized.

    ENVIRONMENTAL MATTERS. The Company has agreed to indemnify PEI for all of PEI's liabilities (including obligations to indemnify Costco with respect to environmental liabilities) arising out of PEI's prior ownership of the Unsold Properties and the real properties transferred by Costco to PEI that have been sold prior to the Distribution. The Company's ownership of real properties and its agreement to indemnify PEI could subject it to certain environmental liabilities. As discussed below, certain Unsold Properties are located in areas of current or former industrial activity, where environmental contamination may have occurred.

    Under various Federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and remediate releases or threatened releases of hazardous or toxic substances or petroleum products located at such property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and remediation costs incurred by such parties in connection with the contamination. Under certain of these laws, liability may be imposed without regard to whether the owner knew of or caused the presence of the contaminants. These costs may be substantial, and the presence of such substances, or the failure to remediate properly the contamination on such property, may adversely affect the owner's ability to sell or lease such property or to borrow money using such property as collateral. Certain Federal and state laws require the removal or encapsulation of asbestos-containing material in poor condition in the event of remodeling or renovation. Other Federal, state and local laws have been enacted to protect sensitive environmental resources, including threatened and endangered species and wetlands. Such laws may restrict the development and diminish the value of property which is inhabited by an endangered or threatened species, is designated as critical habitat for an endangered or threatened species or is characterized as wetlands.

    In 1994, Costco engaged environmental consultants to conduct Phase I assessments (involving investigation without soil sampling or groundwater analysis) at each of the properties that Costco transferred to PEI in 1994, including the Unsold Properties. The Company is unaware of any environmental liability or noncompliance with applicable environmental laws or regulations arising out of the Unsold Properties or the real properties transferred by Costco to PEI and sold prior to the Distribution that the Company believes would have a material adverse effect on its business, assets or results of operations. Nevertheless, there can be no assurance that the Company's knowledge is complete with regard to, or that the Phase I assessments have identified, all material environmental liabilities.

    The Company is aware of certain environmental issues, which the Company does not expect to have a material adverse effect on the Company's business assets or results of operation, relating to three properties transferred from Costco to PEI that were sold prior to the Distribution. The Company has agreed to indemnify PEI for environmental liabilities arising out of such properties. The Company has reserved $85,000 and $90,000 with respect to potential environmental liabilities arising from PEI's prior ownership of the Phoenix (Fry's) property and Silver City property, respectively, discussed below. The Company has not taken a reserve with respect to the Meadowlands property. Set forth below are summaries of certain environmental matters relating to the properties already sold.

    Phoenix (Fry's). The Phoenix (Fry's) site is a 37.1 acre site located in Phoenix, Arizona. The Phoenix (Fry's) site is located within the West Van Buren Study Area (the "WVBSA"). Volatile organic compounds

("VOCs") and petroleum hydrocarbons are present in groundwater in the WVBSA. To date, PEI (as successor to Costco) has not been identified as a potentially responsible party ("PRP") for the WVBSA. On March 8, 1995, PEI sold the Phoenix (Fry's) site, and retained responsibility for certain environmental matters. Investigations conducted in connection with the sale of the property revealed some hydrocarbon contamination in an area previously occupied by a fuel pump island. Seven underground fuel storage tanks were removed in 1989. The Arizona Department of Environmental Quality is requiring some additional testing prior to granting closure of the site. PEI's prior ownership of the Phoenix (Fry's) site creates the potential of liability for remediation costs associated with groundwater beneath the site. Costco previously agreed to indemnify and hold PEI harmless in respect of one-half of all environmental liabilities relating to the Phoenix (Fry's) site. Costco has continued to pay its share of the ongoing investigation costs associated with this site. PEI and the Company lack sufficient information about the activity of WVBSA PRPs to form an estimate of the equitable share of total liability, if any, that could be allocated to PEI for its previous ownership of this site.

    Although designated by Arizona law as a "study area," the WVBSA is not a federal CERCLA site and is not listed on the National Properties List ("NPL"). Immediately to the east of the WVBSA, however, is the East Washington Study Area (the "EWSA"), which is listed on the NPL. VOCs are also present in groundwater in the EWSA. If the contamination plumes from the WVBSA and the EWSA merge, the possibility exists that the two study areas will be merged into one Federal CERCLA site.

    Meadowlands. The Meadowlands site is an unimproved, 12.9 acre site located in Meadowlands, New Jersey. A prior owner used this site as a debris disposal area. Elevated levels of heavy metals (including a small area contaminated with polychlorinated byphenyls) and petroleum hydrocarbons are present in soil at the Meadowlands site. PEI, however, has not been notified by any governmental authority, and is not otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances or petroleum products in connection with the Meadowlands site. PEI sold the Meadowlands site on August 11, 1995. Nevertheless, PEI's previous ownership of the Meadowlands site creates the potential of liability for remediation costs associated with groundwater beneath the site.

    Silver City. The Silver City site contains or has contained petroleum hydrocarbons in the soil and groundwater. PEI is continuing to remediate the soil and groundwater at this property under supervision of local authorities. The Company estimates that the total cost of this remediation is not expected to exceed $75,000 in the aggregate over the next three years.

    CITY NOTES AND OTHER NOTES RECEIVABLE. The Company will also own the City Notes and certain other notes receivable. As of June 8, 1997, the carrying value of the City Notes was approximately $24 million. The City Notes carry interest rates which range from 7% to 10%. Repayment of each City Note is generally based on the relevant municipality's allocation of sales tax revenues generated by retail businesses located on a particular property associated with such City Note. For accounting purposes, the carrying value of $24 million of such notes represents management's estimate of discounted cash flow from the City Notes. Management's analysis of the discounted cash flow from the City Notes assumes no payment at maturity, because, under the terms of the City Notes, the unpaid balance of the note is forgiven at its maturity date. If actions taken by Costco, such as closure or relocation of a particular Costco warehouse, would entitle the governmental agency to withhold payment, the Company would be entitled to cause Costco to purchase such City Note at an amount equal to 72% of the June 5, 1994 book balance, less any subsequent principal repayments, plus all accrued and unpaid interest from June 5, 1994. The Company holds certain other notes receivable with a carrying value of approximately $6.6 million as of June 8, 1997. See "RISK FACTORS--Notes Receivable."

COMPETITION

    Each of the Company's Merchandising Businesses faces competition unique to its line of business. The Company's international merchandising businesses compete with exporters, wholesalers and trading companies in various international markets. Specifically, the Company's international merchandising businesses compete with Makro, Carrefour, Wal-Mart, Costco and local chain store operations. The Company's Auto Referral Program competes with affinity programs offered by several companies such as Wal-Mart; Internet vehicle buying services such as Auto By Tel; and automobile brokerage firms. The Company's Travel Program competes with a variety of other providers of travel and travel-related products and services, including telemarketing travel companies, traditional travel agencies and various on-line services available on the Internet.

    Many of the Company's current and potential competitors have longer operating histories, greater name recognition and significantly greater financial and marketing resources than the Company. Such competitors could undertake more aggressive and costly marketing campaigns than the Company, which may adversely affect the Company's marketing strategies, which, in turn, could have a material adverse effect on the Company's business, results of operations or financial condition. There can be no assurance that the Company can compete successfully against current or future competitors nor can there be any assurance that competitive pressures faced by the Company will not result in loss of market share or otherwise will not materially adversely affect its business, results of operations and financial condition.

INTELLECTUAL PROPERTY RIGHTS

    It is the Company's policy to obtain appropriate proprietary rights protection for trademarks and significant new technologies acquired or developed by the Company. In addition, the Company relies on copyright and trade secret laws to protect its proprietary rights. The Company attempts to protect its trade secrets and other proprietary information through agreements with employees, consultants and suppliers, and other similar measures. There can be no assurance, however, that the Company will be successful in protecting its proprietary rights. While management believes that the Company's trademarks, copyrights and other proprietary know-how have significant value, changing technology and the competitive marketplace make the Company's future success dependent principally upon its employees' technical competence and creative skills for continuing innovation.

    There can be no assurance that third parties will not assert claims against the Company with respect to existing and future trademarks, trade names and sales techniques. In the event of litigation to determine the validity of any third party's claims, such litigation could result in significant expense to the Company and divert the efforts of the Company's management, whether or not such litigation is determined in favor of the Company.

    Price Ventures has filed applications to register the mark "PriceSmart" in the U.S. Patent and Trademark Office, and in certain foreign countries; however, because of objections by one or more parties, there can be no assurance that Price Ventures will obtain such registrations or that Price Ventures has proprietary rights to the mark. In addition, as noted above, the Company has limited rights to use the "PriceCostco" name in connection with its international merchandising businesses and certain Costco marks with its Auto Referral and Travel Programs. The Asset Transfer Agreement requires the Company to attempt to phase out the use of the "PriceCostco" name and related marks in the Northern Mariana Islands, Guam and Panama. See "--International Merchandising Businesses."

EMPLOYEES

    Following the Distribution, the Company will employ approximately 146 employees, 89 of which will be assigned to the Company's international merchandising businesses, 47 to the Auto Referral and Travel Programs and 10 in corporate administrative activities. The Company believes that its future prospects will depend, in part, on its ability to continue to attract and retain skilled management personnel.

    The individuals employed in the cruise division of the Company's Travel Program recently joined a union. The Company currently is negotiating a collective bargaining agreement with such employees. The

Company has never experienced any business interruption as a result of labor disputes. The Company believes that its relations with its employees are good.

SEASONALITY

    The Merchandising Businesses are subject to traditional retail sales trends associated with the calendar year-end holiday season. The Company's real estate operations are not generally subject to seasonal fluctuations.

CORPORATE HEADQUARTERS

    The Company maintains its headquarters at 4649 Morena Blvd., San Diego, California 92117. The Company will lease 42,000 square feet of office space from PEI at a rate of $.60 per month per square foot pursuant to a triple net lease. The initial term of the lease will be two years with five renewal options of two years each. During the first year, PEI will not charge rent to the Company on 6,000 square feet of space. The Company believes that its existing facilities are adequate to meet its current needs and that suitable additional or alternative space will be available on commercially reasonable terms as needed.

LEGAL PROCEEDINGS

    The Company is not a party to any legal proceedings other than various claims and lawsuits arising in the ordinary course of its business which, in the opinion of the Company's management, are not individually or in the aggregate material to its business.

                                   MANAGEMENT

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

    Upon consummation of the Distribution, the Company's Board of Directors is expected to be comprised of five directors: Robert E. Price, Katherine L. Hensley, Leon C. Janks, Lawrence B. Krause and Gilbert A. Partida. Such directors will serve until the next Annual Meeting of Stockholders of the Company and until their respective successors have been duly elected and qualified.

    The table below indicates the name, position with the Company and age of each nominee for Director.

NAME                                          POSITION WITH PRICESMART                    AGE
------------------------------  ----------------------------------------------------      ---
Robert E. Price...............  Chairman of the Board, President and Chief Executive          54
                                  Officer
Katherine L. Hensley..........  Director                                                      60
Leon C. Janks.................  Director                                                      47
Lawrence B. Krause............  Director                                                      67
Gilbert A. Partida............  Director                                                      35

    Robert E. Price has been Chairman of the Board, President and Chief Executive Officer of the Company since July 1997 and has held the same positions with the Company since July 1994. Mr. Price also serves as Chief Executive Officer of Price Real Estate, Price Global Trading and Price Quest. Mr. Price was Chairman of the Board of Costco from October 1993 to December 1994. Mr. Price also serves as a director of Price Real Estate, Price Global Trading, Price Quest and Price Ventures. From 1976 to October 1993, he was Chief Executive Officer and a director of The Price Company ("TPC"). Mr. Price served as Chairman of the Board of TPC from January 1989 to October 1993, and its President from 1976 until December 1990.

    Katherine L. Hensley has been a director of the Company since July 1997 and has served as a director of PEI since December 1994. She is a lawyer and a retired partner of the law firm of O'Melveny & Myers in Los Angeles, California. Ms. Hensley joined O'Melveny & Myers in 1978 and was a partner from 1986 to February 1992. Ms. Hensley is a trustee of Security First Trust, an open-end investment management company registered under the Investment Company Act of 1940.

    Leon C. Janks has been a director of the Company since July 1997 and served as a director of PEI since March 1995. He has been a Partner in the accounting firm of Alder, Green & Hasson in Los Angeles, California since 1980. Mr. Janks has extensive experience in domestic and international business serving a wide variety of clients in diverse businesses.

    Lawrence B. Krause has been a director of the Company since July 1997. Mr. Krause has been a Professor and the Director of the Korea-Pacific Program at the Graduate School of International Relations and Pacific Studies at the University of California, San Diego since 1986. He became a Professor Emeritus in 1997. Mr. Krause also serves on advisory boards for a number of institutions including the Institute for International Economics, the Korea Economic Institute, the Committee on Asian Economic Studies and the U.S. National Committee for Pacific Economic Cooperation.

    Gilbert A. Partida has been a director of the Company since July 1997. Mr. Partida is President and Chief Executive Officer of the Greater San Diego Chamber of Commerce, a position he has held since January 1993. Prior to joining the Chamber of Commerce, Mr. Partida was an attorney with the law firm of Gray, Cary, Ames & Frye in San Diego, California from 1987 to 1992.

COMMITTEES OF THE BOARD OF DIRECTORS OF THE COMPANY

    AUDIT COMMITTEE. The Audit Committee will consist of Messrs. Janks, Partida and Price. The Audit Committee will review the annual audits of the Company's independent public accountants, review and evaluate internal accounting controls, recommend the selection of the Company's independent public accountants, review and pass upon (or ratify) related party transactions, and conduct such reviews and examinations as it deems necessary with respect to the practices and policies of, and the relationship between, the Company and its independent public accountants.

    COMPENSATION COMMITTEE. The Compensation Committee, will consist of Ms. Hensley and Messrs. Krause and Partida. The Compensation Committee will review salaries, bonuses and stock options of senior officers of the Company, and administer the Company's executive compensation policies and stock option plans.

    NOMINATING COMMITTEE. The Nominating Committee will consist of Ms. Hensley and Mr. Price. The Nominating Committee will recommend candidates to fill vacancies on the Board of Directors or any committee thereof, which vacancies may be created by the departure of any directors, or the expansion of the number of members of the Board. The Nominating Committee will give appropriate consideration to qualified persons recommended by stockholders for nomination as Directors provided that such recommendations are accompanied by information sufficient to enable the Nominating Committee to evaluate the qualifications of the nominee.

    EXECUTIVE COMMITTEE. The Executive Committee will consist of Messrs. Price and Janks and Ms. Hensley. The Executive Committee will have all powers and rights necessary to exercise the full authority of the Board of Directors in the management of the business and affairs of the Company, except as provided in the Delaware General Corporation Law or the Bylaws of the Company.

    FINANCE COMMITTEE. The Finance Committee will consist of Messrs. Janks, Krause and Partida. The Finance Committee will review and make recommendations with respect to (i) annual budgets, (ii) investments, (iii) financing arrangements and (iv) the creation, incurrence, assumption or guaranty by the Company of any indebtedness, obligation or liability, except, in each case, for any such transactions entered into in the ordinary course of business of the Company.

COMPENSATION OF THE BOARD OF DIRECTORS

    Each non-employee director of the Company will receive $20,000 per year for serving on the Board of Directors and an additional $5,000 per year for serving as chairman of any committee of the Company Board. In addition, non-employee directors who serve on committees of the Company Board (in a capacity other than chairman of a committee) will receive $500 for each meeting attended. The chairman or vice chairman of any committee may receive additional compensation to be fixed by the Company Board. Each director is eligible to receive stock grants and stock options pursuant to the PriceSmart Stock Option Plan.

    Directors also will receive reimbursement for travel expenses incurred in connection with their duties as directors.

EXECUTIVE OFFICERS

    Set forth below are the names, positions and ages of the individuals who will become executive officers of the Company following the Distribution:

NAME                                         POSITION WITH PRICESMART                     AGE
-----------------------------  -----------------------------------------------------      ---
Robert E. Price..............  Chairman of the Board, President and Chief Executive           54
                                 Officer
Robert M. Gans...............  Executive Vice President, Secretary and General                48
                                 Counsel
Daniel L. Brockman...........  Senior Vice President--Finance, Chief Accounting               42
                                 Officer
Theodore Wallace.............  Executive Vice President and Chief Operating Officer           48

    Robert E. Price has been Chairman of the Board, President and Chief Executive Officer of PEI since July 1994. Mr. Price also serves as Chief Executive Officer of Price Real Estate, Price Global Trading and Price Quest. Mr. Price was Chairman of the Board of Costco from October 1993 to December 1994. Mr. Price also serves as a director of Price Real Estate, Price Global Trading, Price Quest and Price Ventures. From 1976 to October 1993, he was Chief Executive Officer and a director of The Price Company ("TPC"). Mr. Price served as Chairman of the Board of TPC from January 1989 to October 1993, and its President from 1976 until December 1990.

    Robert M. Gans has been Executive Vice President, General Counsel for PEI since October 17, 1994. Mr. Gans graduated from the UCLA School of Law in 1975 and actively practiced law in private practice from 1975 until 1994. From 1988 until October 1994, Mr. Gans was the senior member of the law firm of Gans, Blackmar & Stevens, A.P.C., of San Diego, California.

    Daniel L. Brockman has been with PEI since October 1994, initially as the Director of Internal Audit. Mr. Brockman later became the Chief Financial Officer of Price Quest, Price Global and Price Ventures. From 1989 to 1994, Mr. Brockman worked for TPC and Costco in a variety of financial executive positions, including Director of Internal Audit, Director of Finance and Director of Financial Planning. Mr. Brockman graduated from San Diego State University with a B.S. in Accounting in 1977 and is a Certified Public Accountant.

    Theodore Wallace has been an Executive Vice President of PEI since November 1994 and serves as Chief Executive Officer of Price Ventures. From October 1993 to November 1994, Mr. Wallace was Executive Vice President of Costco overseeing international expansion into the Pacific Rim and other markets. Mr. Wallace became an Executive Vice President of TPC in 1984 and, from 1988 until Fall 1992, he was Chief Operating Officer (East Coast) of TPC. He was a director of TPC from October 1988 to October 1993. He joined TPC as a warehouse manager in September 1977 and was its Vice President of Operations from 1983 to 1988.

    The Company has initiated a search for a full-time chief financial officer. In the interim, the services ordinarily performed by a chief financial officer will be provided by the Company's in-house financial staff to be supplemented by independent consultants as may be appropriate.

EXECUTIVE OFFICER COMPENSATION

    Prior to the Distribution, the individuals who have managed the Merchandising Businesses have been employed by PEI. The following Summary Compensation Table sets forth a summary of the compensation paid during the past three fiscal years by PEI to the individuals serving as PEI's chief executive officer and the two next most highly compensated executive officers (the "Named Executive Officers"). The compensation amounts in the following tables represent all compensation paid to each such individual in connection with his position with PEI.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG TERM
                                                                                       COMPENSATION
                                                                                          AWARDS
                                                                                       -------------
                                                      ANNUAL COMPENSATION               SECURITIES
                                           ------------------------------------------   UNDERLYING
     NAME AND PRINCIPAL                                               OTHER ANNUAL       OPTIONS/          ALL OTHER
        POSITION(S)           FISCAL YEAR  SALARY($)   BONUS($)    COMPENSATION($)(1)     SARS(#)     COMPENSATION($)(2)
----------------------------  -----------  ---------  -----------  ------------------  -------------  -------------------
Robert E. Price,                    1996     225,000         -0-                -0-            -0-             4,422
  President and Chief               1995     243,340         -0-                -0-            -0-             9,500
  Executive Officer                 1994     295,385         -0-                -0-         34,100            16,759

Theodore Wallace,
  Executive Vice-                   1996     200,000         -0-                -0-(3)         -0-             3,960
  President and Chief               1995     215,191         -0-            100,000        100,000             9,500
  Operating Officer                 1994     259,584      36,000             70,528(4)      20,000            16,759

Robert M. Gans,
  Executive Vice-                   1996     150,000      35,000                -0-            -0-               250
  President and General             1995     132,693      25,000                -0-         75,000               -0-
  Counsel                           1994         N/A         N/A                N/A            N/A               N/A

------------------------

(1) Except as otherwise indicated, perquisites to each officer did not exceed the lesser of $50,000 or 10% of the total salary and bonus for such officer.

(2) The amounts shown for fiscal 1996 constitute contributions to The Price Enterprises Profit Sharing and 401(k) Plan for the period of September 4, 1995 through December 31, 1995, and the Company's 401(k) matching contribution of $250 for fiscal 1996 on behalf of each Named Executive Officer. During fiscal 1996, the "plan year" for The Price Enterprises Profit Sharing and 401(k) Plan was converted to a calendar year from a fiscal year.

(3) Amount constitutes a retention bonus paid to Mr. Wallace for agreeing to transfer employment from Costco to the Company in fiscal 1995.

(4) Represents $52,190 paid to reimburse Mr. Wallace for a decline in the market value of his home which was sold in connection with his relocation at Costco's request (net of a mortgage prepayment penalty which was paid by Mr. Wallace) and $18,338 paid to reimburse Mr. Wallace for income taxes related to such payments.

    AGGREGATED STOCK OPTION EXERCISES AND YEAR-END VALUE. The table below sets forth, on an aggregated basis, information regarding the exercise during the 1996 fiscal year of options to purchase PEI Common Stock by each of the applicable persons listed in the Summary Compensation Table above and the value on September 1, 1996 of all unexercised options held by such individuals.

      OPTION EXERCISES IN FISCAL 1996 AND SEPTEMBER 1, 1996 OPTION VALUES

                                                                                      VALUE OF
                                                                    NUMBER OF       UNEXERCISED
                                                                   UNEXERCISED      IN-THE-MONEY
                                                                   OPTIONS AT        OPTIONS AT
                                                                  SEPTEMBER 1,      SEPTEMBER 1,
                                                                     1996(#)         1996($)(1)
                         NUMBER OF SHARES                        ---------------  ----------------
                            ACQUIRED ON                           EXERCISABLE/      EXERCISABLE/
         NAME               EXERCISE(#)      VALUE REALIZED($)    UNEXERCISABLE    UNEXERCISABLE
-----------------------  -----------------  -------------------  ---------------  ----------------
Robert E. Price                 N/A                 N/A                N/A              N/A

Theodore Wallace                -0-                 -0-            20,000/80,000    95,000/380,000

Robert M. Gans                  -0-                 -0-            15,000/60,000    71,250/285,000

(1) Based on a price of $16.00 per share, the last reported sales price of the Company's Common Stock on August 30, 1996, as quoted by the Nasdaq NMS.

CERTAIN OTHER OFFICERS

    Set forth below are the names, positions and ages of certain individuals who are expected to become significant employees of the Company following the
Distribution:

            NAME                            POSITION WITH PRICESMART, INC.                    AGE
-----------------------------  ---------------------------------------------------------  -----------
Kevin C. Breen                 Senior Vice President, Operations                                  37
Connie H. Depew                Vice President, Service Centers                                    40
Edward H. Depew, III           Vice President, Distribution and Logistics                         52
Glen C. Dobi                   Vice President, Travel Program                                     36
Brud E. Drachman               Vice President, Construction                                       42
Walt H. Green                  Vice President, Auto Program                                       54
Thomas L. Hammer               Senior Vice President, Buying and Merchandising                    42
Thomas D. Martin               Senior Vice President, Merchandising                               40
William J. Naylon, Jr.         Vice President, Operations                                         35
Joseph J. Tebo                 Senior Vice President, International Business                      60

    Kevin C. Breen has been Executive Vice President of Price Ventures since February 1997, overseeing operational and construction management areas for the international merchandising business. Prior to joining PEI as Vice President in August 1994, Mr. Breen served as Vice President of Costco with responsibility for managing the 17-location region in Southern Los Angeles and Orange County. From September 1991 until the merger with Costco, he was Vice President of TPC with regional operations responsibilities. Mr. Breen began his career with TPC in March 1979 and became a warehouse manager in December 1984.

    Connie H. Depew has been with PEI since its inception in August 1994 as the Director of Warehouse Operations. From February 1983 to August 1994, Ms. Depew worked for TPC and Costco where she worked in various warehouse administrative roles and ultimately Warehouse Manager for Signal Hill. Prior to joining TPC, Ms. Depew worked as an internal auditor for FedMart.

    Edward H. Depew, III is responsible for export distribution and transportation worldwide. Prior to his current position, Mr. Depew worked for Costco as Vice President of International Distribution, focusing on Costco's Mexican and Korean operations. From 1989 to 1993, Mr. Depew was Vice President of West Coast distribution for TPC. Mr. Depew possesses over 25 years of experience in warehousing and transportation management.

    Glen C. Dobi joined PEI in August 1994 as the Director of PriceCostco Realty, overseeing an affinity-based business offering home selling services to Costco members. During 1995, the program was discontinued and Mr. Dobi began to work for the Costco Travel Program, a program he currently manages. From September 1991 to 1994, Mr. Dobi worked for TPC and Costco where he was a financial analyst for TPC's chief financial officer. Mr. Dobi graduated from the University of Texas with an MBA degree and a B.S. degree in engineering.

    Brud E. Drachman has been with PEI since August 1994, overseeing design, construction and facility equipment procurement for the international merchandising businesses. Mr. Drachman's previous international experience was with Costco, focusing on Mexico and Korea development. He joined TPC in 1987 as Project Manager and participated in a variety of domestic projects. Mr. Drachman graduated from San Diego State University with a B.A. degree in political science in 1978.

    Walt H. Green has been with PEI since its inception in August 1994 as the Director of the Auto Referral Program. From November 1988 to August 1994, Mr. Green worked for TPC and Costco where he worked as an automotive products buyer. Prior to joining TPC, Mr. Green spent seven years with Select-A-Car, Inc. as a customer representative and manager for a related business at a local credit union location. Mr. Green graduated from the University of Wisconsin with a B.A. degree in marketing and economics in 1967.

    Thomas L. Hammer has been Executive Vice President of Price Ventures since February 1997, overseeing the buying and merchandising areas for the international merchandising business, with specific focus on U.S.-sourced brand name and private label goods. Prior to joining PEI as Vice President in July 1994, Mr. Hammer served as Vice President of Costco, overseeing the merchandising area of Price Club Mexico. He joined TPC in July 1983 as a buyer and has served in various management roles in TPC's buying offices.

    Thomas D. Martin has been Executive Vice President of Price Ventures since February 1997, directing merchandising strategies and product sourcing for its international merchandising business, in addition to managing its trading company activities. Prior to joining PEI as Vice President in July 1994, Mr. Martin served as Vice President of Costco and directed the merchandising efforts for Price Club Korea and PriceCostco Saipan. He joined TPC in May 1977 and has served in various management roles in both buying and store operations for TPC.

    William J. Naylon Jr. joined PEI in October 1995 as Managing Director for PriceSmart Indonesia. Mr. Naylon has been stationed in Indonesia since February 1996 overseeing the start up and development of the Indonesia licensee's headquarters and first two PriceSmart outlets. Prior to joining PEI, Mr. Naylon was the warehouse manager of the Westbury, New York Price Club. Mr. Naylon began his career with TPC in 1985.

    Joseph J. Tebo has been the President of Price Ventures since November 14, 1994. From May 1994 to November 1994, Mr. Tebo was President of the Tebo Group, an international retail consulting firm. From January 1990 to April 1994, Mr. Tebo was President and Chief Executive Officer of AM/PM International, a wholly owned subsidiary of Atlantic Richfield Company (ARCO), which has developed licensing and joint venture arrangements for AM/PM convenience stores in 10 countries throughout the Pacific Rim and the Americas. Mr. Tebo spent more than 30 years in the Atlantic Richfield domestic and international sales and marketing organizations, and was instrumental in developing the AM/PM Mini-Mart concept and the PayPoint electronic payment system.

INDEMNIFICATION AGREEMENTS

    The Company will enter into indemnification agreements with its directors and certain executive officers (each, an "Indemnified Person"). An Indemnified Person is specifically indemnified and held harmless under such agreements for costs and expenses, including without limitation, damages, judgments, amounts paid in settlement, reasonable costs of investigation, reasonable attorneys' fees, costs of investigative, judicial or administrative proceedings or appeals, costs or attachment of similar bonds, fines, penalties, and excise taxes assessed with respect to employee benefit plans actually and reasonably incurred in connection with a threatened, pending or completed claim, action, suit or proceeding by reason of the fact that (i) he or she is or was a director, officer, employee and/or agent of the Company; or (ii) is or was serving as a director, officer, employee, trustee and/or agent of another corporation or entity at the request of the Company. To qualify for indemnification, the claim must not be: (i) based solely upon an Indemnified Person's gaining in fact any personal profit or advantage to which he or she was not legally entitled; (ii) an accounting for profits made from the purchase or sale of securities pursuant to Section 16(b) of the Exchange Act; and (iii) based solely upon knowingly fraudulent, deliberately dishonest, or willful misconduct on the part of the Indemnified Person. The Company will indemnify the Indemnified Person to the extent that (i) the Indemnified Person gives the Company prompt written notice of any claim; (ii) expenses have not been advanced pursuant to Article Eighth of the Company's Amended and Restated Certificate of Incorporation; (iii) the Indemnified Person has not already received payment pursuant to collectible insurance policies; and (iv) indemnification is not unlawful.

    Under such indemnification agreements, the Company will advance costs and expenses incurred by the Indemnified Person in advance of the final disposition of an action, suit or proceeding if he or she undertakes to repay amounts advanced if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company. The Company will advance costs and expenses related to defending or investigating an action, suit or proceeding unless a determination is made that (i) the Indemnified Person did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company; (ii) the Indemnified Person intentionally breached his or her duty to the Company or its stockholders; (iii) with respect to any criminal action or proceeding, the Indemnified Person had reasonable cause to believe his or her conduct was unlawful. Such determination will be made by a majority vote of a quorum of the Board consisting of directors not a party to the suit, action or proceeding, by a written opinion of independent legal counsel, by the stockholders or by a final, nonappealable adjudication in a court of competent jurisdiction. If the Company advances costs and expenses of any action, suit or proceeding, the Company reserves the right to assume the defense of such action, suit or proceeding upon written notice to the Indemnified Person of its intention to do so. After delivery of such notice, the Company shall not be liable for any costs or expenses incurred by the Indemnified Person in retaining separate counsel unless (i) the employment of separate counsel was previously authorized by the Company; (ii) the Indemnified Person reasonably concludes that joint representation would entail a conflict of interest; or (iii) the Company shall not, in fact, have employed counsel to assume the defense of such action, suit or proceeding. The indemnification provisions and provisions for advancing expenses in such agreements are expressly not exclusive of any other rights of indemnification or advancement of expenses pursuant to the Delaware General Corporation Law ("DGCL") and the Company's Certificate of Incorporation and Bylaws.

PRICESMART STOCK OPTION PLAN

    In August 1997, the Company adopted the 1997 PriceSmart Stock Option Plan of PriceSmart, Inc. (the "PriceSmart Stock Option Plan"). The PriceSmart Stock Option Plan was approved by PEI as sole stockholder of the Company as of August 7, 1997. The principal purposes of the PriceSmart Stock Option Plan are to provide incentives for officers, employees and consultants of the Company and its subsidiaries through the granting of options ("Options"), thereby stimulating their personal and active interest in the Company's development and financial success, and inducing them to remain in the Company's employ. In addition to Options granted to officers, employees or consultants, the PriceSmart Stock Option Plan provides for formula grants of Options ("Director Options") to the Company's independent non-employee directors.

    The Company intends to grant, at prices to be determined based on the trading price of the Company Common Stock during the 20 consecutive trading days commencing on the sixth trading day following the Distribution, to certain executive officers Options to purchase shares of Common Stock.

    Under the PriceSmart Stock Option Plan, not more than 700,000 shares of Common Stock (or the equivalent in other equity securities) are authorized for issuance upon exercise of Options. Furthermore, the maximum number of shares which may be subject to Options granted under the PriceSmart Stock Option Plan to any individual in any calendar year cannot exceed 125,000.

    The principal features of the PriceSmart Stock Option Plan are summarized below, but the summary is qualified in its entirety by reference to the PriceSmart Stock Option Plan, which is attached hereto as Annex III.

    ADMINISTRATION. Following the Distribution, the Compensation Committee of the Board or another committee thereof (the "Committee") will administer the PriceSmart Stock Option Plan with respect to grants to employees or consultants of the Company and the full Company Board will administer the PriceSmart Stock Option Plan with respect to Director Options. The Committee will consist of at least two members of the Company Board, each of whom is a "non-employee director" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended ("Rule 16b-3"), and, with respect to Options which are intended to constitute performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), an "outside director" for the purposes of Section 162(m) of the Code. Subject to the terms and conditions of the PriceSmart Stock Option Plan, the Company Board or Committee has the authority to select the persons to whom Options are to be granted, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the PriceSmart Stock Option Plan. Similarly, the Company Board has discretion to determine the terms and conditions of Director Options and to interpret and administer the PriceSmart Stock Option Plan with respect to Director Options. The Committee (and the Company Board) are also authorized to adopt, amend and rescind rules relating to the administration of the PriceSmart Stock Option Plan.

    ELIGIBILITY. Options under the PriceSmart Stock Option Plan may be granted to individuals who are then officers or other employees of the Company or any of its present or future subsidiaries. Such Options also may be granted to consultants of the Company selected by the Company Board or Committee for participation in the PriceSmart Stock Option Plan. Non-employee directors of the Company will be granted NQSOs (as defined herein) pursuant to the formula grant provisions of the PriceSmart Stock Option Plan.

    OPTIONS UNDER THE PRICESMART STOCK OPTION PLAN. The PriceSmart Stock Option Plan provides that the Committee may grant or issue stock Options. Each grant will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the grant.

    Nonqualified Stock Options ("NQSOs") will provide for the right to purchase Common Stock at a specified price which, except with respect to NQSOs intended to qualify as performance-based compensation under Section 162(m) of the Code, may be less than fair market value on the date of grant (but not less than par value), and usually will become exercisable (in the discretion of the Company Board or Committee) in one or more installments after the grant date, subject to the participant's continued employment with the Company and/or subject to the satisfaction of individual or Company performance targets established by the Company Board or Committee. NQSOs may be granted for any term specified by the Company Board or Committee.

    Incentive Stock Options ("ISOs"), will be designed to comply with the provisions of the Code and will be subject to certain restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price not less than the fair market value of a share of Common Stock on the date of grant, may only be granted to employees, must expire within a specified period of time following the optionee's termination of employment, and must be exercised within the ten years after the date of grant. ISOs may be subsequently modified to disqualify them from treatment as ISOs. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company, the PriceSmart Stock Option Plan provides that the exercise price must be at least 110% of the fair market value of a share of Common Stock on the date of grant and the ISO must expire upon the fifth anniversary of the date of its grant.

    SECURITIES LAWS AND FEDERAL INCOME TAXES. The PriceSmart Stock Option Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including without limitation Rule 16b-3. The PriceSmart Stock Option Plan will be administered, and Options will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the PriceSmart Stock Option Plan and Options granted thereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

    Under current federal tax laws, in general, recipients of grants of NQSO's under the PriceSmart Stock Option Plan are taxable under Section 83 of the Code upon their receipt of Common Stock or cash with respect to such grants and, subject to Section 162(m) of the Code, the Company will be entitled to an income tax deduction with respect to the amounts taxable to such recipients. Under Sections 421 and 422 of the Code, recipients of ISOs are generally not taxable on their receipt of Common Stock upon their exercises of ISOs if the ISOs and option stock are held for certain minimum holding periods and, in such event, the Company is not entitled to income tax deductions with respect to such exercises. Participants in the PriceSmart Stock Option Plan will be provided with detailed information regarding the tax consequences relating to the various types of grants under the plan.

    In general, under Section 162(m) of the Code ("Section 162(m)"), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1 million (less the amount of any "excess parachute payments" as defined in Section 280G of the Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain "performance-based compensation" established by an independent compensation committee which is adequately disclosed to, and approved by, stockholders. In particular, stock options will satisfy the "performance-based compensation" exception if the options are granted by a qualifying compensation committee, the plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e., the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date). Under a Section 162(m) transition rule for compensation plans of corporations which are privately held and which become publicly held, the Stock Option Plan will not be subject to
Section 162(m) until the earlier of (i) the material modificaiton of the Stock Option Plan; (ii) the issuance of all employer stock and other compensation that has been allocated under the Stock Option Plan; or (iii) the first meeting of stockholders at which directors are to be elected that occurs after December 31, 1999 (the "Transition Date").

    The Company has attempted to structure the Stock Option Plan in such a manner that, after the Transition Date, subject to obtaining stockholder approval for the stock options, the remuneration attributable to stock options which meet the other requirements of Section 162(m) will not be subject to the $1,000,000 limitation. The Conpany has not, however, requested a ruling from the IRS or an opinion of counsel regarding this issue.

PROFIT SHARING AND 401(K) PLAN

    Upon or prior to the Distribution, PEI and the Company will take all action necessary or appropriate to permit the Company to become a sponsor of and to permit employees of the Company to participate in the PEI Plan. The PEI Plan is a profit-sharing plan designed to be a "qualified" plan under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), covering all employees who have completed one year of service, as defined in the PEI Plan. Under the PEI Plan, each of PEI and the Company may, in its discretion, make annual contributions with respect to its employees which shall not exceed for each participant the lesser of: (a) 25% of the participant's compensation for such year, or (b) the greater of (i) 25% of the defined benefit dollar limitation then in effect under section 415(b)(1) of the Code or (ii) $30,000. In addition, participants may make voluntary contributions. The PEI Plan also permits employees to defer (in accordance with section 401(k) of the Code) a portion of their salary and contribute those deferrals to the PEI Plan.

    All participants in the PEI Plan are fully vested in their voluntary contributions and earnings thereon. Vesting in the remainder of a participant's account is based upon his or her years of service with the Company. A participant initially is 20% vested after the completion of two years of service with the Company and an additional 20% vested after the completion of each of his or her next four years of service, so that the participant is 100% vested after the completion of six years of service.

    A participant becomes fully vested in his or her entire account upon retirement due to permanent disability, attainment of age 65 or death. In addition, the PEI Plan provides that the Board of Directors of the Company may at any time declare the PEI Plan partially or completely terminated with respect to the employees of PEI or the Company, as the case may be, in which event the account of each participant with respect to whom the PEI Plan is terminated will become fully vested.

    PEI and the Company will jointly sponsor the PEI Plan until 30 days after written notice from either party to the other requesting an end to joint sponsorship of the PEI Plan (the "Cut-Off Date"). Effective as of the Cut-Off Date, either PEI or the Company will take all action necessary to establish and administer a new profit sharing and 401(k) plan (the "New Plan"), which would be expected to have terms and conditions substantially similar to the PEI Plan. The New Plan will be a split up of that portion of the PEI Plan which is attributable to employees of PEI or the Company, as the case may be. Board of Directors of each of PEI and the Company also has the right at any time to discontinue contributions to the PEI Plan. If PEI or the Company fails to make one or more substantial contributions to the PEI Plan for any period of three consecutive years in each year of which PEI or the Company realized substantial current earnings, such failure will automatically be deemed a complete discontinuance of contributions. In the event of such a complete discontinuance of contributions, the account of each participant will become fully vested.

EMPLOYMENT CONTRACTS

    Robert M. Gans is the only Named Executive Officer that presently has an employment agreement with the Company. Mr. Gans entered into an employment agreement with PEI for a term of three years commencing October 17, 1994. Pursuant to his agreement, Mr. Gans received a base annual salary of $150,000 through fiscal year 1996. This base salary was increased by PEI's Compensation Committee to $175,000 beginning fiscal year 1997. On April 28, 1997 the term of the employment agreement was extended an additional year to October 16, 1998. PEI has assigned Mr. Gans' employment agreement to the Company pursuant to the assignment provisions contained in the agreement. Under the agreement, Mr. Gans may not engage in any activities, with or without compensation, that would interfere with the performance of his duties or that would be adverse to the Company's interests, without the prior written consent of the Company. The agreement provides that Mr. Gans will be eligible to participate in the Company's bonus plan and receive all other benefits offered to officers under the Company's standard company benefits practices and plans. Mr. Gans may terminate his agreement at any time on 90 days' prior written notice. The Company may terminate the agreement for cause upon immediate notice thereof, or upon the death or disability of Mr. Gans. In the event that the Company terminates an agreement for any reason other than cause, Mr. Gans shall be entitled, for the remainder of the term of the agreement, to the continuation of his base salary payable in conformity with the Company's normal payroll period, and to inclusion in the stock option plan, profit sharing and 401(k) plan and medical plans of the Company for the remainder of the term of the agreement. The foregoing severance benefits are the exclusive benefits that would be payable to Mr. Gans by reason of his termination, and the Company is not obligated to segregate any assets or procure any investment in order to fund such severance benefits. The agreement also contains confidentiality provisions and other terms and conditions customary to executive employment agreements.

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth the number of shares of Company Common Stock expected to be beneficially owned immediately following the Distribution by (i) the Named Executive Officers (as hereinafter defined) and directors of the Company, (ii) all of the Company's executive officers and directors as a group and (iii) all other stockholders known by PEI to own beneficially more than five percent of the Common Stock, based upon the beneficial ownership by such person of PEI Common Stock as of July 31, 1997. A list of the individuals who are expected to be executive officers of the Company immediately following the Distribution is set forth under the heading "MANAGEMENT." Except as otherwise indicated, each individual named is expected to have sole investment and voting power with respect to the securities shown.

                                                                                          AMOUNT AND
                                                                                           NATURE OF       PERCENT
                                                                                          BENEFICIAL    BENEFICIALLY
NAME AND ADDRESS(1)                                                                        OWNERSHIP        OWNED
----------------------------------------------------------------------------------------  -----------  ---------------
Robert E. Price.........................................................................     655,982(2)         11.2%
Katherine L. Hensley....................................................................         166(3)        *
Leon C. Janks...........................................................................           0(4)        *
Lawrence B. Krause......................................................................           0(5)        *
Gilbert A. Partida......................................................................           0(6)        *
Robert M. Gans..........................................................................           0(7)        *
Theodore Wallace........................................................................       7,900(8)        *
Sol Price...............................................................................   2,117,602(9)         36.1%
All Executive Officers and Directors as a group (seven persons).........................     665,048(10)         11.3%

------------------------------

 *  Less than 1% beneficially owned.

 (1) The address for all persons listed, other than Sol Price is c/o the Company, 4649 Morena Boulevard, San Diego, California 92117. The address for Sol Price is c/o The Price Entities, 7979 Ivanhoe Avenue, Suite 520, La Jolla, California 92037.

 (2) 656,982 shares are beneficially owned by Robert E. Price. Of such 656,982 shares, 336,345 shares are held through trusts of which Mr. Price is a trustee. Mr. Price disclaims beneficial ownership of 125 shares which are held by a foundation of which Mr. Price is a Director.

 (3) Excludes 1,500 shares subject to replacement non-qualified stock options which are not presently exercisable and which will be equitably adjusted to maintain the Aggregate Spread; see "RELATIONSHIP BETWEEN PRICESMART AND PEI AFTER THE DISTRIBUTION--Employee Benefits Allocation Agreement," and 3,000 shares subject to non-qualified stock options to be granted pursuant to the formula grant provisions of the PriceSmart Stock Option Plan 26 days subsequent to the distribution.

 (4) Excludes 1,500 shares subject to replacement non-qualified stock options which are not presently exercisable and which will be equitably adjusted to maintain the Aggregate Spread; see "RELATIONSHIP BETWEEN PRICESMART AND PEI AFTER THE DISTRIBUTION--Employee Benefit Allocation Agreement," and 3,000 shares subject to non-qualified stock options to be granted pursuant to the formula grant provisions of the PriceSmart Stock Option Plan 26 days subsequent to the distribution.

 (5) Excludes 3,000 shares subject to non-qualified stock options to be granted pursuant to the formula grant provisions of the PriceSmart Stock Option Plan 26 days subsequent to the distribution.

 (6) Excludes 3,000 shares subject to non-qualified stock options to be granted pursuant to the formula grant provisions of the PriceSmart Stock Option Plan 26 days subsequent to the distribution.

 (7) Excludes 8,856 shares subject to replacement non-qualified stock options which are not presently exercisable and which will be equitably adjusted to maintain the Aggregate Spread; see "RELATIONSHIP BETWEEN PRICESMART AND PEI AFTER THE DISTRIBUTION--Employee Benefits Allocation Agreement."

 (8) Excludes 11,808 shares subject to replacement non-qualified stock options which are not presently exercisable and which will be equitably adjusted to maintain the Aggregate Spread; see "RELATIONSHIP BETWEEN PRICESMART AND PEI AFTER THE DISTRIBUTION--Employee Benefits Allocation Agreement."

 (9) Includes 2,117,602 shares beneficially owned by Sol Price and held through trusts of which Mr. Price is a trustee. Mr. Price disclaims beneficial ownership of 625,125 shares which are held by a foundation of which Mr. Price is a Director. Mr. Price also disclaims beneficial ownership of 46,312 shares which are held by certain trusts of which Mr. Price is a co-trustee.

(10) See notes (2) through (9) above.

               PRICESMART CERTIFICATE OF INCORPORATION AND BYLAWS

    The following is a summary of the Amended and Restated Certificate of Incorporation of the Company (the "Company Certificate") and the Amended and Restated Bylaws of the Company (the

"Company Bylaws") and is qualified in its entirety by reference to the complete text of the Company Certificate as set forth on Annex I hereto, and the Company Bylaws as set forth in Annex II.

AUTHORIZED STOCK

    The Company Certificate provides that the Company is authorized to issue 17,000,000 shares of stock, consisting of 15,000,000 shares of Company Common Stock, and 2,000,000 shares of preferred stock, par value $.0001 per share ("Company Stock"). Shares of Company Preferred Stock may be issued from time to time, in one or more series, each of which series shall have such voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions relating thereto, as shall be authorized by the Board of Directors of the Company. See "DESCRIPTION OF THE COMPANY'S CAPITAL STOCK."

DIRECTORS

    The Company Bylaws provides that the number of directors shall consist of three or more members, the exact number of which shall be fixed by the Board of Directors from time to time. Initially, the Board will have five members. The Company Bylaws provide that, except as otherwise provided by law or the Company Certificate, a quorum of the Board for the transaction of business shall consist of a majority of the entire Board of Directors. The act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. The Company Certificate and Bylaws do not provide for a classified Board or for cumulative voting in the election of directors to the Board. The Company Bylaws provide that vacancies and any newly-created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director.

LIABILITY FOR MONETARY DAMAGES

    The Company Certificate provides that no director will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, other than liability for breach of the duty of loyalty to the Company or its stockholders, acts or omissions not in good faith, intentional misconduct, a knowing violation of law, certain unlawful dividends, stock repurchased or redemptions or any transaction from which the director derived an improper personal benefit. Any repeal or modification of such provision by the stockholders of the Company will not adversely affect any right or protection of a director existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ANTI-TAKEOVER EFFECT OF AUTHORIZED BUT UNDESIGNATED PREFERRED STOCK

    As described above, the Company Board will be authorized to provide for the issuance of shares of Company Preferred Stock, in one or more series, and to fix by resolution of the Company Board and to the extent permitted by the DGCL, the terms and conditions of each such series. The Company believes that the availability of Company Preferred Stock will provide the Company with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise from time to time. The authorized shares of Company Preferred Stock, as well as authorized but unissued shares of Company Common Stock, will be available for issuance without further action by Company stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which any class of Company stock may then be listed for trading.

    Although the Board has no present intention of doing so, it could issue a series of Company Preferred Stock that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For instance, such new shares might impede a business combination by including class voting rights which would enable the holder to block such transaction or facilitate a business combination by including voting rights which would provide a required percentage vote of stockholders. The Board will make any determination to issue such shares based on its judgment as to the best interests of the Company and its then existing stockholders. The Board, in so acting, could issue Company Preferred Stock having terms which would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock.

INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

    The Company Certificate provides for the indemnification of present and former directors and officers of the Company and persons serving as directors, officers, employees or agents of another corporation or entity at the request of the Company (each, an "Indemnified Party") to the fullest extent permitted by the DGCL. Indemnified Parties are specifically indemnified in the Company Certificate and the Company Bylaws (the "Indemnification Provisions") for expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by an Indemnified Party (i) in connection with a threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he or she is or was a director or officer of the Company or is or was serving as a director, officer, employee or agent of another corporation or entity at the request of the Company, or (ii) in connection with the defense or settlement of a threatened, pending or completed action or suit by or in right of the Company, provided that such indemnification is permitted only with judicial approval if the Indemnified Party is adjudged to be liable to the Company. Such Indemnified Party must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the subject corporation and, with respect to any criminal action or proceeding, must have had no reasonable cause to believe his or her conduct was unlawful. Any indemnification under the Indemnification Provisions must be authorized based on a determination that the indemnification is proper if the applicable standard of conduct has been met by the Indemnified Party, provided that no such authorization is required, and indemnification is mandatory, where a director or officer of the Company is successful in the defense of such action, suit or proceeding or any claim or matter therein. Otherwise, such determination will be made by a majority vote of a quorum of the Board consisting of directors not a party to the suit, action or proceeding, by a written opinion of independent legal counsel or by the stockholders. In the event that a determination is made that a director or officer is not entitled to indemnification under the Indemnification Provisions, the Indemnification Provisions provide that the Indemnified party may seek a judicial determination of his or her right to indemnification. The Indemnification Provisions further provide that the Indemnified Party is entitled to indemnification for all expenses (including attorneys' fees) incurred in any proceeding seeking to collect from the Company an indemnify claim under the Indemnification Provisions if such Indemnified Party is successful. Other than proceedings to enforce rights to indemnification, the Company is not obligated to indemnify any person in connection with a proceeding initiated by such person, unless authorized by the Board of Directors.

    The Company will pay expenses incurred by a director or officer of the Company, or a former director or officer of the Company, in advance of the final disposition of an action, suit or proceeding, if he or she undertakes to repay amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by the Company.

    The Indemnification Provisions and provisions for advancing expenses in the Company Certificate are expressly not exclusive of any other rights of indemnification or advancement of expenses. The Indemnification Provisions and provisions for advancing expenses in the Company Bylaws and the Company Certificate are expressly not exclusive of any other rights of indemnification or advancement of expenses pursuant to any agreement, vote of the stockholders or disinterested directors or pursuant to judicial direction. The Company is authorized to purchase insurance on behalf of an Indemnified Party for liabilities incurred, whether or not Company would have the power or obligation to indemnify him or her pursuant to the Company Certificate, the Company Bylaws or the DGCL.

    In addition, Company will enter into indemnification agreements with its directors and certain of its executive officers pursuant to which such persons are indemnified for costs and expenses actually and reasonably incurred by such persons in connection with a threatened, pending or completed claim arising out of service as a director, officer, employee, trustee and/or agent of the Company or another entity at the request of the Company. See "MANAGEMENT-- Indemnification Agreements."

AMENDMENT OF THE COMPANY CERTIFICATE OF INCORPORATION AND BYLAWS

    The DGCL provides that approval of a majority of the stockholders entitled to vote thereon is required to amend the Company Certificate. A bylaw may be amended or repealed, or a new bylaw adopted, by (i) the affirmative vote of the holders of a majority of the stock entitled to vote thereon or (ii) a majority of the entire Board of Directors.

TRANSACTIONS WITH INTERESTED OFFICERS OR DIRECTORS

    The Company Bylaws and the DGCL provide that contracts or transactions between Company and a director or officer of Company or a corporation or entity in which such officer or director is also an officer or director or has a financial interest, are not void or voidable solely for such reason or solely because the Company officer or director is present at or participates in any meeting of the Board which authorizes the transaction or contract, or solely because such officer's or director's vote is counted for such purpose, if (i) the material facts as to his or her relationship or interest are disclosed or are known to the Board or a committee and the Board or a committee in good faith authorizes such contract or transaction; (ii) the material facts as to his or her relationship or interest are disclosed or are known to the stockholders entitled to vote thereon and the stockholders in good faith specifically approve such contract or transact; or (iii) the contract or transaction is fair to Company at the time it is authorized, approved or ratified by the Board, a committee or the stockholders. In addition, the Company Bylaws provide that any transactions with interested directors or officers or their affiliates shall be made on commercially reasonable terms substantially equivalent to terms available from third parties in an arm's-length transaction in the competitive marketplace.

                   DESCRIPTION OF THE COMPANY'S CAPITAL STOCK

GENERAL

    The Company's authorized capital stock consists of 1,000 shares of Company Common Stock, of which 100 shares are issued and outstanding and are owned by PEI. Prior to the Distribution Date, the Company's Certificate of Incorporation will be amended by the Company Board and by PEI, as sole stockholder of the Company. Under such restated Certificate of Incorporation, which will be substantially in the form set forth in Annex I to this Information Statement (the "Company Certificate"), the total number of shares of all classes of stock that the Company will have authority to issue will be 17,000,000, of which 2,000,000 will be shares of preferred stock, $0.0001 par value per share, and 15,000,000 will be shares of Company Common Stock. Based on the number of shares of PEI Common Stock outstanding at August 12, 1997, approximately 5,884,169 shares of Company Common Stock, constituting approximately 39.2% of the authorized Company Common Stock, will be issued to PEI and distributed to stockholders of PEI in the Distribution. All of the shares of Company Common Stock issued in the Distribution will be validly issued, fully paid and non-assessable.

    The Company Certificate will provide that the Company Board is authorized to provide for the issuance of shares of preferred stock, from time to time, in one or more series, and to fix any voting powers, full or limited or none, and the designations, preferences and relative, participating, optional or other special rights, applicable to the shares to be included in any such series and any qualifications, limitations or restrictions thereon. No shares of preferred stock of the Company will be outstanding directly following the Distribution.

    There will be no material differences between the rights of holders of capital stock of the Company and the rights of holders of capital stock in PEI following the Distribution.

COMMON STOCK

    VOTING RIGHTS. Each holder of Company Common Stock will be entitled to one vote for each share registered in his name on the books of the Company on all matters submitted to a vote of stockholders. Except as otherwise provided by law, the holders of Company Common Stock will vote as one class. The shares of Company Common Stock will not have cumulative voting rights. As a result, subject to the voting rights, if any, of the holders of any shares of the Company's preferred stock which may at the time be outstanding, the holders of Company Common Stock entitled to exercise more than 50% of the voting rights in an election of directors will be able to elect 100% of the directors to be elected if they choose to do so. In such event, the holders of the remaining shares of Company Common Stock voting for the election of directors will not be able to elect any persons to the Company Board. The Company Certificate and Bylaws contain certain provisions that could have an anti-takeover effect. See "PRICESMART CERTIFICATE OF INCORPORATION AND BYLAWS"

    DIVIDEND RIGHTS. Subject to the rights of the holders of any shares of the Company's preferred stock which may at the time be outstanding holders of the Company Common Stock will be entitled to such dividends as the Company Board may declare out of funds legally available therefor. Because portions of the operations of the Company will be conducted through wholly-owned subsidiaries, the Company's cash flow and consequent ability to pay dividends on the Company Common Stock are dependent to some degree upon the earnings of such subsidiaries and on dividends and other payments therefrom.

    LIQUIDATION RIGHTS AND OTHER PROVISIONS. Subject to the prior rights of creditors and the holders of any Company preferred stock which may be outstanding from time to time, the holders of Company Common Stock are entitled in the event of liquidation, dissolution or winding up to share pro rata in the distribution of all remaining assets.

    The Company Common Stock is not liable for any calls or assessments and is not convertible into any other securities. In addition, there are no redemption or sinking fund provisions applicable to the Company Common Stock.

    The transfer agent and registrar for the Company Common Stock will be ChaseMellon Shareholder Services, L.L.C.

                        LIABILITY AND INDEMNIFICATION OF
                     OFFICERS AND DIRECTORS OF THE COMPANY

    Articles Eighth and Ninth of the Company Certificate and Article VIII of the Company Bylaws (the "Director Liability and Indemnification Provisions") limit the personal liability of the Company's directors to the Company or its stockholders for monetary damages for breach of fiduciary duty. The Director Liability and Indemnification Provisions are substantially identical to comparable provisions contained in the PEI Certificate and the PEI Bylaws.

    The Director Liability and Indemnification Provisions define and clarify the rights of certain individuals, including the Company's directors and officers, to indemnification by the Company in the event of personal liability or expenses incurred by them as a result of certain litigation against them. Such provisions are consistent with Section 102(b)(7) of the DGCL, which is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations by permitting Delaware corporations to include in their articles or certificates of incorporation a provision limiting or eliminating directors' liability for monetary damages and with other existing DGCL provisions permitting indemnification of certain individuals, including directors and officers. The limitations of liability in the Director Liability and Indemnification Provisions may not affect claims arising under the Federal securities laws.

    In performing their duties, directors of a Delaware corporation are obligated as fiduciaries to exercise their business judgment and act in what they reasonably determine in good faith, after appropriate consideration, to be the best interests of the corporation and its stockholders. Decisions made on that basis are protected by the "business judgment rule." The business judgment rule is designed to protect directors from personal liability to the corporation or its stockholders when business decisions are subsequently challenged. However, the expense of defending lawsuits, the frequency with which unwarranted litigation is brought against directors and the inevitable uncertainties with respect to the outcome of applying the business judgment rule to particular facts and circumstances mean that, as a practical matter, directors and officers of a corporation rely on indemnity from, and insurance procured by, the corporation they serve as a financial backstop in the event of such expenses or unforeseen liability. The Delaware legislature has recognized that adequate insurance and indemnity provisions are often a condition of an individual's willingness to serve as director of a Delaware corporation. The DGCL has for some time specifically permitted corporations to provide indemnity and procure insurance for its directors and officers.

    The Director Liability and Indemnification Provisions will be approved, along with the rest of the Company Certificate and the Company Bylaws, by PEI, as sole stockholder of the Company prior to the Distribution Date.

    Set forth below is a description of the Director Liability and Indemnification Provisions. Such description is intended as a summary only and is qualified in its entirety by reference to the Company Certificate and the Company Bylaws.

    ELIMINATION OF LIABILITY IN CERTAIN CIRCUMSTANCES. Article Ninth of the Company Certificate protects directors against monetary damages for breaches of their fiduciary duty of care, except as set forth below. Under the DGCL, absent Article Ninth directors could generally be held liable for gross negligence for decisions made in the performance of their duty of care but not for simple negligence. Article Ninth eliminates director liability for negligence in the performance of their duties, including gross negligence. Directors remain liable for breaches of their duty of loyalty to the Company and its stockholders, as well as acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. Article Ninth does not eliminate director liability under
Section 174 of the DGCL, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability.

    While Article Ninth provides directors with protection from awards of monetary damages for breaches of the duty of care, it does not eliminate the directors' duty of care. Accordingly, Article Ninth will have no effect on the availability of equitable remedies such as an injunction or rescission based upon a director's breach of the duty of care. The provisions of Article Ninth which eliminate liability as described above will apply to officers of the Company only if they are directors of the Company and are acting in their capacity as directors, and will not apply to officers of the Company who are not directors. The elimination of liability of directors for monetary damages in the circumstances described above may deter persons from bringing third-party or derivative actions against directors to the extent such actions seek monetary damages.

    INDEMNIFICATION AND INSURANCE. Under Section 145 of the DGCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the Company.

    Article VIII of the Company Bylaws provides that all directors and officers of the Company are entitled to indemnification as set forth in the Company Certificate.

    Article Eighth of the Company Certificate provides that each person who was or is made a party to, or is involved in any action, suit or proceeding by reason of the fact that he is or was a director, officer of employee of the Company will be indemnified by the Company against all expenses and liabilities, including counsel fees, paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Article Eighth also provides that the right of indemnification shall be in addition to and not exclusive of all other right to which such director, officer or employee may be entitled. See "PRICESMART CERTIFICATE OF INCORPORATION AND BYLAWS--Indemnification and Advancement of Expenses."

                                PRICESMART, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
FINANCIAL STATEMENTS

  Report of Ernst & Young LLP, Independent Auditors........................................................         F-2

  Combined Balance Sheets as of August 31, 1996 and June 8, 1997...........................................         F-3

  Combined Statements of Operations for each of the two years in the period ended August 31, 1996 and the
    forty weeks ended June 9, 1996 (unaudited) and June 8, 1997............................................         F-4

  Combined Statements of Changes in Investment by Price Enterprises, Inc. for each of the two years in the
    period ended August 31, 1996 and the forty weeks ended June 8, 1997....................................         F-5

  Combined Statements of Cash Flows for each of the two years in the period ended August 31, 1996 and the
    forty weeks ended June 9, 1996 (unaudited) and June 8, 1997............................................         F-6

  Notes to Combined Financial Statements...................................................................         F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
PriceSmart, Inc.

    We have audited the accompanying combined balance sheets of PriceSmart, Inc. as of August 31, 1996 and June 8, 1997 and the related combined statements of operations, changes in investment by Price Enterprises, Inc. and cash flows for each of the two years in the period ended August 31, 1996 and the forty weeks ended June 8, 1997. These combined financial statements are the responsibility of PriceSmart management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of PriceSmart, Inc. as of August 31, 1996 and June 8, 1997, and the combined results of their operations and their cash flows for each of the two years in the period ended August 31, 1996 and the forty weeks ended June 8, 1997 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

San Diego, California
July 2, 1997

                                PRICESMART, INC.

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                             AUGUST 31,    JUNE 8,
                                                                                                1996        1997
                                                                                             -----------  ---------
ASSETS
Current assets:
  Accounts receivable, net.................................................................   $   5,506   $   7,411
  Merchandise inventories..................................................................       2,011       4,179
  Prepaid expenses and other current assets................................................       1,854       1,392
  Property held for sale, net..............................................................      28,507      27,209
                                                                                             -----------  ---------
Total current assets.......................................................................      37,878      40,191

Property and equipment:
  Land.....................................................................................      --           2,250
  Building and improvements................................................................       1,844       4,277
  Fixtures and equipment...................................................................       5,647       4,549
                                                                                             -----------  ---------
                                                                                                  7,491      11,076
  Less accumulated depreciation............................................................      (3,347)     (1,829)
                                                                                             -----------  ---------
                                                                                                  4,144       9,247

Other assets:
  City notes receivable....................................................................      29,091      24,027
  Other notes receivable...................................................................       6,617       6,598
  Deferred income taxes....................................................................      20,251      --
                                                                                             -----------  ---------
                                                                                                 55,959      30,625
                                                                                             -----------  ---------
                                                                                              $  97,981   $  80,063
                                                                                             -----------  ---------
                                                                                             -----------  ---------
LIABILITIES AND INVESTMENT BY PRICE ENTERPRISES, INC.
Current liabilities:
  Accounts payable, trade..................................................................   $   3,883   $   5,062
  Accrued expenses.........................................................................       3,166       3,625
  Other current liabilities................................................................       2,197       2,845
                                                                                             -----------  ---------
Total current liabilities..................................................................       9,246      11,532

Minority interest..........................................................................       1,745       5,450

Commitments

Investment by Price Enterprises, Inc.......................................................      86,990      63,081
                                                                                             -----------  ---------
                                                                                              $  97,981   $  80,063
                                                                                             -----------  ---------
                                                                                             -----------  ---------

                            See accompanying notes.

                                PRICESMART, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                                                              FORTY WEEKS ENDED
                                                                   YEARS ENDED AUGUST 31,  -----------------------
                                                                   ----------------------                JUNE 8,
                                                                      1995        1996                     1997
                                                                   ----------  ----------    JUNE 9,    ----------
                                                                                              1996
                                                                                           -----------
                                                                                           (UNAUDITED)
Revenues
  Sales:
    International................................................  $   39,343  $   25,541   $  20,157   $   45,281
    Electronic shopping..........................................      27,230      10,670       9,421          958
  International royalties and other fees.........................         553       2,164         816        2,222
  Auto referral and travel programs..............................       8,769       9,875       7,549        9,198
                                                                   ----------  ----------  -----------  ----------
Total revenues...................................................      75,895      48,250      37,943       57,659

Expenses
  Cost of goods sold:
    International................................................      37,887      24,549      19,376       42,317
    Electronic shopping..........................................      24,869      10,095       8,926        1,793
  Selling, general and administrative:
    International................................................       5,567       8,196       6,308        8,200
    Electronic shopping..........................................      17,546      12,098       9,748        4,129
    Auto referral and travel programs............................       8,861       9,425       7,205        7,418
    Corporate administrative expenses............................       1,363       1,350       1,145        1,310
                                                                   ----------  ----------  -----------  ----------
Total expenses...................................................      96,093      65,713      52,708       65,167
                                                                   ----------  ----------  -----------  ----------

Operating loss...................................................     (20,198)    (17,463)    (14,765)      (7,508)

Other
  Real estate operations, net....................................      (2,238)     (8,359)       (498)         293
  Interest income................................................       2,832       3,076       2,283        2,102
  Losses from Mexico joint venture...............................      (4,988)     --          --           --
  Minority interest..............................................       8,187       4,587       4,587          (73)
                                                                   ----------  ----------  -----------  ----------
Total other......................................................       3,793        (696)      6,372        2,322
                                                                   ----------  ----------  -----------  ----------

Loss before benefit (provision) for income taxes.................     (16,405)    (18,159)     (8,393)      (5,186)
Benefit (provision) for income taxes.............................       3,888       6,736       2,471      (18,003)
                                                                   ----------  ----------  -----------  ----------
Net loss.........................................................  $  (12,517) $  (11,423)  $  (5,922)  $  (23,189)
                                                                   ----------  ----------  -----------  ----------
                                                                   ----------  ----------  -----------  ----------

                            See accompanying notes.

                                PRICESMART, INC.

                COMBINED STATEMENTS OF CHANGES IN INVESTMENT BY
                            PRICE ENTERPRISES, INC.

                                 (IN THOUSANDS)

Investment by PEI at August 31, 1994..............................................  $  129,389
  Net loss........................................................................     (12,517)
  Net return to PEI...............................................................     (24,316)
                                                                                    ----------
Investment by PEI at August 31, 1995..............................................      92,556
  Net loss........................................................................     (11,423)
  Net investment by PEI...........................................................       5,857
                                                                                    ----------
Investment by PEI at August 31, 1996..............................................      86,990
  Net loss........................................................................     (23,189)
  Net return to PEI...............................................................        (720)
                                                                                    ----------
Investment by PEI at June 8, 1997.................................................  $   63,081
                                                                                    ----------
                                                                                    ----------

                            See accompanying notes.

                                PRICESMART, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                              FORTY WEEKS ENDED
                                                                   YEARS ENDED AUGUST 31,  -----------------------
                                                                   ----------------------                JUNE 8,
                                                                      1995        1996       JUNE 9,       1997
                                                                   ----------  ----------     1996      ----------
                                                                                           -----------
                                                                                           (UNAUDITED)
OPERATING ACTIVITIES
Net loss.........................................................  $  (12,517) $  (11,423)  $  (5,922)  $  (23,189)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization..................................       2,295       2,259       1,667        1,145
  Provision for asset impairments................................       1,600       8,042         620       --
  Losses from Mexico joint venture...............................       4,988      --          --           --
  Income tax (benefit) charge....................................      (3,888)     (6,736)     (2,471)      18,003
  Minority interest..............................................      (8,187)     (4,587)     (4,587)          73
  Change in accounts receivable and other assets.................     (26,696)      4,332       5,572       (4,873)
  Change in accounts payable and other liabilities...............      24,231         209       4,166        3,327
  Change in property held for sale...............................        (705)       (190)       (414)       1,298
                                                                   ----------  ----------  -----------  ----------
Net cash flows used in operating activities......................     (18,879)     (8,094)     (1,369)      (4,216)

INVESTING ACTIVITIES
  Additions to property and equipment............................      (3,480)     (2,560)     (1,913)      (7,372)
  Proceeds from sale of property and equipment...................      --             147          88           83
  Proceeds from Mexico joint venture.............................       4,000      --          --           --
  Investment in Mexico joint venture.............................      (3,883)     --          --           --
  Additions to notes receivable..................................      --          (1,337)     --           --
  Payments of notes receivable...................................       2,897       3,105         986        5,083
                                                                   ----------  ----------  -----------  ----------
Net cash flows used in investing activities......................        (466)       (645)       (839)      (2,206)

FINANCING ACTIVITIES
  Net investment by Price Enterprises............................       6,850       6,994         738        2,790
  Costco equity contributions to subsidiaries....................      12,495      --          --           --
  Contributions by Panama JV partner.............................      --           1,745       1,470        3,632
                                                                   ----------  ----------  -----------  ----------
Net cash flows provided by financing activities..................      19,345       8,739       2,208        6,422
                                                                   ----------  ----------  -----------  ----------
Net increase in cash.............................................      --          --          --           --

Cash and cash equivalents at beginning of year...................      --          --          --           --
                                                                   ----------  ----------  -----------  ----------
Cash and cash equivalents at end of year.........................  $   --      $   --       $  --       $   --
                                                                   ----------  ----------  -----------  ----------
                                                                   ----------  ----------  -----------  ----------

                            See accompanying notes.

                                PRICESMART, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

       (INFORMATION FOR THE FORTY WEEKS ENDED JUNE 9, 1996 IS UNAUDITED)

NOTE 1--ORGANIZATION AND BASIS OF PRESENTATION

FORMATION OF THE COMPANY

    PriceSmart, Inc. ("PriceSmart" or "the Company"), a Delaware corporation, was originally formed in August 1994 as a subsidiary of Price Enterprises, Inc. ("PEI") to operate certain businesses which were spun out from Costco Companies, Inc. ("Costco") effective August 29, 1994. On June 27, 1997, the Board of Directors of PEI approved in principle, subject to formal declaration of a dividend at a later date, a plan for the distribution (the "Distribution") to holders of PEI's Common Stock of 100% of the outstanding shares of Common Stock of PriceSmart. On or prior to the date of Distribution, PEI will transfer certain businesses and assets to PriceSmart.

    The following assets will be transferred to PriceSmart:

    - Interest in essentially all businesses which historically formed the merchandising business segment of PEI, primarily the international merchandising activities and the Costco auto referral program and the Costco travel program.

    - Certain real estate properties held for sale which, as of June 8, 1997, had not yet been sold.

    - Notes receivable from various municipalities and agencies ("City Notes") and certain secured notes receivable from buyers of properties formerly owned by PEI.

    - Cash and cash equivalents held by PEI as of June 8, 1997, less approximately $40 million to be kept by PEI for use in its real estate business.

    - All other assets and liabilities not specifically associated with PEI's portfolio of 27 investment properties ("Investment Portfolio"), except for current corporate income tax assets and liabilities.

    On July 2, 1997, PEI announced that it intends to distribute to its stockholders through a special dividend all outstanding shares of PriceSmart ("Distribution"). Prior to the Distribution, the various assets shown above will be transferred to PriceSmart. By fiscal year-end 1997, or shortly thereafter, PEI intends to consummate the Distribution to its stockholders of one share of PriceSmart common stock for every four shares of PEI common stock held on the applicable record date. The Distribution is conditioned upon declaration of the special dividend by PEI's Board of Directors.

    The Company's authorized stock consists of 1,000 shares of $.01 par value common stock and will be increased to provide for the shares to be issued in connection with the Distribution.

BASIS OF PRESENTATION

    These financial statements present the financial position, results of operations, and cash flows for the Company as if it were a separate entity of PEI for all periods presented. PEI's historical basis in the assets and liabilities of the Company has been carried over. Changes in investment by PEI represent the net income (loss) of the Company plus the net change in cash and non-cash items transferred between the Company and PEI.

    The combined financial statements include the assets, liabilities and operations to be transferred to the Company in connection with the Distribution. All significant intercompany accounts and transactions have been eliminated.

                                PRICESMART, INC.

       (INFORMATION FOR THE FORTY WEEKS ENDED JUNE 9, 1996 IS UNAUDITED)

NOTE 1--ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)
    The Company's operations are primarily in the merchandising business. The international merchandising business licenses and, in some cases, owns warehouse stores in Latin America and Asia. The Company's auto referral and travel programs offer discounts on new cars and on travel services to Costco members.

    The Company operates as a unit of PEI, utilizing PEI's centralized systems for cash management, payroll, employee benefit plans, insurance and administrative services. Certain operating expenses, capital expenditures and other cash requirements of the Company were paid by PEI and charged directly or allocated to the Company, principally based on PEI's specific identification of individual cost items and otherwise based upon estimated levels of effort devoted by its corporate administrative departments to individual entities or relative measures of size of entities. Such allocated amounts are included in corporate administrative expenses and were $1.4 million for each of the years ended August 31, 1995 and 1996, and $1.1 million and $1.3 million for the forty weeks ended June 9, 1996 and June 8, 1997, respectively. In the opinion of management, the methods for allocating corporate administrative expenses and other direct costs are reasonable. It is not practical to estimate the costs that would have been incurred by the Company if it had operated on a stand-alone basis.

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES

FISCAL YEAR

    The Company reports on a 52/53 week fiscal year which ends on the Sunday nearest August 31. For ease of presentation, all fiscal years in this report are referred to as having ended on August 31.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets, as follows:

                                                                       10-25
Building and improvements.......................................       years
Fixtures and equipment..........................................   3-5 years

MERCHANDISE INVENTORIES

    Merchandise inventories, which include merchandise for resale and display samples, are valued at the lower of cost (average cost) or market.

REVENUE RECOGNITION

    The Company recognizes international sales upon shipment. Revenues from the auto referral program are recognized on a monthly basis when billed, pursuant to contracts which are generally month-to-month. Revenues from travel programs are recognized as services are performed.

INCOME TAXES

    Income taxes have been provided for in accordance with SFAS No. 109, "Accounting for Income Taxes." That standard requires companies to account for deferred taxes using the asset and liability

                                PRICESMART, INC.

       (INFORMATION FOR THE FORTY WEEKS ENDED JUNE 9, 1996 IS UNAUDITED)

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) method. Accordingly, deferred income taxes are provided to reflect temporary differences between financial and tax reporting, including asset write-downs of real estate and related assets, accelerated tax depreciation methods, and international fees. Additionally, deferred taxes were transferred to the Company as a result of the Costco spin out in 1994.

    The Company is included in the consolidated Federal and in various combined state tax returns of PEI. The Company is allocated the benefit of its tax net operating losses used in PEI's consolidated or combined tax returns. Benefits realized by PEI were not paid to the Company but were deemed to be reductions in PEI's investment in the Company.

ASSET IMPAIRMENT

    Beginning with fiscal 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. No such indicators of impairment were present in fiscal 1996. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company estimated the sales value, net of related selling costs, on its real estate properties which are being held for sale and recorded impairment losses of $8.0 million in fiscal 1996. No impairment loss was recorded for the forty weeks ended June 8, 1997. Impairment losses of $1.6 million in fiscal 1995 were based on a risk adjusted discounted cash flow to estimate fair value. See Note 3.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

    The Company sells its merchandise primarily to its international licensees. Credit is generally extended based on letters of credit. Credit losses have been minimal and within management's expectations.

STOCK-BASED COMPENSATION

    In October 1995, the Financial Accounting Standards Board issued "Accounting for Stock-Based Compensation" ("SFAS No. 123"). The statement is effective for fiscal years beginning after December 1995. Under Statement No. 123, stock-based compensation expense is measured using either the intrinsic-value method as prescribed by Accounting Principle Board Opinion No. 25 or the fair-value method described in SFAS No. 123. The Company intends to implement SFAS No. 123 in fiscal 1997 using the intrinsic-value method; accordingly, upon adopting SFAS No. 123 there will be no effect on the Company's financial position or results of operations.

                                PRICESMART, INC.

       (INFORMATION FOR THE FORTY WEEKS ENDED JUNE 9, 1996 IS UNAUDITED)

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INTERIM FINANCIAL INFORMATION

    The accompanying financial statements for the forty weeks ended June 9, 1996 are unaudited but include all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair statement of the financial position at such date and the operating results and cash flows for this period. Interim results are not necessarily indicative of results for the entire year or future periods.

NOTE 3--PROPERTY HELD FOR SALE

    Property held for sale primarily includes former membership warehouse club facilities and unimproved land, which the Company expects to dispose of in the next twelve months. Property held for sale consists of the following (in thousands):

                                                                         AUGUST 31,    JUNE 8,
                                                                            1996        1997
                                                                         -----------  ---------
Land and land improvements.............................................   $  23,667   $  22,181
Building and improvements..............................................      16,110      16,363
Construction in progress...............................................         520          20
Deferred rents.........................................................         547         606
Deferred leasing costs, net............................................         346         417
                                                                         -----------  ---------
                                                                             41,190      39,587

Accumulated depreciation...............................................      (4,641)     (4,968)
Provision for asset impairments:
  Unimproved land......................................................      (2,665)     (2,033)
  Properties with buildings............................................      (5,377)     (5,377)
                                                                         -----------  ---------
                                                                             (8,042)     (7,410)
                                                                         -----------  ---------
                                                                          $  28,507   $  27,209
                                                                         -----------  ---------
                                                                         -----------  ---------

                                PRICESMART, INC.

       (INFORMATION FOR THE FORTY WEEKS ENDED JUNE 9, 1996 IS UNAUDITED)

NOTE 3--PROPERTY HELD FOR SALE (CONTINUED)
    Because the properties are held for sale, the net results of the real estate operations are presented on the combined statement of operations, and consist of the following (in thousands):

                                                     YEARS ENDED AUGUST     FORTY WEEKS ENDED
                                                            31,           ----------------------
                                                    --------------------                JUNE 8,
                                                      1995       1996                    1997
                                                    ---------  ---------    JUNE 9,    ---------
                                                                             1996
                                                                          -----------
                                                                          (UNAUDITED)
Rental income.....................................  $   2,868  $   2,798   $   2,207   $   2,236
Gains on sales of real estate.....................         24        240         240          67
                                                    ---------  ---------  -----------  ---------
  Total revenue...................................      2,892      3,038       2,447       2,303

Operating, maintenance and administrative.........      1,427      1,724       1,079       1,004
Property taxes....................................        884        857         660         599
Depreciation and amortization.....................      1,219        774         586         407
Provision for asset impairments...................      1,600      8,042         620      --
                                                    ---------  ---------  -----------  ---------
  Total expenses..................................      5,130     11,397       2,945       2,010
                                                    ---------  ---------  -----------  ---------
Real estate operations, net.......................  $  (2,238) $  (8,359)  $    (498)  $     293
                                                    ---------  ---------  -----------  ---------
                                                    ---------  ---------  -----------  ---------

    Provision for asset impairments represent noncash charges taken to write-down the carrying value of real estate properties which are being held for sale or redevelopment, and which are expected to generate net sales proceeds below their book values. In 1995, the provision for asset impairments was directly written off against the related properties held for sale.

    The Company determines the estimated carrying value of properties held for sale based upon the expected net sales proceeds to be received, taking into consideration existing sales contracts, past and current sales negotiations and relevant market data.

    Certain properties held for sale generate future minimum rental income of approximately $1.8 million per year. These properties are leased under noncancelable leases with remaining terms ranging from less than one year to 17 years.

NOTE 4--NOTES RECEIVABLE

    The City Notes include amounts loaned to municipalities and agencies to facilitate real property acquisition and improvements and carry interest rates which range from 7% to 10%. Repayment of the majority of these notes is generally based on that municipality's allocation of sales tax revenues generated by retail businesses located on a particular property associated with such City Note. City Note repayments are calculated in accordance with specific revenue sharing agreements; and, under the terms of most City Notes, the unpaid balance of the note is forgiven on its maturity date. The carrying values of these notes was established when PEI was spun out from Costco. The carrying values are evaluated by the Company in accordance with Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan." Interest income is recognized based upon the stated interest rates of the various notes and amounted to $2.7 million and $2.5 million for the years ended August 31, 1995 and 1996, respectively, and $1.9 million and $1.6 million for the forty weeks ended June 9, 1996 and June 8, 1997, respectively.

                                PRICESMART, INC.

       (INFORMATION FOR THE FORTY WEEKS ENDED JUNE 9, 1996 IS UNAUDITED)

NOTE 4--NOTES RECEIVABLE (CONTINUED)
    At August 31, 1996 and June 8, 1997, the aggregate stated principal value plus compounded interest amounted to $71 million and $67 million, respectively. As a result, the total carrying value of the City Notes is less than the stated principal value and interest by $42 million and $43 million, respectively. As of June 8, 1997, thirteen City Notes were outstanding with maturity dates ranging from 1999-2028.

NOTE 5--PROFIT SHARING AND 401(K) PLAN

    Substantially all of the employees of the Company are participants in PEI's defined contribution profit sharing and 401(k) plan. Profit sharing contributions, if any, are based on a discretionary amount determined by the Board of Directors and are allocated to each participant based on the relative compensation of the participant, subject to certain limitations, to the compensation of all participants. The Company makes a matching 401(k) contribution equal to 50% of the participant's contribution up to an annual maximum matching contribution of $250.

    Profit sharing contributions of approximately $504,000, $158,000 and $406,000 were made for the benefit of PriceSmart plan participants during fiscal 1995, 1996, and 1997, respectively. Employer contributions to the 401(k) plan were approximately $31,000, $31,000 and $24,000 during fiscal 1995, 1996 and 1997, respectively.

NOTE 6--STOCK OPTION PLANS

    Certain directors and employees of the Company participated in PEI stock option plans. Upon the consummation of the Distribution, certain PEI stock options held by Company directors and employees will be cancelled and the Company intends to issue PriceSmart stock options to such participants.

NOTE 7--INCOME TAXES

    The benefit (provision) for income taxes consist of the following (in thousands):

                                                               YEARS ENDED AUGUST
                                                                      31,            FORTY WEEKS
                                                              --------------------  ENDED JUNE 8,
                                                                1995       1996         1997
                                                              ---------  ---------  -------------
Current:
  Federal...................................................  $     161  $   3,431   $     3,510
  State.....................................................        262        807       --
                                                              ---------  ---------  -------------
                                                                    423      4,238         3,510
Deferred:
  Federal...................................................      3,513      1,935       (20,852)
  State.....................................................        (48)       563          (661)
                                                              ---------  ---------  -------------
                                                                  3,465      2,498       (21,513)
                                                              ---------  ---------  -------------
Total benefit (provision)...................................  $   3,888  $   6,736   $   (18,003)
                                                              ---------  ---------  -------------
                                                              ---------  ---------  -------------

                                PRICESMART, INC.

       (INFORMATION FOR THE FORTY WEEKS ENDED JUNE 9, 1996 IS UNAUDITED)

NOTE 7--INCOME TAXES (CONTINUED)
    A reconciliation between the Federal statutory rate and the effective tax rate follows (in thousands):

                                                              YEARS ENDED AUGUST
                                                                     31,            FORTY WEEKS
                                                             --------------------  ENDED JUNE 8,
                                                               1995       1996         1997
                                                             ---------  ---------  -------------
Federal taxes (benefit) at the statutory rate..............  $   5,742  $   6,355   $     1,815
State taxes, net of federal benefit........................        638      1,091           312
Tax losses of 51% owned subsidiaries.......................     (1,538)      (708)      --
Valuation allowance........................................     --         --           (20,130)
Price Club Mexico operations...............................       (893)    --           --
All other, net.............................................        (61)        (2)      --
                                                             ---------  ---------  -------------
    Total benefit (provision)..............................  $   3,888  $   6,736   $   (18,003)
                                                             ---------  ---------  -------------
                                                             ---------  ---------  -------------

    The significant components of deferred income taxes are attributable to the following temporary differences (in thousands):

                                                                        AUGUST 31,     JUNE 8,
                                                                           1996         1997
                                                                        -----------  -----------
Deferred tax assets:
  Real estate properties..............................................   $  10,217    $   8,999
  City notes receivable...............................................      11,756       11,756
  Net operating losses................................................       5,437        5,437
  International revenues and expenses.................................         241          369
  Inventory and equipment reserves....................................         304       --
  All other, net......................................................         470        1,034
                                                                        -----------  -----------
    Total deferred tax assets.........................................      28,425       27,595

Deferred tax liabilities:
  Deferred rental income..............................................        (214)      (1,428)
  Deferred state income taxes.........................................      (1,261)        (600)
                                                                        -----------  -----------
    Total deferred tax liabilities....................................      (1,475)      (2,028)
Valuation allowance...................................................      (5,437)     (25,567)
                                                                        -----------  -----------
    Net deferred tax assets...........................................   $  21,513    $  --
                                                                        -----------  -----------
                                                                        -----------  -----------

    As a result of the Distribution, the Company will no longer be a member of the PEI consolidated or combined group for Federal or state income tax purposes. As such, realization of deferred tax assets is no longer more likely than not and therefore a valuation allowance was established for the net amount of deferred tax assets at June 8, 1997. For the forty weeks ended June 8, 1997 there was a decrease in the net deferred tax asset of approximately $1.4 million prior to the adjustment for an increase in the valuation allowance.

    At August 31, 1996, the Company had combined net operating loss (NOL) carryforwards of approximately $13.7 million for Federal income tax purposes which may be applied against future taxable income.

                                PRICESMART, INC.

       (INFORMATION FOR THE FORTY WEEKS ENDED JUNE 9, 1996 IS UNAUDITED)

NOTE 7--INCOME TAXES (CONTINUED)
A valuation allowance was established for potential tax benefit of these NOL carryforwards as the certainty of their ultimate utilization is not sufficient to allow for deferred tax assets to be recorded. These NOL carryforwards will expire in 2009 unless previously utilized.

    During fiscal 1996, deferred tax assets of $351,000, representing Costco's interest in such assets, was offset against Costco's minority interest in Price Quest, L.L.C. In addition, a short-term deferred tax asset of $1.3 million is included in current assets at August 31, 1996.

NOTE 8--SALE OF INTEREST IN MEXICO JOINT VENTURE

    In April 1995, the Company completed the sale of its interest in the Mexico joint venture in return for cash of $4.0 million and cancellation of debt of $30.5 million. The sale of the interest in the Mexico joint venture resulted in a $2.6 million loss ($2.1 million after-tax) which is included in losses from Mexico joint venture in fiscal 1995.

    The investment by PEI at August 31, 1994 is net of a charge of $1.7 million for the accumulated foreign currency translation related to the Company's investment in the Mexico joint venture.

NOTE 9--COMMITMENTS

    The Company leases one former warehouse club property. This lease expires in 2002. Future minimum payments, net of sublease income of approximately $385,000 per year, are $132,500 per year through fiscal 2001 and $22,000 in fiscal 2002.

    Rent expense for the years ended August 31, 1995 and 1996 was $112,000 and $115,000, net of sublease income of $389,000 and $385,000, respectively. Rent expense for the forty week periods ended June 9, 1996 and June 8, 1997 was $86,000 and $96,000, net of sublease income of $289,000 and $289,000, respectively.

                                PRICESMART, INC.

       (INFORMATION FOR THE FORTY WEEKS ENDED JUNE 9, 1996 IS UNAUDITED)

NOTE 10--GEOGRAPHIC AREAS AND MAJOR CUSTOMERS

                                                                                  FORTY WEEKS
                                                                                 ENDED JUNE 8,
                                                                                     1997
                                                                                 -------------
                                                                                      (IN
                                                                                  THOUSANDS)
Revenues:
  United States................................................................    $  41,703
  Latin America................................................................       15,956
                                                                                 -------------
                                                                                   $  57,659
                                                                                 -------------
                                                                                 -------------
Operating income (loss):
  United States................................................................    $  (7,657)
  Latin America................................................................          149
                                                                                 -------------
                                                                                   $  (7,508)
                                                                                 -------------
                                                                                 -------------
Identifiable assets............................................................
  United States................................................................    $  68,028
  Latin America................................................................       12,035
                                                                                 -------------
                                                                                   $  80,063
                                                                                 -------------
                                                                                 -------------

    Foreign operations were not significant in fiscal 1995 and 1996. The Latin American operations consist of a 51% interest in a joint venture in Panama whose currency is the U.S. dollar.

    Export sales were approximately $39.3 million and $25.5 million for the years ended August 31, 1995 and 1996, respectively and $45.3 million for the forty weeks ended June 8, 1997. Approximately 27% of revenues in the year ended August 31, 1995, 48% of revenues in the year ended August 31, 1996 and 39% of revenues in the forty weeks ended June 8, 1997 were from a single customer.

                                                                     SCHEDULE II

                                PRICESMART, INC.
                       VALUATION AND QUALIFYING ACCOUNTS

                                                                ADDITIONS
                                                               ------------
                                                  BALANCE AT    CHARGED TO
                                                 BEGINNING OF   COSTS AND                   BALANCE AT END
PROVISION FOR ASSET IMPAIRMENTS                     PERIOD       EXPENSES     DEDUCTIONS      OF PERIOD
-----------------------------------------------  ------------  ------------  -------------  --------------
Year ended August 31, 1995.....................  $    --       $  1,600,000  $  (1,600,000 (1)  $    --
Year ended August 31, 1996.....................       --          8,042,000       --            8,042,000
Forty weeks ended June 8, 1997.................     8,042,000       --            (632,000 (2)     7,410,000

------------------------

(1) Provision for asset impairments was directly written off against the related properties held for sale.

(2) Provision for asset impairments related to the sale of a portion of one property.

                                   SIGNATURE

    Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused amendment no. 2 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                PRICESMART, INC.
Dated: August 13, 1997

                                By              /s/ ROBERT E. PRICE
                                     -----------------------------------------
                                                  Robert E. Price
                                      CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE
                                                      OFFICER

                                    ANNEX I
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                PRICESMART, INC.

    PRICESMART, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

        1. The Corporation's original Certificate of Incorporation was filed on August 17, 1994. An amendment to said Certificate of Incorporation was filed on November 27, 1995 changing the name of the Corporation to PQI, Inc. A further amendment to said Certificate of Incorporation was filed on June 30, 1997 changing the name of the Corporation to PriceSmart, Inc.

        2.  That by action taken by unanimous written consent of the Board of
    Directors on         , 1997, resolutions were duly adopted setting forth a
    proposed amendment and restatement of the Certificate of Incorporation of the Corporation, declaring said amendment and restatement to be advisable and directing its officers to submit said amendment and restatement to the sole stockholder of the Corporation for consideration thereof. The resolution setting forth the proposed amendment and restatement is as follows:

        "THEREFORE, BE IT RESOLVED, that the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows, subject to the required consent of the sole stockholder of the corporation:

        FIRST: The name of the Corporation is PriceSmart, Inc. (hereinafter the "Corporation").

        SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

        THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the "GCL").

        FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is 17,000,000, which shall consist of 15,000,000 shares of Common Stock, each having a par value of $.0001 (the "Common Stock") and 2,000,000 shares of Preferred Stock, each having a par value of $.0001 (the "Preferred Stock").

        The Board of Directors is hereby authorized from time to time to provide by resolution for the issuance of shares of preferred stock in one of more series not exceeding in the aggregate the number of shares of Preferred Stock authorized by this Certificate of Incorporation, as amended from time to time; and to determine with respect to each such series the voting powers, if any (which voting powers, if granted, may be full or limited), designations, preference and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions relating thereto, including without limiting the generality of the foregoing, the voting rights relating to shares of Preferred Stock of any series (which may be one of more votes per share or a fraction of a vote per share, which may vary over time and which may be applicable generally or only upon the happening and continuance of stated events or conditions), the rate of dividend to which holders of Preferred Stock of any series may be entitled (which may be cumulative or noncumulative), the rights of holders of Preferred Stock of any series in the event of liquidation, dissolution or winding up of the affairs of the Corporation, the rights, if any, of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock of such series for shares of any other class or series of capital stock or for any other securities, property or assets of the Corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable and the time or times during which a particular price or rate shall be applicable), whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates, and whether any shares of that series shall be redeemed pursuant to a retirement or sinking fund or otherwise and the terms and conditions of such obligation.

        Before the Corporation shall issue any shares of Preferred Stock of any series, a certificate setting forth a copy of the resolution or resolutions of the Board of Directors, fixing the voting powers, designations, preferences, the relative, participating, optional or other rights, if any, and the qualifications, limitations and restrictions, if any, relating to the shares of Preferred Stock of such series, and the number of shares of Preferred Stock of such series authorized by the Board of Directors to be issued shall be made under seal of the Corporation and signed by and shall be filed and a copy thereof recorded in the manner prescribed by the GCL. The Board of Directors is further authorized to increase or decrease (but not below the number of such shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

        FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

           (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

           (b) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Bylaws of the Corporation.

           (c) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation. The election of directors need not be by written ballot unless the Bylaws so provide.

           (d) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any Bylaws adopted by the stockholders; PROVIDED, HOWEVER, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

        SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

        SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Corporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

        EIGHTH: (a) Subject to Article EIGHTH (c), the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

           (b) Subject to Article EIGHTH (c), the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

           (c) Any indemnification under this Article EIGHTH (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in Article EIGHTH (a) or Article EIGHTH (b), as the case may be. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or
       (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Article EIGHTH (a) or Article EIGHTH (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case.

           (d) Notwithstanding any contrary determination in the specific case under Article EIGHTH (c), and notwithstanding the absence of any determination thereunder, any present or former director or officer of the Corporation may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Article EIGHTH (a) and Article EIGHTH (b). The basis of such indemnification by a court shall be a determination by such court that indemnification of such person is proper in the circumstances because he has met the applicable standards of conduct set forth in Article EIGHTH
       (a) or Article EIGHTH (b), as the case may be. Neither a contrary determination in the specific case under Article EIGHTH (c) nor the absence of any determination thereunder shall be a defense to such application or create a presumption that such person seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Article EIGHTH (d) shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, such person seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

           (e) Expenses incurred by a person who is or was a director or officer of the Corporation in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article EIGHTH.

           (f) The indemnification and advancement of expenses provided by or granted pursuant to this Article EIGHTH shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Article EIGHTH (a) and Article EIGHTH (b) shall be made to the fullest extent permitted by law. The provisions of this Article EIGHTH shall not be deemed to preclude the indemnification of any person who is not specified in Article EIGHTH (a) or Article EIGHTH (b) but whom the Corporation has the power or obligation to indemnify under the provisions of the GCL, or otherwise.

           (g) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power or the obligation to indemnify him against such liability under the provisions of this Article EIGHTH or Section 145 of the GCL.

           (h) For purposes of this Article EIGHTH, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article EIGHTH with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article EIGHTH, references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such person with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article EIGHTH. For purposes of any determination under Article EIGHTH (c), a person shall be deemed to have acted in good faith in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to him by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term "another enterprise" is used in this Article EIGHTH (h) shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this Article EIGHTH (h) shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Article EIGHTH (a) or
       (b), as the case may be.

           (i) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article EIGHTH shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person.

           (j) Notwithstanding anything contained in this Article EIGHTH to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Article EIGHTH (d)), the Corporation shall not be obligated to indemnify any person in connection with a proceeding (or part, thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

           (k) The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article EIGHTH to directors and officers of the Corporation.

        NINTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article NINTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification."

    3. That thereafter, by consent of the sole stockholder of all of the issued and outstanding shares of stock of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware, all of the shares of the Corporation were voted in favor of the amendment.

    4. That said Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

    IN WITNESS WHEREOF, PRICESMART, INC. has caused this Certificate to be
signed by                    , its President and                    , its
Secretary, this    day of         , 1997.

                                          PRICESMART, INC.

                                          a Delaware corporation

                                          By: ____________________________

                                          Name:

                                          Title:  President

ATTEST

Name:

Title:  Secretary

                                    ANNEX II
                              AMENDED AND RESTATED
                                   BYLAWS OF
                                PRICESMART, INC.
                     (HEREINAFTER CALLED THE "CORPORATION")
                                   ARTICLE I
                                    OFFICES

    SECTION 1. REGISTERED OFFICE. The registered office of the Corporation shall be established and maintained in the City of Wilmington, County of New Castle, State of Delaware.

    SECTION 2. OTHER OFFICES. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine.

                                   ARTICLE II
                            MEETINGS OF STOCKHOLDERS

    SECTION 1. PLACE OF MEETINGS. Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

    SECTION 2. ANNUAL MEETINGS. The Annual Meetings of Stockholders shall be held on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which meeting the stockholders shall elect Directors in the manner provided in the Certificate of Incorporation and in the Bylaws, and transact such other business as may properly be brought before the meeting. Written notice of the Annual Meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting.

    SECTION 3. SPECIAL MEETINGS. Unless otherwise prescribed by law or by the Certificate of Incorporation, Special Meetings of Stockholders, for any purpose or purposes may be called by either (i) the Chairman, (ii) the Vice Chairman,
(iii) the President, (iv) any Vice President, (v) the Secretary or (vi) any Assistant Secretary, if there be one, and shall be called by any such officer at the request in writing by a majority of the entire Board of Directors, or at the request in writing of stockholders owning a majority of the capital stock of the Corporation issued and outstanding and entitled to vote. Such request ball state the purpose or purposes of the proposed meeting. Written notice of a Special Meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting.

    SECTION 4. QUORUM. Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.

    SECTION 5. VOTING. Unless otherwise required by law, the Certificate of Incorporation or these Bylaws, any question brought before any meeting of stockholders shall be decided by the vote of the holders of a majority of the stock represented and entitled to vote thereat. Each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder. Such votes may be cast in person or by proxy but no proxy shall be voted on or after three years from its date, unless such proxy provides for a longer period. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his discretion, may require that any votes cast at such meeting shall be cast by written ballot.

    SECTION 6. CONSENT OF STOCKHOLDERS IN LIEU OF MEETING. Unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken at any Annual or Special Meeting of Stockholders of the Corporation, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

    SECTION 7. LIST OF STOCKHOLDERS ENTITLED TO VOTE. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present.

    SECTION 8. STOCK LEDGER. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 7 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

                                  ARTICLE III
                                   DIRECTORS

    SECTION 1. NUMBER AND ELECTION OF DIRECTORS. The Board of Directors shall consist of three or more members, the exact number of which shall be fixed from time to time by the Board of Directors. Except as provided in Section 2 of this Article, directors shall be elected by a plurality of the votes cast at Annual Meetings of Stockholders, and each director so elected shall hold office until the Annual Meeting in which his term expires and until his successor is duly elected and qualified, or until his earlier resignation or removal. Any director may resign at any time upon written notice to the Corporation. Directors need not be stockholders.

    SECTION 2. VACANCIES. Vacancies, and newly created directorships resulting from any increase in the authorized number of directors, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. The directors so chosen shall hold office until the next annual election of directors and until their successors are duly elected and qualified, or until their earlier resignation or removal. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

    SECTION 3. DUTIES AND POWERS. The business of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.

    SECTION 4. MEETINGS. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the Chairman, the Vice Chairman, the President, or any director. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail, telephone, facsimile or telegram not less than forty-eight (48) hours before the date of the meeting.

    SECTION 5. QUORUM. Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these Bylaws, at all meetings of the Board of Directors a majority of the entire Board of Directors shall constitute a quorum for the transaction of business. The act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time without notice other than announcement at the meeting, until a quorum shall be present.

    SECTION 6. ACTIONS OF BOARD. Unless otherwise provided by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

    SECTION 7. MEETINGS BY MEANS OF CONFERENCE TELEPHONE. Unless otherwise provided by the Certificate of Incorporation or these Bylaws, members of the Board of Directors of the Corporation, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 7 shall constitute presence in person at such meeting.

    SECTION 8. COMMITTEES. The Board of Directors may, by resolution passed by a majority of the entire Board of Directors, designate one or more committees, each committee to consist of one or more of the Directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. Any committee, to the extent allowed by law and provided in these Bylaws or the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation; but no committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the Bylaws of the Corporation; and, unless the resolution or the Certificate of Incorporation expressly so provides, no committee shall have the power or authority to declare a dividend or to authorize the issuance of stock. Each committee shall keep regular minutes and report to the Board of Directors when required.

    SECTION 9. COMPENSATION. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

    SECTION 10. INTERESTED DIRECTORS. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for that reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose if (i) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction. Any such contract or transaction shall be made on commercially reasonable terms substantially equivalent to terms available from third parties in an arm's-length transaction in the competitive marketplace.

                                   ARTICLE IV
                                    OFFICERS

    SECTION 1. GENERAL. The executive officers of the Corporation shall be chosen by the Board of Directors and shall include a Chairman of the Board of Directors, a President and Chief Executive Officer, a Secretary and a Chief Financial Officer. The Board of Directors, in its discretion, may also choose one or more Executive Vice Presidents (each of whom shall also be an executive officer), a Treasurer (who shall also be an executive officer) and Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board of Directors and the Vice Chairman of the Board of Directors, need such officers be directors of the Corporation.

    SECTION 2. ELECTION. The Board of Directors at its first meeting held after each Annual Meeting of Stockholders shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Any officer elected by the Board of Directors may be removed at any time by the affirmative vote of a majority of the entire Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by a majority of the entire Board of Directors. The salaries of all executive officers of the Corporation shall be fixed by the Board of Directors.

    SECTION 3. CHAIRMAN OF THE BOARD OF DIRECTORS. The Chairman of the Board of Directors shall preside at all meetings of the stockholders and of the Board of Directors. Except where by law the signature of the President is required, the Chairman of the Board of Directors shall possess the same power as the President to sign all contracts, certificates and other instruments of the Corporation which may be authorized by the Board of Directors. During the absence or disability of the President, the Chairman of the Board of Directors shall exercise all the powers and discharge all the duties of the President. The Chairman of the Board of Directors shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by these Bylaws or by the Board of Directors. The Chairman of the Board of Directors may only be appointed or removed by a majority of the entire Board of Directors.

    SECTION 4. VICE CHAIRMAN OF THE BOARD OF DIRECTORS. The Vice Chairman of the Board of Directors shall, in the absence or disability of the Chairman of the Board of Directors, preside at meetings of the stockholders and the Board of Directors. The Vice Chairman of the Board of Directors shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by these Bylaws or by the Board of Directors.

    SECTION 5. PRESIDENT. The President shall, subject to the control of the Board of Directors, have general supervision of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. He shall execute all bonds, mortgages, contracts and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these Bylaws, the Board of Directors or the President. In the absence or disability of the Chairman of the Board of Directors or the Vice Chairman of the Board of Directors, or if there be none, the President shall preside at all meetings of the stockholders and the Board of Directors. The President shall be the Chief Executive Officer of the Corporation. The President shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by these Bylaws or by the Board of Directors. The President may only be appointed or removed by a majority of the entire Board of Directors.

    SECTION 6. EXECUTIVE VICE PRESIDENTS AND VICE PRESIDENTS. At the request of the President or in his absence or in the event of his inability or refusal to act (and if there be no Chairman of the Board of Directors), the Senior Executive Vice President, and then the Executive Vice President or the Executive Vice Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Each Vice President (including Senior Executive and Executive Vice Presidents) shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Chairman of the Board of Directors and no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the President or in the event of the inability or refusal of the President to act, shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.

    SECTION 7. SECRETARY. The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or President, under whose supervision he or she shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

    SECTION 8. CHIEF FINANCIAL OFFICER. The Chief Financial Officer shall also serve as the Treasurer unless Treasurer shall be separately appointed by the Board of Directors and shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Chief Financial Officer shall disburse the funds of the Corporation as may be ordered by the Board of

Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Chief Financial Officer and of the financial condition of the Corporation.

    SECTION 9. ASSISTANT SECRETARIES. Except as may be otherwise provided in these Bylaws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

    SECTION 10. ASSISTANT TREASURERS. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer.

    SECTION 11. OTHER OFFICERS. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

                                   ARTICLE V
                                     STOCK

    SECTION 1. FORM OF CERTIFICATES. Every holder of stock in the Corporation shall be entitled to have a certificate signed, in the name of the Corporation
(i) by the Chairman or Vice Chairman of the Board of Directors, or the President or a Vice President and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him in the Corporation. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations, or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in section 202 of the General Corporation Law of Delaware, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

    SECTION 2. SIGNATURES. Where a certificate is countersigned by (i) a transfer agent other than the Corporation or its employee, or (ii) a registrar other than the Corporation or its employee, any other signature on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

    SECTION 3. LOST CERTIFICATES. The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost stolen or destroyed (unless otherwise authorized by the Board). When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

    SECTION 4. TRANSFERS. Stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate or by his attorney lawfully constituted in writing and upon the surrender of the certificate therefor, which shall be cancelled before a new certificate shall be issued.

    SECTION 5. RECORD DATE. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty days nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

    SECTION 6. BENEFICIAL OWNERS. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

                                   ARTICLE VI
                                    NOTICES

    SECTION 1. NOTICES. Whenever written notice is required by law, the Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee or stockholder, such notice may be given by mail, addressed to such director, member of a committee or stockholder, at his address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Written notice may also be given personally or by telegram, telex, facsimile or cable, in which event notice shall be deemed given upon receipt.

    SECTION 2. WAIVERS OF NOTICE. Whenever any notice is required by law, the Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed, by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Neither the business transacted or to be transacted at, nor the purpose of any meeting need be specified in any written waiver of notice thereof.

                                  ARTICLE VII
                               GENERAL PROVISIONS

    SECTION 1. DIVIDENDS. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, and may be paid in cash, in property, or in shares of the capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

    SECTION 2. DISBURSEMENTS. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

    SECTION 3. FISCAL YEAR. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

    SECTION 4. CORPORATE SEAL. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words "Corporate Seal, Delaware." The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

                                  ARTICLE VIII
                                INDEMNIFICATION

    The power, right and obligation of the Corporation to indemnify any director or officer of the Corporation and employees and agents of the Corporation shall be as set forth in Article EIGHTH of the Certificate of Incorporation. All directors and officers of the Corporation shall be entitled to indemnification as set forth in the Certificate of Incorporation.

                                   ARTICLE IX
                                   AMENDMENTS

    SECTION 1. These Bylaws may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted by the stockholders or by the Board of Directors; provided, however, that notice of such alteration, amendment, repeal or adoption of new Bylaws be contained in the notice of such meeting of stockholders or Board of Directors as the case may be. All such amendments must be approved by either the holders of a majority of the outstanding capital stock entitled to vote thereon or by a majority of the entire Board of Directors.

                                   ANNEX III
                           THE 1997 STOCK OPTION PLAN
                                       OF
                                PRICESMART, INC.

    PriceSmart, Inc., a Delaware corporation, has adopted The 1997 Stock Option
Plan of PriceSmart, Inc. (this "Plan"), effective               , 1997, for the
benefit of its eligible employees, consultants and directors.

    The purposes of this Plan are as follows:

    (1) To provide an additional incentive for directors, key Employees and consultants to further the growth, development and financial success of the Company by personally benefiting through the ownership of Company stock which recognizes such growth, development and financial success.

    (2) To enable the Company to obtain and retain the services of directors, key Employees and consultants considered essential to the long range success of the Company by offering them an opportunity to own stock in the Company which will reflect the growth, development and financial success of the Company.

                                   ARTICLE I
                                  DEFINITIONS

    1.1 GENERAL. Wherever the following terms are used in this Plan they shall have the meanings specified below, unless the context clearly indicates otherwise.

    1.2 AWARD LIMIT. "Award Limit" shall mean 125,000 shares of Common Stock, as adjusted pursuant to Section 7.3.

    1.3  BOARD.  "Board" shall mean the Board of Directors of the Company.

    1.4  CODE.  "Code" shall mean the Internal Revenue Code of 1986, as amended.

    1.5 COMMITTEE. "Committee" shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 6.1.

    1.6 COMMON STOCK. "Common Stock" shall mean the common stock of the Company, par value $.0001 per share.

    1.7 COMPANY. "Company" shall mean PriceSmart, Inc., a Delaware corporation.

    1.8 CORPORATE TRANSACTION. "Corporate Transaction" shall mean any of the following stockholder-approved transactions to which the Company is a party:

        (a) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State in which the Company is incorporated, form a holding company or effect a similar reorganization as to form whereupon this Plan and all Options are assumed by the successor entity;

        (b) the sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, in complete liquidation or dissolution of the Company in a transaction not covered by the exceptions to clause (a), above; or

        (c) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred or issued to a person or persons different from those who held such securities immediately prior to such merger.

                                     III-1

    1.9   DIRECTOR.  "Director" shall mean a member of the Board.

    1.10 DISTRIBUTION. "Distribution" shall mean the distribution of Common Stock to the stockholders of Price Enterprises, Inc.

    1.11 EMPLOYEE. "Employee" shall mean any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company, or of any corporation which is a Subsidiary.

    1.12 EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    1.13 FAIR MARKET VALUE. "Fair Market Value" of a share of Common Stock as of a given date shall be (i) the closing price of a share of Common Stock on the principal exchange on which shares of Common Stock are then trading, if any (or as reported on any composite index which includes such principal exchange), on the trading day previous to such date, or if shares were not traded on the trading day previous to such date, then on the next preceding date on which a trade occurred, or (ii) if Common Stock is not traded on an exchange but is quoted on Nasdaq or a successor quotation system, the closing price of a share of Common Stock on the trading day previous to such date as reported by Nasdaq or such successor quotation system; or (iii) if Common Stock is not publicly traded on an exchange and not quoted on Nasdaq or a successor quotation system, the Fair Market Value of a share of Common Stock as established by the Committee (or the Board, in the case of Options granted to Independent Directors) acting in good faith.

    1.14 INCENTIVE STOCK OPTION. "Incentive Stock Option" shall mean an option which conforms to the applicable provisions of Section 422 of the Code and which is designated as an Incentive Stock Option by the Committee.

    1.15 INDEPENDENT DIRECTOR. "Independent Director" shall mean a member of the Board who is not an Employee of the Company.

    1.16 NON-QUALIFIED STOCK OPTION. "Non-Qualified Stock Option" shall mean an Option which is not designated as an Incentive Stock Option by the Committee.

    1.17 OPTION. "Option" shall mean a stock option granted under Article III of this Plan. An Option granted under this Plan shall, as determined by the Committee, be either a Non-Qualified Stock Option or an Incentive Stock Option; PROVIDED, HOWEVER, that Options granted to Independent Directors and consultants shall be Non-Qualified Stock Options.

    1.18 OPTIONEE. "Optionee" shall mean an Employee, consultant or Independent Director granted an Option under this Plan.

    1.19  PLAN.  "Plan" shall mean The 1997 Stock Option Plan of PriceSmart,
Inc.

    1.20 QDRO. "QDRO" shall mean a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

    1.21 RULE 16B-3. "Rule 16b-3" shall mean that certain Rule 16b-3 under the Exchange Act, as such Rule may be amended from time to time.

    1.22 SECTION 162(M) PARTICIPANT. "Section 162(m) Participant" shall mean any key Employee designated by the Committee as a key Employee whose compensation for the fiscal year in which the key Employee is so designated or a future fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code.

    1.23 SUBSIDIARY. "Subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                                     III-2

    1.24 TERMINATION OF CONSULTANCY. "Termination of Consultancy" shall mean the time when the engagement of an Optionee as a consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, by resignation, discharge, death or retirement; but excluding terminations where there is a simultaneous commencement of employment with the Company or any Subsidiary. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Consultancy, including, but not by way of limitation, the question of whether a Termination of Consultancy resulted from a discharge for good cause, and all questions of whether a particular leave of absence constitutes a Termination of Consultancy. Notwithstanding any other provision of this Plan, the Company or any Subsidiary has an absolute and unrestricted right to terminate a consultant's service at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.

    1.25 TERMINATION OF DIRECTORSHIP. "Termination of Directorship" shall mean the time when an Optionee who is an Independent Director ceases to be a Director for any reason, including, but not by way of limitation, a termination by resignation, failure to be elected, death or retirement. The Board, in its sole and absolute discretion, shall determine the effect of all matters and questions relating to Termination of Directorship with respect to Independent Directors.

    1.26 TERMINATION OF EMPLOYMENT. "Termination of Employment" shall mean the time when the employee-employer relationship between an Optionee and the Company or any Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death, disability or retirement; but excluding (i) terminations where there is a simultaneous reemployment or continuing employment of an Optionee by the Company or any Subsidiary, (ii) at the discretion of the Committee, terminations which result in a temporary severance of the employee-employer relationship, and (iii) at the discretion of the Committee, terminations which are followed by the simultaneous establishment of a consulting relationship by the Company or a Subsidiary with the former employee. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a Termination of Employment resulted from a discharge for good cause, and all questions of whether a particular leave of absence constitutes a Termination of Employment; PROVIDED, HOWEVER, that, unless otherwise determined by the Committee in its discretion, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Employment if, and to the extent that with respect to Incentive Stock Options, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. Notwithstanding any other provision of this Plan, the Company or any Subsidiary has an absolute and unrestricted right to terminate an Employee's employment at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.

                                   ARTICLE II
                             SHARES SUBJECT TO PLAN

    2.1  SHARES SUBJECT TO PLAN.

    (a) The shares of stock subject to Options shall be Common Stock. The aggregate number of such shares which may be issued upon exercise of such Options or rights or upon any such awards under the Plan shall not exceed 700,000. The shares of Common Stock issuable upon exercise of such Options may be either previously authorized but unissued shares or treasury shares.

    (b) The maximum number of shares which may be subject to Options granted under the Plan to any individual in any fiscal year shall not exceed the Award Limit. To the extent required by Section 162(m) of the Code, shares subject to Options which are canceled continue to be counted against the Award Limit

                                     III-3
and if, after grant of an Option, the price of shares subject to such Option is reduced, the transaction is treated as a cancellation of the Option and a grant of a new Option and both the Option deemed to be canceled and the Option deemed to be granted are counted against the Award Limit.

    2.2 ADD-BACK OF OPTIONS. If any Option to acquire shares of Common Stock under this Plan expires or is canceled without having been fully exercised, or is exercised in whole or in part for cash as permitted by this Plan, the number of shares subject to such Option but as to which such Option was not exercised prior to its expiration, cancellation or exercise may again be optioned hereunder, subject to the limitations of Section 2.1. Furthermore, any shares subject to Options which are adjusted pursuant to Section 7.3 and become exercisable with respect to shares of stock of another corporation shall be considered cancelled and may again be optioned hereunder, subject to the limitations of Section 2.1. Shares of Common Stock which are delivered by the Optionee or withheld by the Company upon the exercise of any Option under this Plan, in payment of the exercise price thereof, may again be optioned hereunder, subject to the limitations of Section 2.1. Notwithstanding the provisions of this Section 2.2, no shares of Common Stock may again be optioned if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

                                  ARTICLE III
                              GRANTING OF OPTIONS

    3.1 ELIGIBILITY. Any Employee or consultant selected by the Committee pursuant to Section 3.4(a)(i) shall be eligible to be granted an Option. Each Independent Director of the Company shall be eligible to be granted Options at the times and in the manner set forth in Section 3.4(d).

    3.2 DISQUALIFICATION FOR STOCK OWNERSHIP. No person may be granted an Incentive Stock Option under this Plan if such person, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any then existing Subsidiary or parent corporation (within the meaning of Section 422 of the Code) unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code.

    3.3 QUALIFICATION OF INCENTIVE STOCK OPTIONS. No Incentive Stock Option shall be granted to any person who is not an Employee.

    3.4  GRANTING OF OPTIONS

    (a) The Committee shall from time to time, in its absolute discretion, and subject to applicable limitations of this Plan:

        (i) Determine which Employees are key Employees and select from among the key Employees or consultants (including Employees or consultants who have previously received Options under this Plan) such of them as in its opinion should be granted Options;

        (ii) Subject to the Award Limit, determine the number of shares to be subject to such Options granted to the selected key Employees or consultants;

       (iii) Subject to Section 3.3, determine whether such Options are to be Incentive Stock Options or Non-Qualified Stock Options and whether such Options are to qualify as performance-based compensation as described in
    Section 162(m)(4)(C) of the Code; and

        (iv) Determine the terms and conditions of such Options, consistent with this Plan; PROVIDED, HOWEVER, that the terms and conditions of Options intended to qualify as performance-based compensation as described in
    Section 162(m)(4)(C) of the Code shall include, but not be limited to, such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code.

                                     III-4

    (b) Upon the selection of a key Employee or consultant to be granted an Option, the Committee shall instruct the Chief Executive Officer of the Company to issue the Option and may impose such conditions on the grant of the Option as it deems appropriate. Without limiting the generality of the preceding sentence, the Committee may, in its discretion and on such terms as it deems appropriate, require as a condition on the grant of an Option to an Employee or consultant that the Employee or consultant surrender for cancellation some or all of the unexercised Options or other rights which have been previously granted to him under this Plan or otherwise. An Option, the grant of which is conditioned upon such surrender, may have an Option price lower (or higher) than the exercise price of such surrendered Option or other award, may cover the same (or a lesser or greater) number of shares as such surrendered Option or other award, may contain such other terms as the Committee deems appropriate, and shall be exercisable in accordance with its terms, without regard to the number of shares, price, exercise period or any other term or condition of such surrendered Option or other award.

    (c) Any Incentive Stock Option granted under this Plan may be modified by the Committee to disqualify such option from treatment as an "incentive stock option" under Section 422 of the Code.

    (d) During the term of the Plan, each person who is an Independent Director as of the date of the the Distribution automatically shall be granted (i) an Option to purchase three thousand (3,000) shares of Common Stock (subject to adjustment as provided in Section 7.3) on the 26th day after the Distribution and (ii) an Option to purchase one thousand (1,000) shares of Common Stock (subject to adjustment as provided in Section 7.3) on the date of each annual meeting of stockholders after such Distribution at which the Independent Director is reelected to the Board. During the term of the Plan, a person who is initially elected to the Board after the consummation of the Distribution and who is an Independent Director at the time of such initial election automatically shall be granted (i) an Option to purchase three thousand (3,000) shares of Common Stock (subject to adjustment as provided in Section 7.3) on the date of such initial election and (ii) an Option to purchase one thousand (1,000) shares of Common Stock (subject to adjustment as provided in Section 7.3) on the date of each annual meeting of stockholders after such initial election at which the Independent Director is reelected to the Board. In addition, the Board shall grant Options ("Replacement Options") to each Independent Director who is a member of the Board of Directors of Price Enterprises, Inc., a Delaware corporation ("PEI"), and whose PEI stock options terminate unexercised as a result of the Independent Director's resignation from such Board of Directors in order to become a member of the Board, in an amount and upon terms and conditions which provide the Independent Director with Replacement Options with a value which is comparable to the value of the terminated PEI options, as determined by the Board. Members of the Board who are employees of the Company who subsequently retire from the Company and remain on the Board will not receive an initial Option grant pursuant to clause (i) of the preceding sentence, but to the extent that they are otherwise eligible, will receive, after retirement from employment with the Company, Options as described in clause (ii) of the preceding sentence.

                                   ARTICLE IV
                                TERMS OF OPTIONS

    4.1 OPTION AGREEMENT. Each Option shall be evidenced by a written Stock Option Agreement, which shall be executed by the Optionee and an authorized officer of the Company and which shall contain such terms and conditions as the Committee (or the Board, in the case of Options granted to Independent Directors) shall determine, consistent with this Plan. Stock Option Agreements evidencing Options intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code. Stock Option Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

                                     III-5

    4.2 OPTION PRICE. The price per share of the shares subject to each Option shall be set by the Committee; PROVIDED, HOWEVER, that such price shall be no less than the par value of a share of Common Stock, unless otherwise permitted by applicable state law, and (i) in the case of Options intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code, such price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted; (ii) in the case of Incentive Stock Options such price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the
Code); (iii) in the case of Incentive Stock Options granted to an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation thereof (within the meaning of Section 422 of the Code), such price shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code); and (iv) in the case of Options granted to Independent Directors, such price shall equal 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted; PROVIDED, HOWEVER, that the price of each share subject to each Option granted to Independent Directors on the date of the Distribution shall equal the average of the trading price for the Common Stock for the twenty days commencing on the sixth day after the effective date of the Distribution.

    4.3 OPTION TERM. The term of an Option shall be set by the Committee in its discretion; PROVIDED, HOWEVER, that, (i) in the case of Options granted to Independent Directors, the term shall be ten (10) years from the date the Option is granted, without variation or acceleration hereunder, but subject to Section 5.6, and (ii) in the case of Incentive Stock Options, the term shall not be more than ten (10) years from the date the Incentive Stock Option is granted, or five
(5) years from such date if the Incentive Stock Option is granted to an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation thereof (within the meaning of Section 422 of the Code). Except as limited by requirements of Section 422 of the Code and regulations and rulings thereunder applicable to Incentive Stock Options, the Committee may extend the term of any outstanding Option in connection with any Termination of Employment or Termination of Consultancy of the Optionee, or amend any other term or condition of such Option relating to such a termination.

    4.4  OPTION VESTING

    (a) The period during which the right to exercise an Option in whole or in part vests in the Optionee shall be set by the Committee and the Committee may determine that an Option may not be exercised in whole or in part for a specified period after it is granted; PROVIDED, HOWEVER, that, unless the Committee otherwise provides in the terms of the Option or otherwise, no Option shall be exercisable by any Optionee who is then subject to Section 16 of the Exchange Act within the period ending six months and one day after the date the Option is granted; and PROVIDED, FURTHER, that Options granted to Independent Directors, other than Replacement Options, shall become exercisable in cumulative annual installments of 25% on each of the first, second, third and fourth anniversaries of the date of Option grant, without variation or acceleration hereunder except as provided in Section 7.3(b). At any time after grant of an Option, the Committee may, in its sole and absolute discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option (except an Option granted to an Independent Director) vests.

    (b) No portion of an Option which is unexercisable at Termination of Employment, Termination of Directorship or Termination of Consultancy, as applicable, shall thereafter become exercisable, except as may be otherwise provided by the Committee in the case of Options granted to Employees or consultants either in the Stock Option Agreement or by action of the Committee following the grant of the Option.

                                     III-6

    (c) To the extent that the aggregate Fair Market Value of stock with respect to which "incentive stock options" (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by an Optionee during any calendar year (under the Plan and all other incentive stock option plans of the Company and any parent or subsidiary corporation (within the meaning of Section 422 of the Code) of the Company) exceeds $100,000, such Options shall be treated as Non-Qualified Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options into account in the order in which they were granted. For purposes of this Section 4.4(c), the Fair Market Value of stock shall be determined as of the time the Option with respect to such stock is granted.

    4.5 CONSIDERATION. In consideration of the granting of an Option, the Optionee shall agree, in the written Stock Option Agreement, to remain in the employ of (or to consult for or to serve as an Independent Director of, as applicable) the Company or any Subsidiary for a period of at least six months (or such shorter period as may be fixed in the Stock Option Agreement or by action of the Committee following grant of the Option) after the Option is granted (or, in the case of an Independent Director, until the next annual meeting of stockholders of the Company). Nothing in this Plan or in any Stock Option Agreement hereunder shall confer upon any Optionee any right to continue in the employ of, or as a consultant for, the Company or any Subsidiary, or as a director of the Company, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which are hereby expressly reserved, to discharge any Optionee at any time for any reason whatsoever, with or without good cause.

                                   ARTICLE V
                              EXERCISE OF OPTIONS

    5.1 PARTIAL EXERCISE. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Committee (or the Board, in the case of Options granted to Independent Directors) may require that, by the terms of the Option, a partial exercise be with respect to a minimum number of shares.

    5.2 MANNER OF EXERCISE. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company or his office:

    (a) A written notice complying with the applicable rules established by the Committee (or the Board, in the case of Options granted to Independent Directors) stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Optionee or other person then entitled to exercise the Option or such portion of the Option;

    (b) Such representations and documents as the Committee (or the Board, in the case of Options granted to Independent Directors), in its absolute discretion, deems necessary or advisable to effect compliance with all appli-cable provisions of the Securities Act of 1933, as amended, and any other federal or state securities laws or regulations. The Committee or Board may, in its absolute discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

    (c) In the event that the Option shall be exercised pursuant to Section 7.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option; and

    (d) Full cash payment to the Secretary of the Company for the shares with respect to which the Option, or portion thereof, is exercised. However, the Committee (or the Board, in the case of Options granted to Independent Directors), may in its discretion (i) allow a delay in payment up to thirty (30) days from the date the Option, or portion thereof, is exercised; (ii) allow payment, in whole or in part, through the delivery of shares of Common Stock owned by the Optionee, duly endorsed for transfer to the

                                     III-7

Company with a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof; (iii) allow payment, in whole or in part, through the surrender of shares of Common Stock then issuable upon exercise of the Option having a Fair Market Value on the date of Option exercise equal to the aggregate exercise price of the Option or exercised portion thereof; (iv) allow payment, in whole or in part, through the delivery of property of any kind which constitutes good and valuable consideration; (v) allow payment, in whole or in part, through the delivery of a full recourse promissory note bearing interest (at no less than such rate as shall then preclude the imputation of interest under the Code) and payable upon such terms as may be prescribed by the Committee or the Board; (vi) allow payment, in whole or in part, through the delivery of a notice that the Optionee has placed a market sell order with a broker with respect to shares of Common Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; or (vii) allow payment through any combination of the consideration provided in the foregoing subparagraphs (ii),
(iii), (iv), (v) and (vi). In the case of a promissory note, the Committee (or the Board, in the case of Options granted to Independent Directors) may also prescribe the form of such note and the security to be given for such note. The Option may not be exercised, however, by delivery of a promissory note or by a loan from the Company when or where such loan or other extension of credit is prohibited by law.

    5.3 CONDITIONS TO ISSUANCE OF STOCK CERTIFICATES. The Company shall not be required to issue or deliver any certificate or certificates for shares of stock purchased upon the exercise of any Option or portion thereof prior to fulfillment of all of the following conditions, any one of which may be issued by the Company, in its discretion:

    (a) The admission of such shares to listing on all stock exchanges on which such class of stock is then listed;

    (b) The completion of any registration or other qualification of such shares under any state or federal law, or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body which the Committee or Board shall, in its absolute discretion, deem necessary or advisable;

    (c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee (or Board, in the case of Options granted to Independent Directors) shall, in its absolute discretion, determine to be necessary or advisable;

    (d) The lapse of such reasonable period of time following the exercise of the Option as the Committee (or Board, in the case of Options granted to Independent Directors) may establish from time to time for reasons of administrative convenience; and

    (e) Subject to Section 5.2(d), the receipt by the Company of full payment for such shares, including payment of any applicable withholding tax.

    5.4 RIGHTS AS STOCKHOLDERS. The holders of Options shall not be, nor have any of the rights or privileges of, stockholders of the Company in respect of any shares purchasable upon the exercise of any part of an Option unless and until certificates representing such shares have been issued by the Company to such holders.

    5.5 OWNERSHIP AND TRANSFER RESTRICTIONS. The Committee (or Board, in the case of Options granted to Independent Directors), in its absolute discretion, may impose such restrictions on the ownership and transferability of the shares purchasable upon the exercise of an Option as it deems appropriate. Any such restriction shall be set forth in the respective Stock Option Agreement and may be referred to on the certificates evidencing such shares. The Committee may require the Employee to give the Company prompt notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option within
(i) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Employee or (ii) one year

                                     III-8
after the transfer of such shares to such Employee. The Committee may direct that the certificates evidencing shares acquired by exercise of an Option refer to such requirement to give prompt notice of disposition.

    5.6  LIMITATIONS ON EXERCISE OF OPTIONS GRANTED TO INDEPENDENT
DIRECTORS. No Option granted to an Independent Director may be exercised to any extent by anyone after the first to occur of the following events:

    (a) The expiration of twelve (12) months from the date of the Optionee's death;

    (b) the expiration of twelve (12) months from the date of the Optionee's Termination of Directorship by reason of his permanent and total disability (within the meaning of Section 22(e)(3) of the Code);

    (c) the expiration of three (3) months from the date of the Optionee's Termination of Directorship for any reason other than such Optionee's death or his permanent and total disability, unless the Optionee dies within said three-month period; or

    (d) The expiration of ten years from the date the Option was granted.

                                   ARTICLE VI
                                 ADMINISTRATION

    6.1 COMPENSATION COMMITTEE. The Compensation Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under this Plan) shall consist solely of two or more Independent Directors appointed by and holding office at the pleasure of the Board, each of whom is both a "non-employee director" as defined by Rule 16b-3 and an "outside director" for purposes of Section 162(m) of the Code. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may be filled by the Board.

    6.2 DUTIES AND POWERS OF COMMITTEE. It shall be the duty of the Committee to conduct the general administration of this Plan in accordance with its provisions. The Committee shall have the power to interpret this Plan and the agreements pursuant to which Options are granted or awarded, and to adopt such rules for the administration, interpretation, and application of this Plan as are consistent therewith and to interpret, amend or revoke any such rules. Notwithstanding the foregoing, the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Options granted to Independent Directors. Any such grant or award under this Plan need not be the same with respect to each Optionee. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under this Plan except with respect to matters which under Rule 16b-3 or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee.

    6.3 MAJORITY RULE; UNANIMOUS WRITTEN CONSENT. The Committee shall act by a majority of its members in attendance at a meeting at which a quorum is present or by a memorandum or other written instrument signed by all members of the Committee.

    6.4 COMPENSATION; PROFESSIONAL ASSISTANCE; GOOD FAITH ACTIONS. Members of the Committee shall receive such compensation, if any, for their services as members as may be determined by the Board. All expenses and liabilities which members of the Committee incur in connection with the administration of this Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers, or other persons. The Committee, the Company and the Company's officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee

                                     III-9
or the Board in good faith shall be final and binding upon all Optionees, the Company and all other interested persons. No members of the Committee or Board shall be personally liable for any action, determination or interpretation made in good faith with respect to this Plan or Options, and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.

                                  ARTICLE VII
                            MISCELLANEOUS PROVISIONS

    7.1 NOT TRANSFERABLE. Options under this Plan may not be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution or pursuant to a QDRO, unless and until such options have been exercised, or the shares underlying such options have been issued, and all restrictions applicable to such shares have lapsed. No Option or interest or right therein shall be liable for the debts, contracts or engagements of the Optionee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

    During the lifetime of the Optionee, only he may exercise an Option (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to a QDRO. After the death of the Optionee, any exercisable portion of an Option may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Stock Option Agreement or other agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Optionee's will or under the then applicable laws of descent and distribution.

    7.2 AMENDMENT, SUSPENSION OR TERMINATION OF THIS PLAN. Except as otherwise provided in this Section 7.2, this Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, without approval of the Company's stockholders given within twelve months before or after the action by the Board or the Committee, no action of the Board or the Committee may, except as provided in Section 7.3, increase the limits imposed in Section 2.1 on the maximum number of shares which may be issued under this Plan, and no action of the Board or the Committee may be taken that would otherwise require stockholder approval as a matter of applicable law, regulation or rule. Furthermore, no modification of the Award Limit shall be effective prior to the approval of the Company's stockholders. No amendment, suspension or termination of this Plan shall, without the consent of the holder of Options, alter or impair any rights or obligations under any Options theretofore granted or awarded, unless the award itself otherwise expressly so provides. No Options may be granted or awarded during any period of suspension or after termination of this Plan, and in no event may any Incentive Stock Option be granted under this Plan after the first to occur of the following events:

    (a) The expiration of ten years from the date the Plan is adopted by the Board; or

    (b) The expiration of ten years from the date the Plan is approved by the Company's stockholders under Section 7.4.

    7.3 CHANGES IN COMMON STOCK OR ASSETS OF THE COMPANY, ACQUISITION OR LIQUIDATION OF THE COMPANY AND OTHER CORPORATE EVENTS.

    (a) Subject to Section 7.3(d), in the event that the Committee (or the Board, in the case of Options granted to Independent Directors) determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, reclassification, stock split,

                                     III-10
reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company (including, but not limited to, a Corporate Transaction), or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, in the Committee's sole discretion (or in the case of Options granted to Independent Directors, the Board's sole discretion), affects the Common Stock such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an Option, then the Committee (or the Board, in the case of Options granted to Independent Directors) shall, in such manner as it may deem equitable, adjust any or all of

        (i) the number and kind of shares of Common Stock (or other securities or property) with respect to which Options may be granted under the Plan, (including, but not limited to, adjustments of the limitations in Section
    2.1 on the maximum number and kind of shares which may be issued and adjustments of the Award Limit),

        (ii) the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Options, and

       (iii) the grant or exercise price with respect to any Option.

    (b) Subject to Section 7.3(d), in the event of any Corporate Transaction or other transaction or event described in Section 7.3(a) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations, or accounting principles, the Committee (or the Board, in the case of Options granted to Independent Directors) in its discretion is hereby authorized to take any one or more of the following actions whenever the Committee (or the Board, in the case of Options granted to Independent Directors) determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any option under this Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

        (i) In its sole and absolute discretion, and on such terms and conditions as it deems appropriate, the Committee (or the Board, in the case of Options granted to Independent Directors) may provide, either by the terms of the agreement or by action taken prior to the occurrence of such transaction or event and either automatically or upon the optionee's request, for either the purchase of any such Option for an amount of cash equal to the positive difference, if any, between the amount that could have been obtained upon the exercise of such Option and the exercise price of such Option, or realization of the optionee's rights had such Option been currently exercisable or payable or fully vested or the replacement of such Option with other rights or property selected by the Committee (or the Board, in the case of Options granted to Independent Directors) in its sole discretion;

        (ii) In its sole and absolute discretion, and on such terms and conditions as it deems appropriate, the Committee (or the Board, in the case of Options granted to Independent Directors) may provide, either by the terms of such Option or by action taken prior to the occurrence of such transaction or event, that for a specified period of time prior to such transaction or event, such Option shall be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in (i) Section 4.4 or (ii) the provisions of such Option;

       (iii) In its sole and absolute discretion, and on such terms and conditions as it deems appropriate, the Committee (or the Board, in the case of Options granted to Independent Directors) may provide, either by the terms of such Option or by action taken prior to the occurrence of such transaction or event, that upon such event, such Option be assumed by the successor or survivor corporation, or a

                                     III-11
    parent or subsidiary thereof, or shall be substituted for by similar Options covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; and

        (v) In its sole and absolute discretion, and on such terms and conditions as it deems appropriate, the Committee (or the Board, in the case of Options granted to Independent Directors) may make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Options and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Options and Options which may be granted in the future.

    (c) Subject to Section 7.3(d) and 7.8, the Committee (or the Board, in the case of Options granted to Independent Directors) may, in its discretion, include such further provisions and limitations in any Option as it may deem equitable and in the best interests of the Company.

    (d) With respect to Options which are granted to Section 162(m) Participants and are intended to qualify as performance-based compensation under Section 162(m)(4)(C), no adjustment or action described in this Section 7.3 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code or would cause such option to fail to so qualify under Section 162(m)(4)(C), as the case may be, or any successor provisions thereto. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Committee (or the Board, in the case of Options granted to Independent Directors) determines that the option is not to comply with such exemptive conditions. The number of shares of Common Stock subject to any option shall always be rounded to the next whole number.

    7.4 APPROVAL OF PLAN BY STOCKHOLDERS. This Plan will be submitted for the approval of the Company's stockholders within twelve months after the date of the Board's initial adoption of this Plan. Options may be granted prior to such stockholder approval, provided that such Options shall not be exercisable prior to the time when this Plan is approved by the stockholders, and provided further that if such approval has not been obtained at the end of said twelve-month period, all Options previously granted under this Plan shall thereupon be canceled and become null and void.

    7.5 TAX WITHHOLDING. The Company shall be entitled to require payment in cash or deduction from other compensation payable to each Optionee of any sums required by federal, state or local tax law to be withheld with respect to the issuance, vesting, exercise or payment of any Option. The Committee (or the Board, in the case of Options granted to Independent Directors) may in its discretion and in satisfaction of the foregoing requirement allow such Optionee to elect to have the Company withhold shares of Common Stock otherwise issuable under such Option (or allow the return of shares of Common Stock) having a Fair Market Value equal to the sums required to be withheld.

    7.6 LOANS. The Committee may, in its discretion, extend one or more loans to key Employees in connection with the exercise or receipt of an Option granted under this Plan. The terms and conditions of any such loan shall be set by the Committee.

    7.7 FORFEITURE PROVISIONS. Pursuant to its general authority to determine the terms and conditions applicable to awards under the Plan, the Committee (or the Board, in the case of Options granted to Independent Directors) shall have the right (to the extent consistent with the applicable exemptive conditions of Rule 16b-3) to provide, in the terms of Options made under the Plan, or to require the recipient to agree by separate written instrument, that (i) any proceeds, gains or other economic benefit actually or constructively received by the recipient upon any receipt or exercise of an Option, or upon the receipt or resale of any Common Stock underlying such Option, must be paid to the Company, and (ii) the Option shall terminate and any unexercised portion of such Option (whether or not vested) shall be forfeited, if (a) a Termination of Employment, Termination of Consultancy or Termination of Directorship

                                     III-12
occurs prior to a specified date, or within a specified time period following receipt or exercise of the Option, or (b) the recipient at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Committee (or the Board, as applicable).

    7.8 LIMITATIONS APPLICABLE TO SECTION 16 PERSONS AND PERFORMANCE-BASED COMPENSATION. Notwithstanding any other provision of this Plan, this Plan, and any Option granted to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Options granted hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule. Furthermore, notwithstanding any other provision of this Plan, any Option which is granted to a Section 162(m) Participant and is intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as performance-based compensation as described in
Section 162(m)(4)(C) of the Code, and this Plan shall be deemed amended to the extent necessary to conform to such requirements.

    7.9 EFFECT OF PLAN UPON OPTIONS AND COMPENSATION PLANS. The adoption of this Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in this Plan shall be construed to limit the right of the Company (i) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary or (ii) to grant or assume options or other rights otherwise than under this Plan in connection with any proper corporate purpose including but not by way of limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

    7.10 COMPLIANCE WITH LAWS. This Plan, the granting and vesting of Options under this Plan and the issuance and delivery of shares of Common Stock and the payment of money under this Plan or under Options granted hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under this Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Options granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

    7.11 TITLES. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Plan.

    7.12 GOVERNING LAW. This Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof.

                                     * * *

    I hereby certify that the foregoing Plan was duly adopted by the Board of
Directors of PriceSmart, Inc. on               , 1997.

    Executed on this   day of             , 1997.

                                          --------------------------------------

                                                        Secretary

                                     III-13